Exhibit 10.4

CREDIT AGREEMENT

dated as of October 28, 2013

among

GLP FINANCING, LLC,
 as the Borrower,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, L/C Issuer and Swingline Lender,

and

The Other Lenders Party Hereto

J.P. MORGAN SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED AND MANUFACTURERS & TRADERS TRUST COMPANY,
as Joint Physical Bookrunners

and

J.P. MORGAN SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED, MANUFACTURERS & TRADERS TRUST COMPANY,

 CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, FIFTH THIRD BANK, GOLDMAN SACHS BANK USA, NOMURA SECURITIES INTERNATIONAL, INC. RBS SECURITIES INC., SUNTRUST ROBINSON HUMPHREY, INC., UBS SECURITIES LLC, AND WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers

i

SCHEDULES

Schedule 1.01(a)	Certain Addresses for Notices
Schedule 1.01(b)	Initial Commitments and Applicable Percentages
Schedule 1.01(c)	Disqualified Lenders
Schedule 1.01(d)	Initial Eligible Ground Leases
Schedule 1.01(e)	Master Lease Property Values
Schedule 1.01(f)	Original Master Lease Properties
Schedule 1.01(g)	Closing Date Real Properties
Schedule 1.01(h)	Senior Unsecured Notes Funding Date Real Properties
Schedule 2.06(b)	Revolving Bridge Commitments
Schedule 4.01(l)	Closing Date Real Estate Properties
Schedule 5.06	Judgments, Actions, Proceedings
Schedule 5.19	Subsidiaries
Schedule 7.01	Permitted Indebtedness and Guarantees
Schedule 7.02	Permitted Security Interests
Schedule 7.08	Investments

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Compliance Certificate
Exhibit C-1	Form of Loan Notice
Exhibit C-2	Form of Swingline Loan Notice
Exhibit D-1	Form of Revolving Note
Exhibit D-2	Form of Swingline Note
Exhibit D-3	Form of Term Note
Exhibit E-1	Form of Borrower’s Officer’s Certificate
Exhibit E-2	Form of Parent’s Officer’s Certificate
Exhibit F-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G	Form of Solvency Certificate
Exhibit H	Form of Guaranty
Exhibit I	Form of Master Lease
Exhibit J	Form of Master Lease Guaranty
Exhibit K	Form of Articles of Merger of GLP Capital, L.P. and GLP Financing, LLC
Exhibit L	Form of GLP Capital Assumption Agreement
Exhibit M	Form of Employee Matters Agreement
Exhibit N	Form of Separation and Distribution Agreement
Exhibit O	Form of Tax Matters Agreement
Exhibit P	Form of Transition Services Agreement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of October 28, 2013 (as amended, restated, amended and restated, supplemented and otherwise modified from time to time, this “Agreement”), among GLP Financing, LLC, a Pennsylvania limited liability company (together with its successors, the “Borrower”), each Lender from time to time party hereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS

WHEREAS, the Borrower has requested that the Lenders, the Swingline Lender and the L/C Issuer provide revolving credit and term loan facilities and other financial accommodations to the Borrower for the purposes set forth herein; and

WHEREAS, the Lenders, the Swingline Lender and the L/C Issuer have agreed to provide such revolving credit and term loan facilities and such other financial accommodations to the Borrower on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01                            Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Act” has the meaning specified in Section 10.18.

“Additional Lender” has the meaning specified in Section 2.16(e).

“Additional Revolving Commitment” has the meaning specified in Section 2.16(a).

“Additional Term Loan Commitment” has the meaning specified in Section 2.16(a).

“Additional Term Loans” has the meaning specified in Section 2.16(a).

“Adjusted Net Operating Income” means, for any Test Period, with respect to the Master Lease Properties or any other group of related properties or any property, without duplication and determined on a consistent basis with prior periods to the extent applicable, (a) rents and other revenues received in the ordinary course from such Master Lease Properties or group of properties or property (including proceeds of rent loss or business interruption insurance and any operating revenue produced by a Gaming Facility, hotel facility or other property operated by Parent or any of its Subsidiaries) minus (b) all expenses paid (excluding interest and income taxes) related to the ownership (or leasing), operation or maintenance of the Master Lease Properties, such group of properties or such property, as the case may be, including but not limited to property taxes, assessments and similar charges, insurance costs, rent, utilities, payroll costs, maintenance, repair and opening expenses, marketing expenses and general and administrative expenses, in each case, relating to such Master Lease Properties or group of related properties or other property, as applicable, on a standalone basis (and excluding (i) losses, to the extent covered by insurance and actually reimbursed or otherwise paid by the applicable insurer, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed or paid by the applicable insurer and only to the extent that such amount is (x) not denied by the applicable carrier in writing within 180 days and (y) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days) and (ii) payment or provision for debt service charges, income taxes and depreciation, amortization and other non-cash expenses) minus (c) the Capital Expenditure Reserve for such property, in each case, for such Test Period; provided that to the extent such expenses are required to be paid by the Tenant under the Master Lease or any other Person that is a lessee or operator of any such property, such expenses will not be subtracted (except to the extent such payment is included as rent or other revenue under clause (a) above); provided, further, that for any property (including any property which is part of the Master Lease Properties or a group of related properties) which has not been owned or leased by Borrower or any of its Subsidiaries for four consecutive fiscal quarters for which financial results are available, or is in operation but has not been operational for four consecutive fiscal quarters for which financial results are available, or was previously a Development Property or Redevelopment Property that is operational but has not been in operation for four consecutive fiscal quarters for which financial results are available, so long as at least one full fiscal quarter of financial results are available, the Adjusted Net Operating Income for the period that such property has been so owned or leased, or operational, shall be annualized over a full four-quarter period, based on the results of the full fiscal quarters that are available as of the date of determination; provided, further, still, that (A) for the fiscal quarter ended (1) June 30, 2013, Adjusted Net Operating Income shall be deemed to be $109.3 million, (2) March 31, 2013, Adjusted Net Operating Income shall be deemed to be $109.3 million, (3) December 31, 2012, Adjusted Net Operating Income shall be deemed to be $109.3 million, and (4) September 30, 2012, Adjusted Net Operating Income shall be deemed to be $109.3 million and (B) for the period from June 30, 2013, through the date of the Spin-Off, Adjusted Net Operating Income shall be determined as if the Master Lease had been in effect throughout such period, and the Spin-Off occurred at the beginning of such period, as reasonably determined by a Responsible Officer.

“Adjusted Unrestricted Cash” means the excess of unrestricted cash and Cash Equivalents on hand of Parent and its Subsidiaries over $20,000,000.

“Administrative Agent” has the meaning specified in the introductory paragraph hereto.

“Administrative Agent’s Office” means the Administrative Agent’s address and account set forth on Schedule 1.01(a) or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form approved by the Administrative Agent from time to time.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, on and after the consummation of the Spin-Off, neither PNGI nor any of its Subsidiaries shall constitute an Affiliate of Parent, the Borrower or any of their respective Subsidiaries.

“Agent” shall mean any of Administrative Agent, the Bookrunners and the Arrangers.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Parent, the Borrower or their Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means (a) in respect of any Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of such Term Facility represented by the outstanding principal amount of such Term Lender’s Term Loans under such Term Facility at such time; (b) in respect of any Revolving Facility or Facilities, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of such Revolving Facility or Revolving Facilities represented by such Revolving Lender’s Revolving Commitment under such Revolving Facility or Revolving Facilities at such time, subject to adjustment as provided in Section 2.15. If the Revolving Commitments of all of the Revolving Lenders to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender in respect of any Revolving Facility or Revolving Facilities shall be determined based on the Applicable Percentage of such Revolving Lender in respect of such Revolving Facility or Revolving Facilities most recently in effect, giving effect to any subsequent assignments. The Applicable Percentage of each Lender in respect of each Facility is initially as set forth opposite the name of such Lender on Schedule 1.01(b) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.16, as applicable.

“Applicable Rate” means for each Class of Loans or Commitments, (a) for any day prior to the day that is three months after the Closing Date, the rate per annum set forth at Level 4 below and (b) from and after the day that is three months after the Closing Date, the rate per annum set forth below (or in the applicable Incremental Facility Amendment or Extension Amendment) opposite the applicable Pricing Level then in effect (corresponding to the Credit Ratings in effect from time to time as shown below), it being understood that the Applicable Rate for (a) Revolving Loans that are Eurodollar Rate Loans shall be the percentage set forth under the columns “Revolving Loans” and “Eurodollar Rate”, (b) Revolving Loans that are Base Rate Loans and Swingline Loans shall be the percentage set forth under the columns “Revolving Loans” and “Base Rate”, (c) portions of Term Loans comprised of Eurodollar Rate Loans shall be the percentage set forth under the columns “Term Loan” and “Eurodollar Rate”, (d) portions of Term Loans comprised of Base Rate Loans shall be the percentage set forth under the columns “Term Loan” and “Base Rate” and (e) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”.

Applicable Rate
		Revolving Loans		Term Loans
Pricing Level	Credit Rating	Eurodollar Rate	Base Rate	Eurodollar Rate	Base Rate	Commitment Fee
Level 1	> BBB+ from S&P or Baa1 from Moody’s	1.00%	0.00%	1.00%	0.00%	0.15%
Level 2	BBB from S&P or Baa2 from Moody’s	1.25%	0.25%	1.25%	0.25%	0.20%
Level 3	BBB- from S&P or Baa3 from Moody’s	1.50%	0.50%	1.50%	0.50%	0.25%
Level 4	BB+ from S&P or Ba1 from Moody’s	1.75%	0.75%	1.75%	0.75%	0.30%
Level 5	< BB+ from S&P or Ba1 from Moody’s	2.00%	1.00%	2.00%	1.00%	0.35%

For purposes of the foregoing,

(a)                       if the Credit Ratings established by the Rating Agencies shall fall within different Pricing Levels, then the Applicable Rate shall be based on the higher of such Credit Ratings; provided, that if the lower Credit Rating is more than one notch lower than the higher Credit Rating, the Applicable Rate shall be based on the average of such Credit Ratings; provided that if the average of such Credit Ratings is not a recognized rating level, the Applicable Rate shall be based on the rating level that is immediately above such average;

(b)                       if at any time the Facilities shall fail to be rated by at least one of the Rating Agencies, then Level 5 shall be deemed applicable for the period commencing one (1) Business Day after the date that the Facilities cease to be so rated and ending on the date which is one (1) Business Day after the Facilities are again rated by either or both of the Rating Agencies, after which the Pricing Level shall be determined in accordance with the table above, as applicable; and

(c)                        adjustments, if any, to the Pricing Level then in effect shall be effective one (1) Business Day after the day that a change in a Credit Rating requiring such adjustment is first announced by the applicable Rating Agency  (it being understood and agreed that each change in Pricing Level shall apply during the period commencing on the effective date of such change and on the date immediately preceding the effective date of the next such change).

“Applicable Revolving Percentage” means, with respect to any Revolving Lender at any time, such Revolving Lender’s Applicable Percentage in respect of all Revolving Facilities under which there are outstanding Revolving Commitments at such time.

“Appropriate Lender” means, at any time, (a) with respect to any Facility, a Lender that has a Commitment with respect to such Facility or holds a Loan under such Facility at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03, the Revolving Lenders and (c) with respect to the Swingline Sublimit, (i) the Swingline Lender and (ii) if any Swingline Loans are outstanding pursuant to Section 2.04(a), the Revolving Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Manufacturers & Traders Trust Company, Credit Agricole Corporate and Investment Bank, Fifth Third Bank, Goldman Sachs Bank USA, Nomura Securities International, Inc. RBS Securities Inc., SunTrust Robinson Humphrey, Inc. UBS Securities LLC, and Wells Fargo Securities, LLC, in their capacities as joint lead arrangers hereunder.

“Asset Value” means, as of any date of determination, the sum of: (a) in the case of any Income Property (or group of Income Properties, including, without limitation, the Master Lease Properties), the Capitalized Value of such Income Property (or group of Income Properties) as of such date; provided, however, that (except with respect to the Original Master Lease Properties, the Ohio Development Facilities, the Perryville Casino and the Baton Rouge Casino) the Asset Value of each Income Property (or group of Income Properties) (other than a former Development Property or Redevelopment Property) during the first four complete fiscal quarters of Parent following the date of acquisition thereof, shall be the greater of (i) the acquisition price thereof or (ii) the Capitalized Value thereof or, if results of one full fiscal quarter after the acquisition thereof are not available with respect to such Income Property (or group of Income Properties), the acquisition price thereof (and after results of one full fiscal quarter after the acquisition thereof are available, the Capitalized Value thereof may be determined by annualizing such results as provided in the definition of “Adjusted Net Operating Income”); provided, further, that an adjustment shall be made to the Asset Value of any Income Property (in an amount reasonably determined by the Borrower) as new Tenancy Leases are entered into or existing Tenancy Leases terminate or expire in respect of such Income Property, (b) in the case of any Development Property or Redevelopment Property (or former Development Property or Redevelopment Property) prior to the date when financial results for at least one complete fiscal quarter following completion or opening of the applicable development project are available, 100% of the book value (determined in accordance with GAAP but determined without giving effect to any depreciation) of any such Development Property or Redevelopment Property (or former Development Property or Redevelopment Property) owned or leased as of such date of determination and (c) 100% of the book value (determined in accordance with GAAP) of any undeveloped land owned or leased as of such date of determination; provided that, with respect to the Original Master Lease Properties, the Ohio Development Facilities, the Perryville Casino and the Baton Rouge Casino, for the fiscal quarter ended June 30, 2013, Asset Value shall be deemed to be $4,881.0 million.  Notwithstanding the foregoing, for the fiscal quarter ended September 30, 2013 and thereafter, for any period prior to the completion of four fiscal quarters commencing after the Closing Date, Asset Value shall be determined as if the Master Lease had been in effect throughout such period and as if the Ohio Development Facilities, the Perryville Casino and the Baton Rouge Casino had been owned or leased by the Borrower throughout such period, and the Spin-Off occurred at the beginning of such fiscal period, in each case, as reasonably determined by a Responsible Officer (it being understood that for any fiscal quarters ended on or prior to June 30, 2013, Capitalized Value for purposes of clause (a) of this definition shall be determined based on the Adjusted Net Operating Income set forth for such fiscal quarter in the final proviso to the definition of Adjusted Net Operating Income).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP (based on GAAP as in effect on the Closing Date).

“Availability Period” means (a) in respect of the Closing Date Revolving Commitments, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Closing Date Revolving Facility, (ii) the date of termination of such Revolving Commitments pursuant to Section 2.06 and (iii) the date of termination of the Revolving Commitment of each Revolving Lender to make Revolving Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02 and (b) in respect of any other Class of Revolving Commitments, the period from and including the date such Class of Revolving Commitments is established to the earliest of (i) the maturity date set forth in the applicable Extension Amendment or Incremental Facility Amendment, (ii) the date of termination of such Revolving Commitments pursuant to Section 2.06 and (iii) the date of termination of the Revolving Commitment of each Revolving Lender to make Revolving Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Available Equity Amount” shall mean, on any date, the aggregate amount of Net Equity Proceeds received in respect any issuance of Equity Interests by the Person (without duplication in the case of Net Equity Proceeds of an issuance of Equity Interests by Parent that are used by Parent to purchase Equity Interests of the Borrower or are contributed to the Borrower) consummating such Equity Issuance after the Closing Date and on or prior to such date to the extent not previously applied, or simultaneously being applied, to any Investment pursuant to Section 7.06(l).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one-half percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by JPMorgan Chase Bank, N.A. as its “prime rate,” and (c) the Eurodollar Rate plus one percent (1.00%). The “prime rate” is a rate set by JPMorgan Chase Bank, N.A. based upon various factors including JPMorgan Chase Bank, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by JPMorgan Chase Bank, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Loan or a Term Loan that bears interest based on the Base Rate.

“Basel III” means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004.

“Baton Rouge Casino” means the Hollywood Casino Baton Rouge.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and 13d-5 under the Exchange Act.

“Bookrunners” means, collectively, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Manufacturers & Traders Trust Company, in their capacities as joint physical bookrunners hereunder.

“Borrower” has the meaning specified in the introductory paragraph hereto; provided, that, after the consummation of the Borrower Merger, “Borrower” shall mean GLP Capital.

“Borrower Materials” has the meaning specified in Section 6.01.

“Borrower Merger” means the merger of GLP Financing with and into GLP Capital, with GLP Capital surviving the merger in accordance with the articles of merger attached hereto as Exhibit K (with such changes thereto as are reasonably acceptable to Administrative Agent).

“Borrowing” means a Revolving Borrowing, a Swingline Borrowing or a Term Borrowing, as the context may require.

“Business Day” shall mean any day, except a Saturday or Sunday, (a) on which commercial banks are not authorized or required to close in New York, New York and (b) if such day relates to a borrowing of, a payment or prepayment of principal or interest on, a continuation or conversion of or into, or an Interest Period for, a Eurodollar Rate Loan or a notice by Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion or Interest Period, that is also a London Banking Day.

“Capital Expenditure Reserve” means with respect to any property not subject to a triple net lease that requires the Operator (or any other Person other than Parent and its Subsidiaries) to pay for all capital expenditures relating to such property, an amount equal to 3% of the aggregate net revenues for such property for the applicable Test Period.

“Capitalized Lease” means any lease, the obligations to pay rent or other amounts under which constitute Capitalized Lease Obligations; provided that any lease that is accounted for by any Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by any Person may, in the sole discretion of the Borrower, be accounted for as an operating lease for purposes of this Agreement (and shall not constitute a Capitalized Lease).

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP; provided that any lease that is accounted for by any Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by any Person may, in the sole discretion of the Borrower, be accounted for as an operating lease for purposes of this Agreement (and the obligations of such Person thereunder shall not constitute Capitalized Lease Obligations).

“Capitalized Value” means, with respect to the Master Lease Properties or any other group of related properties or any other property as of any date of determination, the Adjusted Net Operating Income of the Master Lease Properties or such other group of related properties or such property, as the case may be, for the Test Period ending on such date of determination divided by 9.0%.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer or the Lenders, as collateral for L/C Obligations, the Obligations, or obligations of the Revolving Lenders to fund participations in respect of L/C Obligations, (a) cash or deposit account balances, (b) backstop letters of credit entered into on customary terms, from issuers reasonably satisfactory to the Administrative Agent and the L/C Issuer and in amounts equal to 103% of the applicable L/C Obligations and/or (c) if the Administrative Agent and the L/C Issuer and the

Borrower shall agree, other credit support, in each case, in Dollars and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Equivalents”  means, for any Person: (a) direct obligations of the United States, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States, or by any agency thereof, in either case maturing not more than one year from the date of acquisition thereof by such Person; (b) time deposits, certificates of deposit or bankers’ acceptances (including eurodollar deposits) issued by (i) any bank or trust company organized under the laws of the United States or any state thereof and having capital, surplus and undivided profits of at least $500,000,000 that is assigned at least a “B” rating by Thomson Financial BankWatch or (ii) any Lender or bank holding company owning any Lender (in each case, at the time of acquisition); (c) commercial paper (i) issued by any Lender or banking holding company owning any Lender or (ii) rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s, respectively, in each case, maturing not more than one year from the date of acquisition thereof by such Person (in each case, at the time of acquisition); (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clauses (a) above or (e) below entered into with a bank meeting the qualifications described in clause (b) above (in each case, at the time of acquisition); (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof or by any foreign government, and rated at least “A” by S&P or “A” by Moody’s (in each case, at the time of acquisition); (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) above (in each case, at the time of acquisition); (g) money market mutual funds that invest primarily in the foregoing items (determined at the time such investment in such fund is made); or (h) solely with respect to any Foreign Subsidiary, (i) marketable direct obligations issued by, or unconditionally guaranteed by, the country in which such Foreign Subsidiary maintains its chief executive office or principal place of business, or issued by any agency of such country and backed by the full faith and credit of such country, in each case maturing within one year from the date of acquisition, so long as the indebtedness of such country is rated at least “A” or the equivalent thereof by S&P or “A2” or the equivalent thereof by Moody’s (in each case, at the time of acquisition), (ii) time deposits, certificates of deposit or bankers’ acceptances issued by any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, or payable to a Subsidiary promptly following demand and maturing within one year of the date of acquisition and (iii) other customarily utilized high-quality or cash equivalent-type Investments in the country where such Foreign Subsidiary maintains its chief executive office or principal place of business.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) prior to the Spin-Off, PNGI shall cease to be Beneficial Owner of 100% of the Voting Stock of Parent and the Borrower, (b) following the Spin-Off, any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner of Voting Stock representing more than 40% of the voting power of the total outstanding Voting Stock of Parent entitled to vote in an election of directors of Parent, (c) following the Spin-Off (after giving effect thereto), the occupation of a majority of the seats (other than vacant seats) on the board of directors of Parent by Persons who were neither (i) directors on the date of the Spin-Off, (ii) nominated by an act of a majority of the board of directors of Parent or (iii) appointed by directors of Parent constituting a majority of the board of directors of Parent at the time of such appointment, (d) (i) Parent shall cease to own, either directly or  through one or more of its Wholly-Owned Subsidiaries, more than 50% of the Borrower’s Equity Interests or (ii) Parent or one of Parent’s Wholly-Owned Subsidiaries shall cease to be the sole general partner of Borrower, (e) from and after the date of the Spin-Off, the Borrower shall cease to be the landlord under the Master Lease or (f) any “change of control” or similar event shall occur under the Senior Unsecured Notes or any other Indebtedness (other than Non-Recourse Indebtedness) of Parent or Borrower with an aggregate principal amount of $75,000,000 or more (excluding any “change of control” under any such Indebtedness of an acquisition target that occurs as a result of the consummation of such acquisition).

“Class” means, when used with respect to Loans or Commitments, each of the following classes of Loans or Commitments:  (a) Revolving Loans incurred pursuant to the Closing Date Revolving Commitments and any Loans made pursuant to Increase Revolving Commitments of the same Class or Closing Date Revolving Commitments and any Increase Revolving Commitments of the same Class, (b) such other Class of Revolving Loans or Revolving Commitments created pursuant to an Extension or an Incremental Facility Amendment, (c) Closing Date Term Loans or Closing Date Term Commitments and any Increase Term Loan Commitments or Increase Term Loans of the same Class, and (d) such other Class of Term Loans or Term Commitments created pursuant to an Extension or Incremental Facility Amendment.  Additional Term Loans, Loans under Additional Revolving Commitments, Extended Term Loans and Loans under Extended Revolving Commitments, in each case, that have different terms and conditions shall be construed (together with the Commitments in respect thereof) to be in different Classes.

“Closing Date” means the date hereof.

“Closing Date Revolving Commitment” means a Revolving Commitment established on the Closing Date.  The Closing Date Revolving Commitments of all of the Revolving Lenders on the Closing Date shall be $850,000,000.

“Closing Date Revolving Facility” means the credit facility comprising the Closing Date Revolving Commitments and any Increase Revolving Commitments of the same Class.

“Closing Date Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 1.01(b) under the caption “Term Commitment”.  The Closing Date Term Commitments of all of the Term Lenders on the Closing Date shall be $300,000,000.

“Closing Date Term Facility” means the credit facility comprising the Closing Date Term Loans and any Increase Term Loans of the same Class.

“Closing Date Term Loan” has the meaning specified in Section 2.01(a).

“Co-Issuer” means GLP Financing II, Inc., a Delaware corporation.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder.

“Commitment” means a Term Commitment, Revolving Commitment or an Incremental Commitment, as the context may require.

“Commitment Fee” has the meaning assigned to such term in Section 2.09(a).

“Compliance Certificate” means a certificate substantially in the form of Exhibit B, executed by a Responsible Officer.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of Parent or any other Person, such statements or items on a consolidated basis of such Person and its Subsidiaries in accordance with the consolidation principles of GAAP.

“Consolidated EBITDA” means, for any Test Period, the net income (or net loss) of Parent for such Test Period, determined on a Consolidated basis in accordance with GAAP (excluding, without duplication, gains (or losses) from dispositions of depreciable real estate investments, property valuation losses and impairment charges),

(a)        plus, without duplication and solely to the extent already deducted (and not added back) in arriving at such net income (or net loss), the sum of the following amounts for such Test Period:

(i)    interest expense (whether paid or accrued and whether or not capitalized);

(ii)   income tax expense;

(iii)  depreciation expense;

(iv)  amortization expense;

(v)   extraordinary, non-recurring and unusual items, charges or expenses (including, without limitation, impairment charges, fees, costs and expenses relating to the Transactions, prepayment penalties and costs, fees or expenses incurred in connection with any capital markets offering, debt financing, or amendment thereto, redemption or exchange of indebtedness, lease termination, business combination, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed));

(vi)  expenses and losses associated with hedging agreements;

(vii) expenses and losses resulting from fluctuations in foreign exchange rates;

(viii) other non-cash items, charges or expenses reducing net income (or increasing net loss) (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made, in which case, at the election of the Borrower, such items may be added back when accrued and deducted from net income when paid in cash or given effect (and not added back to net income) when accrued or reserved; provided that the Borrower shall treat similar types of charges and expenses on a consistent basis from year to year (it being understood that reserves may be charged in the current Test Period or when paid, as reasonably determined by the Borrower)); and

(ix)  to the extent not included in net income or, if otherwise excluded from Consolidated EBITDA due to the operation of clause (b)(i) below, the amount of insurance proceeds received during such Test Period or after such Test Period and on or prior to the date the calculation is made with respect to such Test Period, attributable to any property which has been closed or had operations curtailed for any Test Period; provided that such amount of insurance proceeds shall only be included pursuant to this clause (ix) to the extent of the amount of insurance proceeds plus Consolidated EBITDA attributable to such property for such Test Period (without giving effect to this clause (ix)) does not exceed Consolidated EBITDA attributable to such property during the most recent Test Period that such property was fully operational (or if such property has not been fully operational for the most recent Test Period prior to such closure or curtailment, the Consolidated EBITDA attributable to such property during the Test Period prior to such closure or curtailment (for which financial results are available) annualized over four fiscal quarters);

(b)        minus, without duplication and solely to the extent included in arriving at such net income (or net loss), the sum of the following amounts for such Test Period:

(i)    extraordinary, non-recurring and unusual gains (other than insurance proceeds);

(ii)   gains attributable to, and payments received under, Swap Contracts and other hedging agreements;

(iii)  gains resulting from fluctuations in foreign exchange rates; and

(iv)  other non-cash gains increasing net income (or decreasing net loss) other than accruals in the ordinary course;

provided that for the fiscal quarter ended (A) June 30, 2013, Consolidated EBITDA shall be deemed to be $110.6 million, (B) March 31, 2013, Consolidated EBITDA shall be deemed to be $110.6 million, (C) December 31, 2012, Consolidated EBITDA shall be deemed to be $110.6 million and (D) September 30, 2012, Consolidated EBITDA shall be deemed to be $110.6 million.  For the period from June 30, 2013, through the date of the Spin-Off, Consolidated EBITDA shall be determined as if the Master Lease had been in effect throughout such period, and the Spin-Off occurred at the beginning of such period, as reasonably determined by a Responsible Officer.

For purposes of this definition, in the case of any non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates, net income (net loss) shall include Parent’s Ownership Share of net income (net loss) of its (a) non-Wholly-Owned Subsidiaries (provided that the Borrower and all Wholly-Owned Subsidiaries of the Borrower shall be deemed to be Wholly-Owned Subsidiaries of Parent and accordingly there shall be no deduction from consolidated income or Consolidated EBITDA for non-controlling or minority interests in such Persons) and (b) Unconsolidated Affiliates.

“Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any mortgage, deed of trust, security agreement, pledge agreement, promissory note, indenture, credit or loan agreement, guaranty, securities purchase agreement, instrument, lease, contract, agreement or other contractual obligation to which such Person is a party or by which it or any of its Property is bound or subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Ratings” means the ratings from time to time established by the Rating Agencies for the Facilities.

“Customary Non-Recourse Exclusions” means usual and customary exceptions and non-recourse carve-outs in nonrecourse debt financings of real property and other carve-outs appropriate in the good faith determination of the Borrower to the financing, including, without limitation, exceptions by reason of (a) any fraudulent misrepresentation made by Parent or any of its Subsidiaries in or pursuant to any document evidencing any Indebtedness, (b) any unlawful act on the part of Parent or any of its Subsidiaries in respect of the Indebtedness or other liabilities of any Subsidiary of Parent, (c) any waste or misappropriation of funds by Parent or any of its Subsidiaries in contravention of the provisions of the Indebtedness or other liabilities of any Subsidiary, (d) customary environmental indemnities associated with the real property of any Subsidiary of Parent, (e) voluntary bankruptcy, (f) failure of Parent or any of its Subsidiaries to comply with applicable special purpose entity covenants, (g) any failure to maintain insurance required pursuant to any document evidencing any Indebtedness, or (h) any failure to comply with restrictions on the transfer of real property set forth in any document evidencing any Indebtedness, but excluding exceptions by reason of (i) non-payment of the debt incurred in such non-recourse financing (other than usual and customary exceptions in respect of the first debt service payment), or (ii) the failure of the relevant Subsidiary of Parent to comply with financial covenants.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2.00%) plus the rate otherwise applicable thereto and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Loans that are Base Rate Loans plus two percent (2.00%), in each case, to the fullest extent permitted by applicable Law.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to provide a certification to the Administrative Agent and the Borrower from an authorized officer of such Lender that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written certificate by the Borrower and the Administrative Agent that is in form and substance reasonably satisfactory to the Borrower and the Administrative Agent) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal or foreign regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Borrower, the L/C Issuer, the Swingline Lender and each other Lender.

“Development Property” means real property (a) acquired for, or currently under, development into an Income Property that, in accordance with GAAP, would be classified as an asset on the Consolidated balance sheet of Borrower and its Subsidiaries and (b) of the type described in clause (a) of this definition to be (but not yet) acquired by Borrower or any of its Subsidiaries upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition.

“Discharged” means Indebtedness that has been defeased (pursuant to a contractual or legal defeasance) or discharged pursuant to the prepayment or deposit of amounts sufficient to satisfy such Indebtedness as it becomes due or irrevocably called for redemption (and regardless of whether such Indebtedness constitutes a liability on the balance sheet of the obligors thereof); provided, however, that Indebtedness shall be deemed Discharged if the payment or deposit of all amounts required for defeasance or discharge or redemption thereof have been made even if certain conditions thereto have not been satisfied, so long as such conditions are reasonably expected to be satisfied within 95 days after such prepayment or deposit.

“Disposition” means the sale, lease, conveyance, transfer or other disposition of any Property (whether in one or a series of transactions).

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable or redeemable at the sole option of the holder thereof (other than solely (x) for Qualified Equity Interests or upon a sale of assets, casualty event or a change of control, in each case, subject to the prior payment in full of the Obligations, (y) as a result of a redemption required by Gaming Law or (z) as a result of a redemption that by the terms of such Equity Interest is contingent upon such redemption not being prohibited by this Agreement), pursuant to a sinking fund obligation or otherwise (other than solely for Qualified Equity Interests) or exchangeable or convertible into debt securities of the issuer thereof at the sole option of the holder thereof, in whole or in part, on or prior to the date that is ninety one (91) days after the final Maturity Date then in effect at the time of issuance thereof.

“Disqualified Lenders” means such Persons that have been specified in writing to the Administrative Agent at least 10 Business Days prior to the Closing Date as being “Disqualified Lenders” that are listed on Schedule 1.01(c).

“Dollar” and “$” mean lawful money of the United States.

“E&P Purge” means a dividend to Parent’s shareholders to distribute any accumulated earnings and profits attributable to any years prior to the Reorganization, including any earnings and profits allocated to Parent in connection with the Reorganization, the cash component of which shall not exceed $400.0 million, to comply with certain REIT qualification requirements.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06 (subject to such consents, if any, as may be required under Section 10.06(b)(iii)) and is not prohibited from becoming a Lender pursuant to Section 10.06(b)(v).

“Eligible Ground Lease” means (a) subject to Section 1.03(c), each ground lease listed on Schedule 1.01(d), (b) each other ground lease with respect to an Income Property, Redevelopment Property, Development Property or undeveloped land executed by the Parent, the Borrower or any Wholly-Owned Subsidiary of Parent or the Borrower, as lessee, that (i) has a remaining lease term (including extension or renewal rights) of at least twenty-five (25) years, calculated as of the date such property becomes an Unencumbered Asset hereunder, (ii) is free and clear of any Liens (other than Permitted Liens) and Negative Pledges and (iii) contains customary financing provisions including, without limitation, notice and cure rights and (c) each other ground lease with respect to an Income Property, Redevelopment Property, Development Property or undeveloped land executed by the Parent, the Borrower or any Wholly-Owned Subsidiary of Parent or Borrower, as lessees, that (i) is entered into in connection with the issuance of industrial revenue bonds or similar instruments and (ii) provide for a purchase option in favor of the lessee for either (x) the fee interest in the applicable Property or (y) a ground lease for the applicable Property that would constitute an “Eligible Ground Lease” under clause (b) above, in either case, at a bargain or nominal price, plus, if such industrial revenue bonds or similar instruments are held by Parent, the Borrower or any Wholly-Owned Subsidiary of Parent or Borrower, any amounts due on such industrial revenue bonds or similar instruments and related charges or costs.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan) that is subject to Title IV or Section 302 of ERISA and (a) is maintained for employees of the Borrower or (b) with respect to which the Borrower or any ERISA Affiliate has any liability.

“Employee Matters Agreement” shall mean the employee matters agreement between Parent and PNGI in substantially the form of Exhibit M hereto.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests) and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided that Equity Interests shall not include (i) any debt securities or other Indebtedness convertible into or exchangeable for, or, in each case, by reference to, Equity Interests, and (ii) any Swap Contracts entered into as a part of, or in connection with, an issuance of debt securities or other Indebtedness referred to in the preceding clause (i) of this proviso.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to an Employee Benefit  Plan (other than an event for which the 30-day notice requirement is waived); (b) with respect to any Employee Benefit Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code and Section 302 of ERISA, whether or not waived, the failure by any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Employee Benefit Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Employee Benefit Plan; (d) the incurrence by any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Employee Benefit Plan; (e) the receipt by any ERISA Affiliate from the PBGC or a plan administrator of any notice indicating an intent to terminate any Employee Benefit Plan or to appoint a trustee to administer any Employee Benefit Plan; (f) the occurrence of any event or condition which would reasonably constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Employee Benefit Plan; (g) the incurrence by any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Employee Benefit Plan or Multiemployer Plan; (h) the receipt by an ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability on any ERISA Affiliate or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the making of any amendment to any Employee Benefit Plan which would be reasonably likely to result in the imposition of a lien or the posting of a bond or other security; (j) the withdrawal of any ERISA Affiliate from an Employee Benefit Plan subject to Section 4063 of ERISA during a plan year in which such ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; or (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to the Borrower.

“Eurodollar Rate” means:

(a)        for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the commencement of such Interest Period, as the rate for dollar deposits in the London interbank market with a maturity comparable to such Interest Period. In the event that such rate does not appear on such page (or on any successor or substitute page on such screen or otherwise on such screen), the “Eurodollar Rate” shall be determined by reference to such other comparable publicly available service for displaying interest rates for dollar deposits in the London interbank market as may be selected by the Administrative Agent in accordance with market practice or, in the absence of such availability, by reference to the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the commencement of such Interest Period; and

(b)        for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to such date, as the rate for dollar deposits in the London interbank market with a term of one (1) month commencing that day. In the event that such rate does not appear on such page (or on any successor or substitute page on such screen or otherwise on such screen), the “Eurodollar Rate” shall be determined by reference to such other comparable publicly available service for displaying interest rates for dollar deposits in the London interbank market as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which dollar deposits of $5,000,000 and for a term equal to one (1) month are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) London Banking Days prior to such date.

“Eurodollar Rate Loan” means a Revolving Loan or a Term Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office; (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e); and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Extended Revolving Commitment” has the meaning specified in Section 2.17(a).

“Extended Term Loans” has the meaning specified in Section 2.17(a).

“Extending Lenders” means the Extending Revolving Lenders and the Extending Term Lenders.

“Extending Revolving Lender” has the meaning specified in Section 2.17(a).

“Extending Term Lender” has the meaning specified in Section 2.17(a).

“Extension” has the meaning specified in Section 2.17(a).

“Extension Amendment” has the meaning specified in Section 2.17(d).

“Extension Offer” has the meaning specified in Section 2.17(a).

“Facility” means any Term Facility or any Revolving Facility, as the context may require.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Aggregate Commitments have terminated; (b) all Obligations have been paid in full (other than contingent indemnification obligations); and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which the Borrower has provided Cash Collateral or other arrangements with respect thereto reasonably satisfactory to the Administrative Agent and the L/C Issuer shall have been made).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to JPMorgan Chase Bank, N.A. on such day on such transactions as determined by the Administrative Agent.

“Financial Ratios” means, collectively, the Total Debt to Total Asset Value Ratio, the Senior Secured Debt to Total Asset Value Ratio, the Total Relevant Debt to Unencumbered Asset Value Ratio, the Fixed Charge Coverage Ratio and Tangible Net Worth.

“Financials” means the Consolidated annual or quarterly financial statements of Parent and its Subsidiaries required to be delivered pursuant to Section 6.01(a) or 6.01(b).

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the Test Period ending on such date of determination to (b) the sum of (i) interest payable in cash on all Indebtedness with respect to such Test Period (including the interest portion of Capitalized Lease Obligations payable in cash) of Parent and its Subsidiaries (other than any such Indebtedness that has been Discharged or that is held by Parent or Borrower or Parent’s or Borrower’s Wholly-Owned Subsidiaries), net of payments received under Swap Contracts relating to interest rates with respect to such Test Period and excluding (A) any commitment, upfront, arrangement, structuring or similar financing fees or premiums (including redemption and prepayment premiums) or original issue discount, (B) interest reserves funded from the proceeds of any Indebtedness (but not, for the avoidance of doubt, any interest paid from such reserves), (C) any cash costs associated with breakage in respect of hedging agreements for interest rates payable during such Test Period, (D) costs and fees associated with obtaining Swap Contracts and fees payable thereunder and (E) fees and expenses associated with the Transactions plus (ii) scheduled amortization of principal amounts of all Indebtedness (other than any such Indebtedness that has been Discharged) paid (not including balloon maturity amounts) during such Test Period plus (iii) all cash dividends or distributions payable on any preferred Equity Interests declared (either prior to or during such period) and required to be paid in cash during such Test Period but excluding redemption payments or repurchases or charges in connection with the final redemption or repurchase in whole of any class of preferred Equity Interests, in each case, for Parent for such Test Period, determined on a Consolidated basis; provided, that (i) the components of the Fixed Charge Coverage Ratio described in clause (b) of this definition relating to a Subsidiary of Parent that is not a Wholly-Owned Subsidiary of Parent (it being understood that the Borrower and all Wholly-Owned Subsidiaries of the Borrower shall be Wholly-Owned Subsidiaries of Parent for purposes of this definition), shall be reduced to reflect Parent’s Ownership Share therein and (ii) the components of the Fixed Charge Coverage Ratio described in clause (b) of this definition shall include Parent’s Ownership Share of such amounts for Unconsolidated Affiliates of Parent.  Notwithstanding the foregoing, for purposes of calculating the Fixed Charge Coverage Ratio for (i) any Test Period prior to the date that Financials are delivered, or required to have been delivered, for the fiscal quarter ending March 31, 2014, the components of the Fixed Charge Coverage Ratio described in clause (b) of this definition shall be determined on a Pro Forma Basis as if the Transactions (including entering into this Agreement and the issuance of the Senior Unsecured Notes) had occurred at the beginning of such period, as reasonably determined by a Responsible Officer and (ii) the fiscal quarters ending March 31, 2014, June 30, 2014 and September 30, 2014, the components of the Fixed Charge Coverage Ratio described in clause (b) of this definition (the “Annualized Fixed Charges”) shall be annualized during such fiscal quarters such that (x) for the calculation of the Fixed Charge Coverage Ratio as of March 31, 2014, Annualized Fixed Charges for the fiscal quarter then ending will be multiplied by four (4), (y) for the calculation of the Fixed Charge Coverage Ratio as of June 30, 2014, Annualized Fixed Charges for the two fiscal quarter period then ending will be multiplied by two (2), and (z) for the calculation of the Fixed Charge Coverage Ratio as of September 30, 2014, Annualized Fixed Charges for the three fiscal quarter period then ending will be multiplied by one and one-third (1-1/3).

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means a Lender that is not a U.S. Person. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof, or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America, subject to the terms of Section 1.03.

“Gaming Approval” means any and all approvals, authorizations, permits, consents, rulings, orders or directives of any Governmental Authority (including, without limitation, any Gaming Authority) (a) necessary to enable Parent or any of its Subsidiaries to engage in the casino, gambling, horse racing or gaming business or in the business of owning or leasing real property or vessels used in the casino, gambling, horse racing or gaming business, (b) required by any Gaming Law to be obtained by Parent or any of its Subsidiaries or (c) necessary as is contemplated on the Closing Date (after giving effect to the Transactions), to accomplish the financing and other transactions contemplated hereby after giving effect to the Transactions.

“Gaming Authority” means any Governmental Authority with regulatory, licensing or permitting authority or jurisdiction over any gaming business or enterprise or horse racing business or enterprise or any Gaming Facility (including, without limitation, the following as of the Closing Date:  the Alcohol and Gaming Commission of Ontario, the Florida Division of Pari-Mutuel Wagering, the Illinois Gaming Board, Indiana Gaming Commission, the Iowa Racing and Gaming Commission, Kansas Lottery, Kansas Racing and Gaming Commission, the Louisiana Gaming Control Board, the Maine State Harness Racing Commission, the Maine Gambling Control Board, the Maryland State Lottery Commission, the Maryland Racing Commission, the Maryland Video Lottery Facility Location Commission, the Mississippi Gaming Commission, the Mississippi Department of Revenue, the Missouri Gaming Commission, the Nevada State Gaming Control Board, the Nevada Gaming Commission, the New Jersey Racing Commission, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the New Mexico Gaming Control Board, the New Mexico Racing Commission, the Ohio Casino Control Commission, the Ohio Lottery Commission, the Ohio State Racing Commission, the Ontario Lottery and Gaming Corporation, the Pennsylvania Gaming Control Board, the Pennsylvania State Horse Racing Commission, Texas Racing Commission, the West Virginia Racing Commission and the West Virginia Lottery Commission) or with regulatory, licensing or permitting authority or jurisdiction over any gaming or racing operation (or proposed gaming or racing operation) owned, leased, managed or operated by Parent or any of its Subsidiaries.

“Gaming Facility” means any gaming establishment and other property or assets ancillary thereto or used in connection therewith, including, without limitation, any casinos, hotels, resorts, race tracks, off-track wagering sites, theaters, parking facilities, recreational vehicle parks, timeshare operations, retail shops, restaurants, other buildings, land, golf courses and other recreation and entertainment facilities, marinas, vessels, barges, ships and related equipment.

“Gaming Laws” means all applicable provisions of all:  (a) constitutions, treaties, statutes or laws governing Gaming Facilities (including, without limitation, card club casinos and pari mutuel race tracks) and rules, regulations, codes and ordinances of, and all administrative or judicial orders or decrees or other laws pursuant to which, any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming, racing or Gaming Facility activities conducted by Parent or any of its Subsidiaries within its jurisdiction; (b) Gaming Approvals; and (c) orders, decisions, determinations, judgments, awards and decrees of any Gaming Authority.

“GLP Capital” means GLP Capital, L.P., a Pennsylvania limited partnership.

“GLP Capital Assumption Agreement” means the GLP Capital Assumption Agreement in substantially the form attached hereto as Exhibit L.

“GLP Financing” means GLP Financing, LLC, a Pennsylvania limited liability company.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), including, without limitation, any Gaming Authority.

“Guarantee” means, as to any Person, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of the kind described in clauses (a) through (f) of the definition thereof of another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include (x) endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations or (y) leases of property (where Parent or a Subsidiary of Parent is the lessee) entered into in connection with the issuance of industrial revenue bonds or similar instruments which industrial revenue bonds or similar instruments are held by Parent or its Subsidiaries, where such lease obligations were intended to support debt service on such industrial revenue bonds or similar instruments. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranty” has the meaning set forth in Section 4.01(b).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning set forth in Section 2.03(c)(i).

“ICC” has the meaning specified in the definition of “UCP”.

“Impacted Loan” has the meaning set forth in Section 3.03.

“Income Property” means any real property or assets or vessels (including any personal property ancillary thereto or used in connection therewith) owned, operated or leased or otherwise controlled by Parent or its Subsidiaries and earning, or intended to earn, current income, whether from rent, lease payments, operations or otherwise.  “Income Property” shall not include any Development Property, Redevelopment Property or undeveloped land.

“Increase Revolving Commitment” has the meaning assigned to such term in Section 2.16(a).

“Increase Term Loan Commitment” has the meaning assigned to such term in Section 2.16(a).

“Increase Term Loans” has the meaning assigned to such term in Section 2.16(a).

“Incremental Commitment” means any Incremental Revolving Commitment and any Incremental Term Loan Commitment.

“Incremental Facilities” has the meaning specified in Section 2.16(a).

“Incremental Facility Amendment” has the meaning specified in Section 2.16(e).

“Incremental Facility Closing Date” has the meaning specified in Section 2.16(e).

“Incremental Revolving Commitments” has the meaning specified in Section 2.16(a).

“Incremental Revolving Lender” has the meaning assigned to such term in Section 2.16(f).

“Incremental Term Loan Commitment” has the meaning specified in Section 2.16(a).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.16(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, and, except as otherwise provided below, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)        all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)        all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, except that obligations in respect of letters of credit or bankers’ acceptances issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit or bankers’ acceptance is drawn and not reimbursed within three (3) Business Days;

(c)        net obligations of such Person under any Swap Contract;

(d)        all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earnout obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP (excluding disclosure on the notes and footnotes thereto) and if not paid after becoming due and payable);

(e)        indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)        all Attributable Indebtedness of such Person; and

(g)        all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner (except to the extent such Person’s liability for such Indebtedness is otherwise limited).  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) if such Indebtedness is non-recourse, the fair market value of the property encumbered thereby as determined by such Person in good faith.

Notwithstanding the foregoing, Indebtedness shall not include (i) casino “chips” and winnings of customers, (ii) mortgage, industrial revenue bond, industrial development bond or similar financings to the extent that the holder of such Indebtedness is Parent, the Borrower or any of Parent’s or the Borrower’s Wholly-Owned Subsidiaries or (iii) Capitalized Lease Obligations (and Attributable Indebtedness related thereto) to the extent payments in respect of such Capitalized Lease Obligations fund payments made under Indebtedness of the type described in clause (ii) held by Parent, the Borrower or any of Parent’s or the Borrower’s Wholly-Owned Subsidiaries.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07(a).

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swingline Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swingline Loans being deemed made under each Revolving Facility for purposes of this definition).

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter (or nine (9) or twelve (12) months if agreed to by all relevant Lenders), as selected by the Borrower in its Loan Notice; provided that:

(a)           with respect to a Eurodollar Rate Loan, any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           with respect to a Eurodollar Rate Loan, any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)           no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made; and

(d)           notwithstanding clause (c) above, no Interest Period with respect to a Eurodollar Rate Loan shall have a duration of less than one month.

In the event that the Borrower fails to select the duration of any Interest Period for any Eurodollar Rate Loan within the time period and otherwise as provided in Section 2.02, such Eurodollar Rate Loan will be automatically deemed to have a one-month Interest Period.

“Interim Access Agreement” shall mean the interim access agreement between Parent and Tenant, dated as of the Closing Date.

“Investment” means, as to any Person, (a) any direct or indirect purchase or acquisition by such Person of any Equity Interests or indebtedness or other securities of any other Person or capital contribution to (by means of transfer of cash or Property) any other Person, (b) any advance, loan or extension of credit by such Person to any other Person, or guaranty or other similar obligation of such Person with respect to any Indebtedness of such other Person, (c) the purchase or other acquisition (in one transaction or a series of transaction) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person or (d) the purchase or other acquisition (in one transaction or a series of transactions) of any Real Property (and in the case of a Development Property or a Redevelopment Property, capital expenditures with respect to the development or redevelopment thereof, as the case may be); provided that, in the case of this clause (d), Investments shall not include any single transaction or series of related transactions with an aggregate value of less than $10.0 million. The amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but determined net of all payments constituting returns of invested capital received in respect of such Investment and, in the case of a guaranty or similar obligation, such Investment will be reduced to the extent the exposure under such guaranty or similar obligation is reduced.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and Parent (or any Subsidiary of Parent) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joint Venture” means any joint venture (a) in which the Borrower or any of its Subsidiaries holds any Equity Interest, (b) that is not a Subsidiary of the Borrower or any of its Subsidiaries and (c) the accounts of which would not appear on the consolidated financial statements of the Borrower.

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by the applicable Reimbursement Deadline or refinanced as a Revolving Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (i) JPMorgan Chase Bank, N.A. or any of its Subsidiaries or Affiliates and (ii) any other Lender (or any of such Lender’s Subsidiaries or Affiliates) that becomes an L/C Issuer in accordance with Section 2.03(l) or Section 10.06; in the case of each of clause (i) or (ii) above, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“L/C Reimbursement Deadline” has the meaning specified in Section 2.03(c)(i).

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each Term Lender and each Revolving Lender. Unless the context requires otherwise, the term “Lenders” shall include the Swingline Lender and each L/C Issuer.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided, however, that any commercial letter of credit issued hereunder shall provide solely for cash payment upon presentation of a sight draft and any other required documents.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is three (3) Business Days prior to the final Maturity Date then in effect for the Revolving Facilities (or if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $150,000,000 (as such amount may be increased in accordance with Section 2.16) and (b) the aggregate outstanding Revolving Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Commitments.

“Lien” means with respect to any Property, any mortgage, deed of trust, lien, pledge, security interest, or assignment, hypothecation or encumbrance for security of any kind, or any conditional sale or other title retention agreement or any lease in the nature thereof.

“Liquor Authority” has the meaning set forth in Section 10.19(a).

“Liquor Laws” has the meaning set forth in Section 10.19(a).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Loan, or a Swingline Loan.

“Loan Documents” means, collectively, (a) this Agreement and any amendment hereto, (b) the Notes, (c) each Issuer Document, (d) the Guaranty, (e) the GLP Capital Assumption Agreement, (f) any Incremental Facility Amendment, (g) any Extension Amendment and (h) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of this Agreement, including Section 2.14.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit C-1.

“London Banking Day” means any day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Master Lease” means the Master Lease between GLP Capital and the Tenant entered into pursuant to Section 6.13 and in substantially the form of Exhibit I hereto.

“Master Lease Guaranty” means the Guaranty of Master Lease by PNGI in favor of the Borrower, entered into pursuant to Section 6.13 and in substantially the form of Exhibit J hereto.

“Master Lease Properties” means, as of any date of determination, the real properties then leased to Tenant pursuant to the Master Lease.

“Material Adverse Effect” means any fact or circumstance which (a) materially and adversely affects the business, operation, property or financial condition of Parent and its Subsidiaries taken as a whole, or (b) has a material adverse effect on the ability of Parent and its Subsidiaries taken as a whole to perform their payment obligations under this Agreement, the Notes or the other Loan Documents, or (c) materially and adversely affects the validity or enforceability of any of the Loan Documents or the rights and remedies of the Lenders and the Administrative Agent under any of the Loan Documents.

“Material Subsidiary” means any Subsidiary of Parent having (together with its Subsidiaries) assets that constitute five percent (5%) or more of Total Asset Value as of the end of the most recently completed fiscal year of Parent for which Financials have been delivered prior to the date of determination.

“Maturity Date” means (a) with respect to any Revolving Facility, October 28, 2018, and (b) with respect to any Term Facility, October 28, 2018, or, in each case, any later date established in accordance with Section 2.16 or 2.17 for a particular Class of Loans or Commitments; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during any period when a Lender constitutes a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time and (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Sections 2.14(a)(i), (a)(ii), (a)(iii), (a)(iv) or 8.02(d) or any other provision hereof that requires Cash Collateral, an amount equal to 103% of the Outstanding Amount of all L/C Obligations.

“Minimum Extension Condition” has the meaning specified in Section 2.17(b).

“Minimum Tranche Amount” has the meaning specified in Section 2.17(b).

“MNPI” shall mean material non-public information (within the meaning of United States federal securities laws) with respect to Parent, Parent’s Subsidiaries or any of their respective securities.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions or, during the preceding five (5) plan years, has made or been obligated to make contributions.

“Negative Pledge” means, with respect to any Person, any agreement, document or instrument that in whole or in part prohibits the creation of any Lien on any assets of such Person (it being understood that, for the avoidance of doubt, a requirement to deliver customary certificates or a subordination and non-disturbance agreement or similar agreement shall not constitute a prohibition); provided, however, that an agreement that (a) establishes a maximum ratio of unsecured debt to unencumbered assets or of secured debt to total assets or otherwise conditions such Person’s ability to encumber its assets upon the maintenance of one or more specified ratios (including any financial ratio) or financial tests that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets or the encumbrance of specific assets shall not constitute a “Negative Pledge” for purposes of this Agreement or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person shall not constitute a “Negative Pledge” for purposes of this Agreement.

“Net Equity Proceeds” means cash and cash equivalents received by a Person in respect of any issuance of Equity Interests by such Person (net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses actually incurred in connection therewith).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders or all Lenders of a particular Class in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders or, in the case of a consent, waiver or amendment affecting a particular Class, the Lenders holding a majority of the Loans or Commitments relating to such Class.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Indebtedness” means indebtedness for borrowed money with respect to which recourse for payment is limited to specific assets encumbered by a lien securing such indebtedness; provided, however, such indebtedness may be recourse to (i) the Person or Persons that own the assets encumbered by the lien securing such indebtedness so long as (x) such Person or Persons do not own any material assets that are not subject to such lien (other than assets customarily excluded from an all-assets financing), and (y) in the event such Person or Persons directly or indirectly own Equity Interests in any other Person, substantially all assets of such other Person (other than assets customarily excluded from an all-assets financing) are also encumbered by the Lien securing such financing and (ii) the parent entity of the Persons described in clause (i)(x) above so long as such parent entity does not own any material assets other than the Equity Interests in such Persons; provided, further, that personal recourse of a holder of indebtedness against any obligor with respect thereto for Customary Non-Recourse Exclusions shall not, by itself, prevent any indebtedness from being characterized as Non-Recourse Indebtedness.

“Note” means a Term Note, a Revolving Note or a Swingline Note, as the context may require.

“Obligations” means (a) all advances to, and debts, liabilities, covenants and obligations of, the Borrower or Parent arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit or guaranty and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel (to the extent required to be reimbursed by Parent or the Borrower pursuant to the Loan Documents), in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or Parent of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Ohio Development Facilities” means the properties under development as of the Closing Date in Dayton, Ohio and Mahoning Valley, Ohio.

“Operator” means (a) the lessee of any Income Property owned or leased by the Borrower, including, without limitation, the Tenant and (b) the parent company of any such lessee, including, without limitation, the Tenant.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and (d) with respect to all other entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“Original Master Lease Properties” means those Real Properties listed on Schedule 1.01(f).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (i) with respect to Term Loans, Revolving Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Loans and Swingline Loans, as the case may be, occurring on such date and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Ownership Share” means, with respect to any Subsidiary (other than a Wholly-Owned Subsidiary of Parent or the Borrower) or any Unconsolidated Affiliate of Parent, Parent’s (or, if greater, the Borrower’s) relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Parent” means Gaming and Leisure Properties, Inc., a Pennsylvania corporation.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Acquisition” means any acquisition, whether by purchase, merger, consolidation or otherwise, by the Borrower or any of its Subsidiaries of, all or substantially all of the business, property or assets of a Person or any division or line of business of a Person, or of a majority of the Equity Interests of a Person, so long as immediately after a binding contract with respect thereto is entered into between the Borrower or one of its Subsidiaries and the seller with respect thereto or in the case of a merger or consolidation, the Person intended to be the subject of such merger or consolidation or an affiliate thereof, (a) no Event of Default has occurred and is continuing or would result therefrom and (b) the Borrower shall be in compliance with the financial covenants set forth in Section 7.11 on a Pro Forma Basis (including after giving effect to such acquisition and any Indebtedness and Liens incurred or to be incurred in connection therewith) as of the last day of the most recent Test Period.  Solely to the extent that 30% or more of the consideration paid in a Permitted Acquisition relates to Properties of the type that would be subject to the limitations in Sections 7.06(f), (g), (h) or (k), then such Permitted Acquisition shall constitute an Investment in the Properties acquired in such Permitted Acquisition (or with respect to the acquisition of a Person, the Properties owned or leased by such Person) and shall be subject to the limitation on Investments in such Properties set forth in Sections 7.06(f), (g), (h) and (k); provided, however, that to the extent that more than one type of Property described in Sections 7.06(f), (g), (h) and (k) is included in such Permitted Acquisition (or are owned or leased by the Person being acquired) or such Permitted Acquisition also includes (or the acquired Person also owns or leases) Properties that are not subject to the restrictions set forth in Sections 7.06(f), (g), (h) or (k), and the acquisition price in such Permitted Acquisition is not allocated among such Properties, then such allocation shall be reasonably made by the Borrower acting in good faith.

“Permitted Liens” means (a) Liens pursuant to any Loan Document; (b) Liens securing Indebtedness permitted under Section 7.01 (other than Indebtedness incurred pursuant to Section 7.01(b), Section 7.01(d) (to the extent secured by assets of Parent or the Borrower) or Section 7.01(g)); (c) Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto, to the extent required by GAAP, are maintained on the books of the applicable Person; (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which secure obligations not more than sixty (60) days past due or which are being contested in good faith and by appropriate proceedings; provided that, if the discharge or satisfaction thereof is the responsibility of an Operator, such Liens shall be permitted so long as they are discharged, bonded, stayed or contested in good faith and by appropriate proceeding by the later of the date that such Liens are ninety (90) days past due or thirty (30) days after a Responsible Officer has notice thereof; (e) pledges or deposits or other Liens arising in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security or similar legislation, or to secure public or statutory obligations, other than any Lien imposed by ERISA; (f) Liens and rights of setoff of banks and securities intermediaries in respect of deposit accounts and securities accounts maintained in the ordinary course of business; (g) the interests of lessees and lessors under leases or subleases of, and the interest of managers or operators with respect to, real or personal property made in the ordinary course of business; (h) Liens on property that Parent or its Subsidiaries are insured against by title insurance; provided that such Lien would not reasonably be expected to impair the ability to place mortgage financing on the Real Property encumbered by such Lien, which mortgage financing includes title insurance coverage against such Lien; (i) Liens on (x) property acquired by Parent or any of its Subsidiaries after the date hereof that are in place at the time such property is so acquired and are not created in contemplation of such acquisition or (y) property of Persons that are acquired by Parent or any of its Subsidiaries after the date hereof that are in place at the time such Person is so acquired and are not created in contemplation of such acquisition; (j)

Liens securing assessments or charges payable to a property owner association or similar entity, which assessments are not yet due and payable or are being contested in good faith by appropriate proceedings diligently conducted, and for which adequate reserves with respect thereto, to the extent required by GAAP, are maintained on the books of the applicable Person; (k) Liens securing assessment bonds, so long as Parent or its Subsidiaries are not in default under the terms thereof; (l) deposits to secure the performance of bids, trade contracts, leases and licenses (including Gaming Approvals) (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (m) covenants, conditions, easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person; (n) (i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(g) or (ii) securing appeal or other surety bonds related to such judgments; (o) Liens solely on any cash earnest money deposits made by Parent or any of its Subsidiaries in connection with any letter of intent or purchase agreement; (p) Liens on cash or cash equivalents securing Indebtedness that has been Discharged; (q) assignments to a reverse Section 1031 exchange trust; (r) licenses of intellectual property granted in the ordinary course of business; (s) Liens on assets of Parent or any of its Subsidiaries securing obligations under Swap Contracts; and (t) Liens created by the applicable Transfer Agreement.

“Permitted Refinancing” means, with respect to any Indebtedness, any refinancing thereof; provided that: (a) no Default or Event of Default shall have occurred and be continuing or would arise therefrom; (b) any such refinancing Indebtedness shall (i) not have a stated maturity or (other than with respect to any revolving credit facility) Weighted Average Life to Maturity that is shorter than that of the Indebtedness being refinanced (without giving effect to prepayments that reduce scheduled amortization) and (ii) be in a principal amount that does not exceed the principal amount so refinanced, plus, accrued interest, any premium or other payment required to be paid in connection with such refinancing, the amount of fees and expenses of Parent or any of its Subsidiaries incurred in connection with such refinancing, plus, any unutilized commitments under the Indebtedness being refinanced; (c) the obligors on such refinancing Indebtedness shall be the obligors (or the Persons required to be obligors) on such Indebtedness being refinanced; provided, however, that any borrower or guarantor of the Indebtedness being refinanced shall be permitted to be a borrower or guarantor of the refinancing Indebtedness; and (d) if the Indebtedness being refinanced is subordinated in right of payment to the Obligations, the refinancing Indebtedness shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced.

“Permitted Replacement Lease” means (a) any new lease entered into pursuant to Section 17.1(f) of the Master Lease, (b) any new lease entered into with a Qualified Successor Tenant or (c) any assignment of the Master Lease to a Qualified Successor Tenant, in each case, whether in respect of all or a portion of the Gaming Facilities subject to the Master Lease; provided, that no Permitted Replacement Lease may contain terms and provisions that would have been prohibited by Section 7.08(a) if such terms and provisions had been effected pursuant to an amendment or modification of the Master Lease.

“Perryville Casino” means the Hollywood Casino Perryville.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning specified in Section 6.01.

“PNGI” means Penn National Gaming, Inc., a Pennsylvania corporation.

“PNGI 2019 Notes” shall mean the outstanding 8 3/4% Senior Subordinated Notes of PNGI due 2019 in the original aggregate principal amount of $325.0 million.

“PNGI Existing Credit Agreement” shall mean the Credit Agreement, dated as of July 14, 2011 (as amended and otherwise modified prior to the date hereof), among PNGI, the subsidiary guarantors party thereto, Wells Fargo Bank, National Association, as administrative agent, the lenders party thereto and the other agents party thereto.

“PNGI Repayment” means the repayment and replacement of all loans and commitments under the PNGI Existing Credit Agreement and the termination and release of all guarantees and security interests related thereto and the purchase, redemption or other acquisition for value of, or retirement, defeasance or discharge of, the PNGI 2019 Notes or the acceptance for payment of a majority of the PNGI 2019 Notes pursuant to a tender offer.

“Pro Forma Balance Sheet” has the meaning assigned to it in Section 5.08(a).

“Pro Forma Basis” or “Pro Forma Compliance” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio in accordance with Section 1.04 (Pro Forma Calculations).

“Proceeding” shall mean any claim, counterclaim, action, judgment, suit, hearing, governmental investigation, arbitration or proceeding, including by or before any Governmental Authority and whether judicial or administrative.

“Projected Income Statement” has the meaning assigned to it in Section 5.08(a).

“Projections” has the meaning assigned to it in Section 5.12.

“Property” means any estate or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Public Lender” has the meaning specified in Section 6.01.

“Qualified Ancillary Interests” means portions of a property that (i) are owned by and leased from Governmental Authorities and provide access or otherwise serve an ancillary purpose to the principal actual or anticipated revenue generating activities on such property (provided, however, that Parent or Borrower has entered into arrangements reasonably satisfactory to the Administrative Agent to ensure continued open access to such portions of the property, to the extent under the Parent’s, Borrower’s or their Subsidiaries’ control, without the incurrence of additional expense (other than reasonable attorneys’ fees and other expenses reasonably incidental thereto) or the incurrence of any obligations or concessions to the applicable lessor by Parent, the Borrower or their Subsidiaries) or (ii) are not material for the actual or planned development, redevelopment or operation of such property in its ordinary course of business (or which can be replaced in the ordinary course of business), as applicable, in each case, as determined by the Borrower in its reasonable discretion; provided, however, that the portion of the Unencumbered Asset Value attributable to  Income Properties, Development Properties, Redevelopment Properties or undeveloped land that are affected by or contain Qualified Ancillary Interests shall not, in the aggregate, exceed, 20% of the total Unencumbered Asset Value.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Subsidiary Guarantee” means a guaranty delivered to the Administrative Agent in the form of either a joinder to the Guaranty or a guaranty agreement in form and substance reasonably satisfactory to the Administrative Agent, in each case, which at all times ranks at least pari passu in right of payment with all other senior unsecured Indebtedness of the Subsidiary granting such guarantee; provided, that, if reasonably requested by the Administrative Agent, such Subsidiary shall have delivered to the Administrative Agent a customary opinion of counsel to the Administrative Agent and officer’s certificates.

“Qualified Successor Tenant” means a Person that:  (a)  in the reasonable judgment of the Borrower, has sufficient experience (directly or through one or more of its Subsidiaries) operating or managing casinos or is owned, controlled or managed by a Person with such experience, to operate properties subject to a Permitted Replacement Lease and (b) is licensed or certified by each Gaming Authority with jurisdiction over any Gaming Facility subject to the applicable Permitted Replacement Lease as of the initial date of the effectiveness of the applicable Permitted Replacement Lease.

“Rating Agency” means each of Moody’s and S&P.

“Real Property” means, as to any Person, all the right, title and interest of such Person in and to land, improvements and fixtures, including leaseholds.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any Obligation.

“Recourse Indebtedness” means, with respect to Parent or any Subsidiary, all Indebtedness for borrowed money of Parent or such Subsidiary other than Non-Recourse Indebtedness.

“Redevelopment Property” means any real property owned or leased under an Eligible Ground Lease by the Borrower or its Subsidiaries that operates or is intended to operate as an Income Property (a) that is designated by the Borrower in a notice to the Administrative Agent as a “Redevelopment Property”, (b) (i) (X) that has been acquired by the Borrower or any of its Subsidiaries with a view toward renovating or rehabilitating such real property at an aggregate anticipated cost of at least 10% of the acquisition cost thereof and such renovation or rehabilitation is expected to disrupt the occupancy of at least 30% of the square footage of such property or (Y) that the Borrower or any of its Subsidiaries intends to renovate or rehabilitate at an aggregate anticipated cost in excess of 10% of the Capitalized Value of such real property immediately prior to such renovation or rehabilitation and such renovation or rehabilitation is expected to temporarily reduce the Adjusted Net Operating Income attributable to such property by at least 30% as compared to the immediately preceding comparable prior period and (ii) with respect to which the Borrower or a Subsidiary thereof has entered into a binding construction contract or construction has commenced and (c) that does not qualify as a “Development Property”.  Each Redevelopment Property shall continue to be classified as a Redevelopment Property hereunder until the Borrower notifies the Administrative Agent that it desires to reclassify such Property as an Income Property for purposes of this Agreement, upon and after which such property shall be classified as an Income Property hereunder.

“Register” has the meaning specified in Section 10.06(c).

“Regulation T” shall mean Regulation T (12 C.F.R. Part 220) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended,

modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U (12 C.F.R. Part 221) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X (12 C.F.R. Part 224) of the Board of Governors of the Federal Reserve System of the United States (or any successor), as the same may be amended, modified or supplemented and in effect from time to time and all official rulings and interpretations thereunder or thereof.

“REIT” means a real estate investment trust as defined in Sections 856 through and including 860 of the Code.

“Related Businesses” means the development, ownership, leasing or operation of Gaming Facilities and hotel facilities, facilities related or ancillary to Gaming Facilities or hotel facilities and land held for potential development or under development as Gaming Facilities or hotel facilities (including related or ancillary uses and including Investments in any such Related Businesses or assets related thereto).

“Related Indemnified Person” has the meaning specified in Section 10.04(b).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reorganization” means consummation of the Spin-Off, and the series of corporate restructurings and other transactions entered into in connection with the foregoing.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Loans (including Loans under Incremental Facilities), a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swingline Loan, a Swingline Loan Notice.

“Required Facility Lenders” means, at any time, (a) with respect to any Term Facility, Lenders holding more than 50% of the Outstanding Amount of the Term Loans under such Facility on such date; provided, that the portion of such Term Loans held by any Defaulting Lender shall be disregarded in making the determination of Required Facility Lenders for such purpose and (b) with respect to any Revolving Facility, Lenders holding more than 50% of the Revolving Commitments (or, after the Revolving Commitments have terminated or expired, Revolving Exposure) under such Revolving Facility; provided, that, Revolving Commitments and Revolving Exposure of any Defaulting Lender shall be disregarded in making the determination of Required Facility Lenders for such purpose; provided further, the amount of any participation in any Swingline Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to or funded by another Lender shall be deemed to be held by the Lender that is the Swingline Lender or L/C Issuer, as the case may be, in making such determination

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swingline Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to or funded by another Lender shall be deemed to be held by the Lender that is the Swingline Lender or L/C Issuer, as the case may be, in making such determination.

“Resignation Effective Date” has the meaning assigned to such term in Section 9.06(b).

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the Borrower or Parent (and in the case of such an officer of Parent who is signing in Parent’s capacity as member, manager or general partner of Borrower or any other Subsidiary of Parent, Parent has been authorized to execute documents in such capacity), and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of the Borrower or Parent. Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate and/or other action on the part of the Borrower or Parent, as the case may be, and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower or Parent, as the case may be. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate, in form and substance satisfactory to the Administrative Agent.

“Restricted Payment” means, with respect to any Person, dividends (in cash, Property or obligations) on, or other payments or distributions (including return of capital) on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement, defeasance, termination, repurchase or other acquisition of, any Equity Interests in such Person (other than (a) any payment made relating to any Transfer Agreement and (b) any dividends, payments, distributions or other transfers in connection with the Transactions or pursuant to the Transaction Agreements), but excluding dividends, payments or distributions paid through the issuance of additional shares of Qualified Equity Interests and any redemption, retirement or exchange of any Qualified Equity Interests in such Person through, or with the proceeds of, the issuance of Qualified Equity Interests in such Person.

“Reverse Trigger Event” means the transfer of Equity Interests of any Subsidiary or any Gaming Facility from trust or other similar arrangement to Parent or any of its Subsidiaries from time to time.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type, and in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01(b).

“Revolving Bridge Commitments” means the Revolving Commitments set forth on Schedule 2.06(b).  The Revolving Bridge Commitments are part of, and not in addition to, the Revolving Commitments.

“Revolving Class Exposure” means, as to any Revolving Lender and Class of Revolving Commitments at any time, (i) the Outstanding Amount at such time of such Lender’s Revolving Loans of such Class, plus (ii) the Outstanding Amount of such Lender’s participation in L/C Obligations under such Class plus (iii) the Outstanding Amount of such Lender’s participation in Swingline Loans under such Class, in each case, at such time.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations in respect of Letters of Credit and (c) purchase participations in Swingline Loans, in an aggregate principal amount at any one time outstanding which does not exceed the amount set forth opposite such Lender’s name on Schedule 1.01(b) under the caption “Revolving Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be increased, decreased or otherwise adjusted from time to time in accordance with this Agreement, including Sections 2.05(b), 2.06 and 2.16 hereof; it being understood that a Lender’s Revolving Commitment shall include any Incremental Revolving Commitments and any Extended Revolving Commitments of such Lender.

“Revolving Exposure” means, as to any Revolving Lender at any time, (i) the Outstanding Amount at such time of such Lender’s Revolving Loans, plus (ii) the Outstanding Amount of such Lender’s participation in L/C Obligations plus (iii) the Outstanding Amount of such Lender’s participation in Swingline Loans, in each case, at such time.

“Revolving Facilities” means the Closing Date Revolving Facility, each credit facility comprising a Class of Extended Revolving Commitments, if any, and each credit facility comprising a Class of Additional Revolving Commitments, if any.

“Revolving Lender” means, at any time, (a) so long as any Revolving Commitment is in effect, any Lender that has a Revolving Commitment at such time or (b) if the Revolving Commitments have terminated or expired, any Lender that has a Revolving Loan, a participation in L/C Obligations with respect to Letters of Credit and/or a participation in obligations with respect to Swingline Loans at such time.

“Revolving Loan” has the meaning specified in Section 2.01(b).

“Revolving Note” means a promissory note made by the Borrower in favor of a Revolving Lender, evidencing Revolving Loans made by such Revolving Lender, substantially in the form of Exhibit D-1.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Same Day Funds” means immediately available funds.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission.

“Senior Secured Debt” means, as of any date of determination, Total Debt that is then secured by Liens on property or assets of Parent or its Subsidiaries as of such date (other than any such Total Debt that is expressly subordinated in right of payment to the Obligations pursuant to a written agreement).

“Senior Secured Debt to Total Asset Value Ratio” means, as of any date of determination, the ratio of (a) the outstanding principal amount of Senior Secured Debt minus the lesser of (i) the outstanding principal amount of Senior Secured Debt that by its terms is scheduled to mature on or before the date that is 24 months from such date of determination (“Maturing Secured Debt”) and (ii) Adjusted Unrestricted Cash to (b) (X) Total Asset Value minus (Y) all unrestricted cash and Cash Equivalents on hand of Parent and its Subsidiaries plus (Z) the amount, if any, by which Adjusted Unrestricted Cash exceeds Maturing Secured Debt, in each case, as of such date of determination.

“Senior Unsecured Notes” means collectively, (a) the $550.0 million aggregate amount of 4 3/8% Senior Unsecured Notes of the Borrower and the Co-Issuer (and guaranteed by Parent) due 2018, (b) the $1,000.0 million aggregate amount of 4 7/8% Senior Unsecured Notes of the Borrower and the Co-Issuer (and guaranteed by Parent) due 2020 and (c) the $500.0 million aggregate amount of 5 3/8% Senior Unsecured Notes of the Borrower and the Co-Issuer (and guaranteed by Parent) due 2023.

“Separation and Distribution Agreement” means the separation and distribution agreement between Parent and PNGI in substantially the form of Exhibit N hereto.

“Significant Acquisition” means an acquisition permitted under Section 7.06; provided that the aggregate consideration (whether in the form of cash, securities, goodwill, or otherwise) with respect to such acquisition is not less than 5.0 % of Total Asset Value.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts and liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is able to pay its debts as they become due and payable. For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, without duplication.

“Specified Liens” means Liens described in clause (b), (i), (n)(i) (to the extent securing judgments or orders in excess of $25.0 million in the aggregate that are more than sixty (60) calendar days past due and have not been stayed, released, discharged, satisfied, vacated or bonded pending appeal), (n)(ii), (q) or (s) of the definition of Permitted Liens.

“Specified Transaction” means (a) any incurrence or repayment of Indebtedness (other than for working capital purposes or under any Revolving Facility), (b) any Investment that results in a Person becoming a Subsidiary of Parent, (c) any acquisition that results in a Person becoming a Subsidiary of Parent, (d) any disposition that results in a Subsidiary ceasing to be a Subsidiary of Parent, (e) any acquisition of assets constituting a business unit, line of business or division of another Person or constituting an Investment (other than intercompany Indebtedness or Investments in cash and cash equivalents) or an acquisition of Real Property or interests in Real Property, in each case under this clause

(e), with a fair market value of at least $10,000,000 or constituting all or substantially all of the assets of a Person and (f) any disposition permitted under Section 7.05(g) of (i) Real Property or interests in Real Property with a fair market value of at least $10,000,000, a business unit, line of business or division of Parent or any of its Subsidiaries or (ii) a Subsidiary or all or substantially all of the assets of a Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.

“Spin-Off” means the spin-off of Parent from PNGI to the shareholders of PNGI, which shall result in the Borrower having title to substantially all of the real estate assets held by PNGI prior to the spin-off.

“Subsidiary” of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.  Unless otherwise specified herein, references to “Subsidiaries” or a “Subsidiary”, shall be to Subsidiaries or a Subsidiary, as applicable, of Parent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. For the avoidance of doubt, the term “Swap Contract” includes, without limitation, any call options, warrants and capped calls entered into as part of, or in connection with, an issuance of convertible or exchangeable debt by Parent or Borrower.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.04.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.

“Swingline Loan” has the meaning specified in Section 2.04(a).

“Swingline Loan Notice” means a notice of a Swingline Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit C-2.

“Swingline Note” means a promissory note made by the Borrower in favor of a Swingline Lender, evidencing Swingline Loans made by such Swingline Lender, substantially in the form of Exhibit D-2.

“Swingline Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the aggregate outstanding Revolving Commitments. The Swingline Sublimit is part of, and not in addition to, the Revolving Commitments.

“Tangible Net Worth” means, as of any date of determination, Total Asset Value minus Total Debt, in each case, as of such date.

“Tax Matters Agreement” means the tax matters agreement between Parent and PNGI in substantially the form of Exhibit O hereto.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenancy Leases” means operating leases, subleases, licenses, occupancy agreements and rights-of-use entered into by the Borrower or any of its Subsidiaries in its capacity as a lessor or a similar capacity in the ordinary course of business that do not materially and adversely affect the use of the real property encumbered thereby for its intended purpose.

“Tenant” shall mean Penn Tenant, LLC, a Pennsylvania limited liability company, in its capacity as tenant under the Master Lease, and its successors in such capacity.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a) or, if applicable, Section 2.16.

“Term Commitment” means a Closing Date Term Commitment or an Incremental Term Loan Commitment, as the context may require.

“Term Facilities” means the Closing Date Term Facility, each credit facility comprising a Class of Additional Term Loans, if any, and each credit facility comprising a Class of Extended Term Loans, if any.

“Term Lender” means (a) any Lender that has a Closing Date Term Commitment on the Closing Date and (b) at any time after the funding of the initial Term Loan, any Lender that holds Term Loans at such time.

“Term Loan” means each Closing Date Term Loan, each Additional Term Loan, if any, and each Extended Term Loan, if any.

“Term Note” means a promissory note made by the Borrower in favor of a Term Lender, evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit D-3.

“Test Period” means, (a) at any time prior to the date on which financial statements have been made available for Penn for the fiscal quarter ended September 30, 2013 (the “Penn Financials Delivery Date”), the four quarter period ended June 30, 2013, (b) at any time after the Penn Financials Delivery Date and prior to the date on which Financials have been or are required to have been delivered pursuant to Section 6.01(a) or (b) for the fiscal quarter of Parent ending December 31, 2013, the four fiscal quarters ending September 30, 2013 and (c) at any subsequent time, the most recently completed fiscal quarter of Parent for which Financials have been or are required to have been delivered pursuant to Section 6.01(a) or (b) and the three fiscal quarters immediately preceding such fiscal quarter; provided that (i) the calculations of Adjusted Net Operating Income and Consolidated EBITDA for the fiscal quarter ended on December 31, 2013 shall be adjusted as set forth in the definitions of “Adjusted Net Operating Income” and “Consolidated EBITDA,” (ii) the calculations of Adjusted Net Operating Income and Consolidated EBITDA for any fiscal quarter ended on or prior to September 30, 2013 that is included in a Test Period shall be as set forth in the definitions of “Adjusted Net Operating Income” and “Consolidated EBITDA” and (iii) the calculations of the Fixed Charge Coverage Ratio for any fiscal quarter ending prior to March 31, 2014 shall be as set forth in the definition of “Fixed Charge Coverage Ratio.”

“Threshold Amount” means (a) with respect to Non-Recourse Indebtedness, $250,000,000, and (b) with respect to Recourse Indebtedness, $75,000,000.

“Total Asset Value” means, as of any date of determination, the sum of the following without duplication: (a) the sum of the Asset Values for all assets constituting Income Properties, Development Properties, Redevelopment Properties or undeveloped land owned or leased under an Eligible Ground Lease by Parent and its Subsidiaries as of such date, plus (b) an amount (but not less than zero) equal to all unrestricted cash and Cash Equivalents on hand of Parent and its Subsidiaries as of such date, plus (c) earnest money deposits associated with potential acquisitions as of such date, plus (d) the book value (determined in accordance with GAAP) (but determined without giving effect to any depreciation or amortization) of all other Investments held by Parent and its Subsidiaries as of such date (exclusive of goodwill and other intangible assets); provided that (i) until Financials have been delivered, or are required to have been delivered, to the Administrative Agent pursuant to Section 6.01(b) in respect of the first fiscal quarter of Parent ending after the Closing Date (or if such first fiscal quarter is the fourth fiscal quarter of Parent’s fiscal year, the Financials for such fiscal year are delivered, or required to have been delivered, to the Administrative Agent pursuant to Section 6.01(a)), the amounts described in clauses (b), (c) and (d) above shall be the amounts as of such date of determination as reasonably determined by the Borrower and (ii) the portion of Total Asset Value attributable to any single Income Property, Redevelopment Property, Development Property or undeveloped land, shall not exceed 30.0% of Total Asset Value; provided, further that, for purposes of clause (ii) of the immediately preceding proviso, (I) the Asset Value of any such single Income Property that is listed on Schedule 1.01(e)(i) shall be deemed to be equal to the amount set forth on such Schedule as of the date of the Spin-Off, and such amounts shall be subject to increase or decrease by the applicable property’s pro rata share of any increase or decrease in the aggregate Asset Value of all properties subject to the Master Lease at any time after the date of the Spin-Off (except as provided in the following clause (II)), and (II) if any single Income Property, Redevelopment Property, Development Property or undeveloped land is added to the Master Lease after the date of the Spin-Off, the Asset Value of such Income Property, Redevelopment Property, Development Property or undeveloped land at the time it is added to the Master Lease shall be an amount equal to the fair market value thereof as reasonably determined by the Borrower in consultation with the Administrative Agent, and, thereafter, such Asset Value shall be subject to increase or decrease by its pro rata share of any increase or decrease in the aggregate Asset Value of all properties subject to the Master Lease.  Total Asset Value shall be adjusted (x) in the case of assets owned or leased by Subsidiaries of Parent which are not Wholly-Owned Subsidiaries of Parent (other than the Borrower and its Subsidiaries), to reflect Parent’s Ownership Share therein, and (y) in the case of assets owned or leased by Subsidiaries of the Borrower which are not Wholly-Owned Subsidiaries of the Borrower, to reflect the Borrower’s Ownership Share therein.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Exposure and Outstanding Amount of all Term Loans of such Lender at such time.

“Total Debt” means the aggregate amount of all Indebtedness of Parent and its Subsidiaries in an amount that would be reflected on a balance sheet prepared on a Consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money, Capitalized Lease Obligations, purchase money Indebtedness, earnout obligations, deferred purchase price obligations, debt obligations evidenced by promissory notes and similar instruments and contingent obligations in respect of any of the foregoing, provided that (a) Total Debt shall not include any Indebtedness that has been Discharged, (b) Total Debt shall not include Indebtedness in respect of letters of credit (including Letters of Credit), except to the extent of unreimbursed amounts thereunder, (c) the amount of Total Debt, in the case of Indebtedness of a Subsidiary of Parent that is not a Wholly-Owned Subsidiary of Parent (other than the Borrower and its Subsidiaries), shall be reduced to reflect Parent’s Ownership Share therein and (d) the amount of Total Debt, in the case of Indebtedness of a Subsidiary of the Borrower that is not a Wholly-Owned Subsidiary of the Borrower, shall be reduced to reflect the Borrower’s Ownership Share therein.

“Total Debt to Total Asset Value Ratio” means, as of any date of determination, the ratio, expressed as a percentage, of (a) Total Debt minus the lesser of (i) Total Debt that by its terms is scheduled to mature on or before the date that is 24 months from such date of determination (“Maturing Debt”) and (ii) Adjusted Unrestricted Cash to (b) (X) Total Asset Value minus (Y) all unrestricted cash and Cash Equivalents on hand of Parent and its Subsidiaries plus (Z) the amount, if any, by which Adjusted Unrestricted Cash exceeds Maturing Debt, in each case as of such date of determination.

“Total Relevant Debt” means Total Debt (other than any such Total Debt that (i) is Indebtedness of a Subsidiary of Parent (other than the Borrower) that does not own or lease any Unencumbered Assets, (ii) is not recourse to Parent, the Borrower or any other Subsidiary that owns or leases an Unencumbered Asset (other than Customary Non-Recourse Exclusions), (iii) does not require the grant of a Lien on any property of Parent, the Borrower or any Subsidiary that owns or leases an Unencumbered Asset to secure an obligation of the Subsidiary that is the obligor on such Indebtedness if any such Lien is granted to secure another obligation and (iv) does not contain any Negative Pledges (without giving effect to the proviso to the definition thereto) that would be applicable to any property of Parent, the Borrower or any Subsidiary that owns or leases an Unencumbered Asset).

“Total Relevant Debt to Unencumbered Asset Value Ratio” means, as of any date of determination, the ratio of (a) Total Relevant Debt to (b) Unencumbered Asset Value, in each case as of such date of determination.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, Swingline Loans, and L/C Obligations.

“Transaction Agreements” means the Separation and Distribution Agreement, the Master Lease, the Transition Services Agreement, the Tax Matters Agreement and the Employee Matters Agreement.

“Transactions” means collectively, (a) the Reorganization (including the Spin-Off) and the entering into of the Master Lease, (b) the acquisition by Parent of the real estate properties described in Schedule 1.01(g) and Schedule 1.01(h) hereto, (c) the entering into of this Agreement and the other Loan Documents and the borrowings hereunder on the Closing Date, (d) the payment of the E&P Purge,

(e) the issuance of the Senior Unsecured Notes and (f) the payment of fees and expenses in connection with the foregoing.

“Transfer Agreement” means any trust or similar arrangement required by any Gaming Authority from time to time with respect to the Equity Interests of any Subsidiary of Parent (other than Borrower) (or any Person that was a Subsidiary of Parent (other than Borrower)) or any Gaming Facility.

“Transition Services Agreement” means the transition services agreement between Parent and PNGI in substantially the form of Exhibit P hereto.

“Trigger Event” means the transfer of shares of Equity Interests of any Subsidiary of Parent (other than the Borrower) or any Gaming Facility into trust or other similar arrangement required by any Gaming Authority from time to time.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Unaffiliated Joint Ventures” shall mean any joint venture of Parent or any of its Subsidiaries; provided, however, that (i) all Investments in, and other transactions entered into with, such joint venture by Parent or any of its Subsidiaries were made in compliance with this Agreement and (ii) no Affiliate (other than Parent or any Subsidiary or any other Unaffiliated Joint Venture) or officer or director of Parent or any of its Subsidiaries owns any Equity Interest, or has any material economic interest, in such joint venture (other than through Parent or Borrower).  No Subsidiary of Parent shall be an Unaffiliated Joint Venture.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the Consolidated financial statements of such Person.

“Unencumbered Asset” means a property that satisfies the Unencumbered Asset Conditions.

“Unencumbered Asset Conditions” means, with respect to any property, that such property is:

(a) an Income Property, a Development Property, a Redevelopment Property or undeveloped land;

(b) 100% owned (in the case of real property, in fee simple or the equivalent thereof in the jurisdiction in which the applicable property is located) or leased pursuant to an Eligible Ground

Lease (other than portions of such property which constitute Qualified Ancillary Interests, which portions may be leased pursuant to leases that do not constitute Eligible Ground Leases);

(c) not subject to any Lien (other than Permitted Liens (other than Specified Liens)), any Negative Pledge (other than until the PNGI Repayment date, Negative Pledges contained in Indebtedness of PNGI), any Trigger Event or any Transfer Agreement;

(d) owned (or, in the case of an Eligible Ground Lease, leased) directly by Parent, the Borrower or any Wholly-Owned Subsidiary of Parent or the Borrower; provided, that if such property is owned (or, in the case of an Eligible Ground Lease, leased) by any Wholly-Owned Subsidiary of Parent or the Borrower, (A) Parent’s direct and indirect Equity Interests in such Subsidiary (if such Subsidiary is not Borrower or any of Borrower’s Subsidiaries), and Borrower’s direct and indirect Equity Interests in such Subsidiary, are not subject to any Lien (other than Permitted Liens (other than Specified Liens)), any Negative Pledge (other than until the PNGI Repayment date, Negative Pledges contained in Indebtedness of PNGI), any Trigger Event or any Transfer Agreement, and (B) such Subsidiary is not liable for any Indebtedness (other than (i) Guarantees of unsecured Indebtedness of Parent or the Borrower with respect to (x) the Obligations or (y) other Indebtedness, but, in the case of this clause (y), only to the extent that such Subsidiary has delivered a Qualified Subsidiary Guarantee to the Administrative Agent and (ii) Indebtedness in an aggregate amount not to exceed the lesser of $10.0 million and 5% of the Unencumbered Asset Value of such property (determined as of the most recent Test Period and only to the extent such Indebtedness is not secured by such property));

(e) owned or leased by a Person that is not subject to an event of the type described in Section 8.01(f); and

(f) not subject to any laws that prohibit, in whole or in part, the owner (or, in the case of an Eligible Ground Lease, the lessee thereunder) from granting a Lien thereon to secure the Obligations (other than notification requirements and requirements to obtain customary gaming approvals that would reasonably be expected to be granted in the ordinary course).

“Unencumbered Asset Value” means, as of any date of determination, an amount equal to the sum of the Asset Values of all Unencumbered Assets as of such date; provided, however, that (i) the portion of the Unencumbered Asset Value attributable to undeveloped land, Redevelopment Properties, and  Development Properties shall not, in the aggregate, exceed 15.0% of the total Unencumbered Asset Value; (ii) the portion of the Unencumbered Asset Value attributable to undeveloped land shall not exceed 10.0% of the total Unencumbered Asset Value; (iii) the portion of the Unencumbered Asset Value attributable to undeveloped land, Income Properties, Redevelopment Properties or Development Properties, in each case that are (A) not currently and (B) not currently being developed or redeveloped into, Gaming Facilities or hotel facilities, shall not, in the aggregate, exceed 20.0% of the total Unencumbered Asset Value; and (iv) the portion of the total Unencumbered Asset Value attributable to any single Income Property, Redevelopment Property, Development Property or undeveloped land shall not exceed 30.0% of the total Unencumbered Asset Value; provided, that for purposes of this clause (iv), (I) the Asset Value of any such single Income Property that is listed on Schedule 1.01(e)(ii) shall be deemed to be equal to the amount set forth on such Schedule as of the date of the Spin-Off, and such amounts shall be subject to increase or decrease by the applicable property’s pro rata share of any increase or decrease in the aggregate Asset Value of all properties subject to the Master Lease at any time after the date of the Spin-Off (except as provided in the following clause (II)), and (II) if such single Income Property, Redevelopment Property, Development Property or undeveloped land is added to the Master Lease after the date of the Spin-Off, the Asset Value of such single Income Property, Redevelopment Property, Development Property or undeveloped land at the time it is added to the Master Lease shall be an amount equal to the fair market value thereof as reasonably determined by the Borrower in consultation with the Administrative Agent, and, thereafter, such Asset Value shall be subject to increase or decrease by its pro rata share of any increase or decrease in the aggregate Asset Value of all properties subject to the Master Lease.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Voting Stock” shall mean, with respect to any Person, the capital stock (including any and all shares, interests (including partnership, membership and other Equity Interests), participations, rights in, or other equivalents of, such capital stock, and any and all rights, warrants or options exchangeable for or convertible into such capital stock) of such Person, in each case, that ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only as long as no senior class of Equity Interests has such voting power by reason of any contingency.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the product of (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, times (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person of which 100% of the Equity Interests is owned directly or indirectly by such Person.

“Withdrawal Liability” shall mean liability by an ERISA Affiliate to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower or the Administrative Agent, as applicable.

Section 1.02         Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)        The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The word “or” has the inclusive meaning represented by the phrase “and/or”.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein”, “hereof” and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules

shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)        In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)        Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)        Notwithstanding anything to the contrary herein, for purposes of this Agreement and any other Loan Document, the Borrower and all Wholly-Owned Subsidiaries of the Borrower shall be deemed to be Wholly-Owned Subsidiaries of Parent.

Section 1.03         Accounting Terms; Leases; Financial Definitions.

(a)        Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

(b)        Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders and the Borrower); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders, upon request of the Administrative Agent, a reconciliation setting forth differences between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)        Eligible Ground Leases.  For the avoidance of doubt, for all purposes of this Agreement, (i) properties leased or subject to Eligible Ground Leases shall include, prior to the second anniversary of the Spin-Off, all of the Original Master Lease Properties that are leased by PNGI or its Subsidiaries that are subject to assignment to Parent or Borrower pursuant to the Separation and Distribution Agreement upon receipt of all requisite consents; and (ii) all Adjusted Net Operating Income attributable to and Asset Value of such leasehold interests shall be included in all calculations of financial covenants and financial ratios hereunder in all cases as if such leasehold interests were held by the Borrower pursuant to the Master Lease; provided that, if such leasehold interests are not assigned to Parent or Borrower prior to the second anniversary of the date of the Spin-Off, such leasehold interests shall cease to constitute Eligible Ground Leases as of the second anniversary of the date of the Spin-Off, and all Adjusted Net Operating Income attributable to and Asset Value of such leasehold interests shall be excluded from all calculations of financial covenants and financial ratios hereunder as of the second anniversary of the date of the Spin-Off.

Section 1.04         Pro Forma Calculations; Financial Ratio Calculations.

(a)        Notwithstanding anything to the contrary herein, the Financial Ratios shall be calculated in the manner prescribed by this Section 1.04; provided that notwithstanding anything to the contrary in clauses (b) or (c) of this Section 1.04, when calculating the Financial Ratios, as applicable, for purposes of determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with any covenant pursuant to Section 7.11 (Financial Covenants), the events described in this Section 1.04 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b)        For purposes of calculating the Financial Ratios, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period and (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Adjusted Net Operating Income, Consolidated EBITDA, Unencumbered Asset Value or Total Asset Value and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Subsidiary of Parent or was merged, amalgamated or consolidated with or into Parent or any of its Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.04, then the Financial Ratios shall be calculated to give pro forma effect thereto in accordance with this Section 1.04.

(c)        In the event that Parent or any of its Subsidiaries incurs (including by assumption or guarantees) or repays (including by redemption, repayment, prepayment, retirement, exchange or extinguishment or Discharge) any Indebtedness included in the calculations of any of the Financial Ratios (in each case, other than Indebtedness incurred or repaid under any revolving credit facility), (i) during the applicable Test Period and/or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Financial Ratios shall be calculated giving pro forma effect to such incurrence or repayment or Discharge of Indebtedness, to the extent required, as if the same had occurred on (A) the last day of the applicable Test Period in the case of the Total Debt to Total Asset Value Ratio, the Senior Secured Debt to Total Asset Value Ratio, the Total Relevant Debt to Unencumbered Asset Value Ratio and Tangible Net Worth and (B) the first day of the applicable Test Period in the case of the Fixed Charge Coverage Ratio. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness); provided that, in the case of repayment of any Indebtedness, to the extent actual interest related thereto was included during all or any portion of the applicable Test Period, the actual interest may be used for the applicable portion of such Test Period and to give pro forma effect to such repayment. Interest on a Capitalized Lease shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower may designate.

(d)        When used in reference to the calculation of Financial Ratios for purposes of determining actual compliance with Section 7.11 (and not Pro Forma Compliance or compliance on a Pro Forma Basis), references to the date of determination shall mean the last day of the relevant fiscal quarter then being tested.  When used in reference to the calculation of Financial Ratios for purposes of determining Pro Forma Compliance or compliance on a Pro Forma Basis (other than for purposes of actual compliance with Section 7.11), references to the date of determination shall mean the calculation of Financial Ratios as of the last day of the most recent Test Period on a Pro Forma Basis.  For purposes of determining Pro Forma Compliance or compliance on a Pro Forma Basis with covenants set forth in Section 7.11 prior to the date on which such covenants would otherwise apply, the covenants set forth in Section 7.11 shall be deemed to be applicable for purposes of such test.

Section 1.05         Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.06         Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to time of day in New York, New York (daylight or standard, as applicable).

Section 1.07         Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01         Loans.

(a)        Term Borrowing.  Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrower (each such loan and each Increase Term Loan of the same Class, if any, referred to individually as a “Closing Date Term Loan” and, collectively, the “Closing Date Term Loans”) on the Closing Date, in an aggregate amount equal to such Term Lender’s Closing Date Term Commitment. In addition, in the event of the establishment of one or more Incremental Term Loan Commitments as provided in Section 2.16, each Additional Lender providing Incremental Term Loans hereby severally agrees, on the terms and subject to the conditions of this Agreement, to make a single Term Loan to the Borrower on or after the effective date of the establishment of each such Incremental Term Loan Commitment (as agreed by the Borrower and the applicable Additional Lenders), in a principal amount equal to such Additional Lender’s Incremental Term Loan Commitment, as applicable. Each Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders. Term Borrowings prepaid or repaid, in whole or in part, may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)        Revolving Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) from time to time on any Business Day during the Availability Period with respect to any Revolving Commitments, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that, after giving effect to any Revolving Borrowing, (i) the Revolving Exposure of any Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitment, (ii) the Revolving Class Exposure of any Revolving Lender in respect of any Class shall not exceed such Revolving Lender’s Revolving Commitment of such Class, (iii) the Revolving Class Exposure of all Revolving Lenders in respect of any Class of Revolving Commitments shall not exceed the aggregate outstanding Revolving Commitments of such Class, (iv) the aggregate Revolving Exposures shall not exceed the total Revolving Commitments and (v) the Total Revolving Outstandings shall not exceed the aggregate outstanding Revolving Commitments.  Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow Revolving Loans, prepay under Section 2.05(a), and reborrow under this Section 2.01(b). Revolving Loans may consist of Base Rate Loans or Eurodollar Rate Loans, or a combination thereof, as further provided herein.

Section 2.02         Borrowings, Conversions and Continuations of Loans.

(a)        Notice of Borrowing.  Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. New York, New York time (or such later time as the Administrative Agent may agree in its sole discretion) (x) with respect to Eurodollar Rate Loans, three (3) Business Days prior to and (y) with respect to Base Rate Loans, on the requested date of any Borrowing, conversion or continuation. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer. Except as provided in Sections 2.03(c) and 2.04(d), each Borrowing, conversion or continuation of Revolving Loans and each conversion or continuation of Term Loans shall be in a principal amount of (i) with respect to Revolving Loans that are to be made or Loans that are to be converted into or continued as Eurodollar Rate Loans, $2,500,000 or a whole multiple of $100,000 in excess thereof or (ii) with respect to Revolving Loans that are to be made or Loans that are to be converted into or continued as Base Rate Loans, $2,500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (A) the applicable Facility and whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans, as the case may be, under such Facility, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or continued, or to which existing Loans are to be converted and (E) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, the Loan Notice will be deemed to have specified an Interest Period of one (1) month. Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a Eurodollar Rate Loan.

(b)        Advances.  Following receipt of a Loan Notice for a Facility, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable

Percentage under such Facility of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans or as described in Section 2.02(a). In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Dollars in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is an initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if, on the date a Loan Notice with respect to a Revolving Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)        Eurodollar Rate Loans.  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, upon written notice from the Required Lenders, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)        Notice of Interest Rates.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in JPMorgan Chase Bank, N.A.’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)        Interest Periods.  After giving effect to (i) all Term Borrowings, (ii) all conversions of Term Loans from one Type to the other, (iii) all continuations of Term Loans as the same Type, (iv) all Revolving Borrowings, (v) all conversions of Revolving Loans from one Type to the other, and (vi) all continuations of Revolving Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect in respect of the Term Facilities and the Revolving Loans.

Section 2.03         Letters of Credit.

(a)        The Letter of Credit Commitment.

(i)    Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower (which may be in support of obligations of Parent or in support of obligations of a Subsidiary of Parent), and to amend Letters of Credit previously issued by it, in accordance with Section 2.03(b) and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit in each case issued for the account of the Borrower (which may be in support of obligations of Parent or in support of obligations of a Subsidiary of Parent) and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (A) the Total Revolving Outstandings shall not exceed the aggregate outstanding Revolving Commitments, (B) the Revolving Exposure of any Revolving Lender shall not exceed such Lender’s Revolving Commitment, (C) the Outstanding Amount of all L/C Obligations shall not exceed the Letter of Credit Sublimit, (D) the Revolving Class Exposure of any Revolving Lender in respect of any Class shall not exceed such Revolving Lender’s Revolving Commitment of such Class, and (E) the Revolving Class Exposure of all Revolving Lenders in respect of any Class of Revolving Commitments shall not exceed the aggregate outstanding Revolving Commitments of such Class.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)   The L/C Issuer shall not issue any Letter of Credit if:

(A)      the expiry date of such Letter of Credit would occur more than twelve (12) months after the date of issuance, unless the Administrative Agent and the L/C Issuer have approved such expiry date; provided, however, that any standby Letter of Credit may be automatically extendible (so long as the L/C Issuer shall have the right to prevent such extension at least once in each 12 month period) for periods of up to one (1) year (but never beyond the Letter of Credit Expiration Date, subject to the remaining terms of this Section 2.03(a)(ii)); or

(B)      the expiry date of such Letter of Credit would occur after the Letter of Credit Expiration Date, except that a Letter of Credit may expire up to one (1) year beyond the Letter of Credit Expiration Date so long as the Borrower Cash Collateralizes (as provided in Section 2.14) the L/C Obligations with respect to such Letter of Credit no later than thirty (30) Business Days prior to the Letter of Credit Expiration Date).  For the avoidance of doubt, the obligations of the Borrower under this Section 2.03 in respect of a Letter of Credit with an expiration date after the Maturity Date of a Revolving Facility shall survive such Maturity Date and shall remain in effect until such Letter of Credit is no longer outstanding.

(iii)  The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)      any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)      the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)      except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D)      such Letter of Credit is to be denominated in a currency other than Dollars;

(E)       any Revolving Lender is at that time a Defaulting Lender, unless (x) the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender has been eliminated pursuant to Section 2.15(a)(iv) or (y) the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Revolving Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to such Defaulting Lender arising from either such Letter of Credit or such Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F)       the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv)  The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(v)   The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions and (B) as additionally provided herein with respect to the L/C Issuer.

(b)        Procedures for Issuance and Amendment of Letters of Credit.

(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer. Such Letter of Credit Application may be sent by fax transmission, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. New York, New York time (or such later time as the L/C Issuer may agree in its sole discretion) at least three (3) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof (which shall comply with Section 2.03(a)(ii) hereof); (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)   Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from Required Lenders, the Administrative Agent or the Borrower, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (which may be in support of obligations of Parent or in support of obligations of a Subsidiary of Parent) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Revolving Percentage times the amount of such Letter of Credit.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any setoff, counterclaim, recoupment, defense or other right, or amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments or any other occurrence, event or condition, whether or not similar to the foregoing.

(iii)  Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)        Drawings and Reimbursements; Funding of Participations.

(i)    Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof and the Borrower shall reimburse the L/C Issuer through the Administrative Agent not later than the L/C Reimbursement Deadline.  If the Borrower fails to so reimburse the L/C Issuer by the L/C Reimbursement Deadline, the Administrative Agent shall promptly notify each applicable Revolving Lender of date of payment by the L/C Issuer under such Letter of Credit (each such date an “Honor Date”), the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Revolving Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the day of the L/C Reimbursement Deadline, in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.  “L/C Reimbursement Deadline” means, with respect to any Honor Date, (i) the second Business Day after the Honor Date, if the Borrower shall have received notice of the payment by the L/C Issuer under the applicable Letter of Credit prior to 10:00 a.m. New York, New York time on the Honor Date, (ii) or if such notice has not been received by the Borrower prior to 10:00 a.m. New York, New York time on the Honor Date or if the Honor Date is not a Business Day, then the third Business Day after the date that the Borrower receives such notice.

(ii)   Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan, as applicable, to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)  With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest), and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section.

(iv)  Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)   Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or the reduction or termination of the Commitments; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)  If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be, as of the date of such Revolving Borrowing or L/C Borrowing. A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)        Repayment of Participations.

(i)    At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)   If any payment received by the Administrative Agent for the account of the L/C Issuer and distributed to the Revolving Lenders pursuant to Section 2.03(d)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)        Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing and each Revolving Loan made pursuant to Section 2.03(c) shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)   the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary of the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)  any draft, demand, endorsement, certificate or other document presented under or in connection with such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)  waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact prejudice the Borrower;

(v)   honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)  any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the ICC, the ISP or the UCP, as applicable;

(vii) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)  any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its Affiliates unless such notice is given as provided in the previous sentence.

(f)        Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties or any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence, bad faith or willful misconduct or material breach of any Loan Document on the part of such Person; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against such beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any Lender, any of their respective Related Parties or any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct damages (as opposed to special, indirect, punitive, consequential or exemplary damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that were caused by the gross negligence, bad faith or willful misconduct or material breach of any Loan Document on the part of the L/C Issuer (in each case, as finally determined in an non-appealable judgment by a court of competent jurisdiction) or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, such L/C Issuer shall be deemed to have exercised care in each such determination.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring, endorsing or assigning or purporting to transfer, endorse or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary thereof via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)        Applicability of ISP and UCP; Limitation of Liability.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the Banking Commission of the ICC, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)        Letter of Credit Fees.  For each Letter of Credit and each Class of Revolving Commitments of each Revolving Lender, the Borrower shall pay to the Administrative Agent for the account of such Revolving Lender in accordance, subject to Section 2.15, with its Applicable Revolving Percentage for such Class a Letter of Credit fee (the “Letter of Credit Fee”) equal to the Applicable Rate for Eurodollar Revolving Loans with respect to the applicable Class of Revolving Commitments times the daily amount available to be drawn under such Letter of Credit (and allocable to such Class of Revolving Commitments).  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Letter of Credit Fees shall be (A) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (B) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i)         Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each Letter of Credit, at a rate equal to 0.125 % per annum times the face amount of such Letter of Credit, payable quarterly in arrears and (ii) with respect to any amendment of a Letter of Credit increasing the amount of such Letter of Credit, at a rate equal to 0.125% per annum times the amount of such increase, payable quarterly in arrears, in each case, on the last Business Day of each March, June, September and December, commencing with the first such date to occur after such issuance or amendment, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)         Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)        Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder, is in support of any obligations of, or is for the account of, a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l)         Addition of an L/C Issuer.  A Revolving Lender (or any of its Subsidiaries or affiliates) may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Lender.  The Administrative Agent shall notify the Revolving Lenders of any such additional L/C Issuer.

(m)      Provisions Related to Extended Revolving Commitments.  If the Maturity Date in respect of any Class of Revolving Commitments occurs prior to the expiration of any Letter of Credit, then (i) with the consent of the L/C Issuer which issued such Letter of Credit, if one or more other Classes of Revolving Commitments in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.03(c)) under (and ratably participated in by Lenders pursuant to) the Revolving Commitments in respect of such non-terminating Classes up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments thereunder at such time and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrowers shall Cash Collateralize any such Letter of Credit in accordance with Section 2.14.  Commencing with the Maturity Date of any Class of Revolving Commitments, the sublimit for Letters of Credit shall be agreed with the Lenders under the non-terminating Classes and the applicable L/C Issuer.  For the avoidance of doubt, notwithstanding anything contained herein, the commitment of any L/C Issuer to act in its capacity as such cannot be extended beyond the Maturity Date for the Revolving Facility (as such Maturity Date is in effect at the Closing Date) or increase without its prior written consent.

Section 2.04         Swingline Loans.

(a)        The Swingline.  Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance upon the agreements of the other Lenders set forth in this Section, may in its sole discretion make loans in Dollars (each such loan, a “Swingline Loan”). Each Swingline Loan may be made, subject to the terms and conditions set forth herein, to the Borrower, in Dollars, from time to time on any Business Day during the Availability Period in respect of any Revolving Commitments in an aggregate amount not to exceed at any time outstanding the Swingline Sublimit, notwithstanding the fact that such Swingline Loans, when aggregated with the Applicable Revolving Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swingline Lender, may exceed the amount of such Lender’s Revolving Commitment;  provided, however, that (i) after giving effect to any Swingline Loan, (A) the Total Revolving Outstandings shall not exceed the aggregate outstanding Revolving Commitments at such time and (B) the Revolving Exposure of any Revolving Lender at such time shall not exceed such Lender’s Revolving Commitment, (ii) the Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan and (iii) the Swingline Lender shall not be under any obligation to make any Swingline Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section, prepay under Section 2.05(a), and reborrow under this Section. Each Swingline Loan shall bear interest as provided in Section 2.08(a)(iii). Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Revolving Lender’s Applicable Revolving Percentage times the amount of such Swingline Loan.

(b)        Borrowing Procedures.  Each Swingline Borrowing shall be made upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 11:00 a.m. New York, New York time (or such later time as the Swingline Lender may agree in its sole discretion) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000 and if in excess thereof, in integral multiples of $1,000,000, or, if less, the unused portion of the Swingline Sublimit and (ii) the requested date of such Swingline Borrowing (which shall be a Business Day). Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Swingline Loan Notice, appropriately completed and signed by a Responsible Officer. Promptly after receipt by the Swingline Lender of any telephonic Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of Revolving Lenders holding a majority of the Revolving Commitments) prior to 2:00 p.m. on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the proviso to the second sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the Borrower.

(c)        Refinancing of Swingline Loans.

(i)    The Swingline Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Facilities and the conditions set forth in Section 4.02. The Swingline Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such Loan Notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Applicable Revolving Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swingline Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii)   If for any reason any Swingline Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders fund its risk participation in the relevant Swingline Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)  If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or funded participation in the relevant Swingline Loan, as the case may be, as of the date of such Revolving Borrowing or funded participation. A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)  Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or reduction or termination of the Revolving Commitments, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice). No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(d)        Repayment of Participations.

(i)    At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Lender its Applicable Revolving Percentage thereof in the same funds as those received by the Swingline Lender.

(ii)   If any payment received by the Swingline Lender in respect of principal of or interest on any Swingline Loan and paid to the Revolving Lenders is required to be returned by the Swingline Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Lender shall pay to the Swingline Lender its Applicable Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)        Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section to refinance such Revolving Lender’s Applicable Revolving Percentage of any Swingline Loan, interest in respect of such Applicable Revolving Percentage shall be solely for the account of the Swingline Lender.

(f)        Payments Directly to Swingline Lender. The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

Section 2.05         Prepayments.

(a)        Optional.

(i)    The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans or Revolving Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. New York, New York time (or uch later time as the Administrative Agent may agree in its sole discretion) (1) three (3) Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; and (B) any prepayment of any Loan shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof; or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the applicable Facility and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the prepayment amount specified in such notice shall be due and payable on the date specified therein; provided that any such notice may be made conditional on the occurrence of a financing, sale, issuance or incurrence of indebtedness or other transaction, in which case, subject to Section 3.05, the obligation of the Borrower to make such prepayment shall be conditional on the occurrence of such event (and no prepayment shall be required if such event does not occur). Any prepayment of principal (other than a prepayment of Base Rate Loans) shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(ii)   The Borrower may, upon notice to the Swingline Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the date of such prepayment and (B) any such prepayment shall be in a minimum principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the prepayment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of principal shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b)        Mandatory.

(i)    Within 45 days after the Closing Date, Borrower shall prepay the Revolving Loans in such an amount so that after giving effect to such prepayment, (A) the principal amount of Revolving Loans outstanding hereunder does not exceed $200,000,000 (on the date of such prepayment) and (B) the principal amount of Revolving Loans made pursuant to Revolving Bridge Commitments is repaid in full.  Such prepayment shall be applied first, to the principal amount of Revolving Loans being maintained as Base Rate Loans and second, to the principal amount of Revolving Loans being maintained as Eurodollar Rate Loans and, subject to Section 2.15 and the first sentence of this Section 2.05(b)(i), shall be paid to the Revolving Lenders in accordance with their Applicable Revolving Percentages.  Any prepayment pursuant to this Section 2.05(b)(i) shall be accompanied by any additional amounts required to be paid pursuant to Section 3.05.

(ii)   If at any time for any reason the aggregate Revolving Exposure exceeds the aggregate amount of Revolving Commitments then in effect, the Borrower shall promptly prepay or cause to be promptly prepaid Revolving Loans and Swingline Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.  Any such prepayment shall be applied first, to the principal amount of Revolving Loans being maintained as Base Rate Loans and second, to the principal amount of Revolving Loans being maintained as Eurodollar Rate Loans and, subject to Section 2.15, shall be paid to the Revolving Lenders in accordance with their Applicable Revolving Percentages.  Any prepayment pursuant to this Section 2.05(b)(ii) shall be accompanied by any additional amounts required to be paid pursuant to Section 3.05.

Section 2.06         Termination or Reduction of Commitments.

(a)        Optional. The Borrower may, upon notice to the Administrative Agent, terminate any Revolving Facility, or from time to time permanently reduce any Revolving Facility;

provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. New York, New York time three (3) Business Days (or such later time as the Administrative Agent may agree in its sole discretion) prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce such Revolving Facility if, after giving effect thereto and to any concurrent prepayments hereunder, (A) the Total Revolving Outstandings would exceed the aggregate outstanding Revolving Commitments, (B) the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, (C) the Outstanding Amount of Swingline Loans would exceed the Swingline Sublimit, or (D) the Outstanding Amount of all Revolving Loans at such time would exceed the Revolving Commitments as then in effect. Any such notice may be made conditional on the occurrence of a financing, sale, issuance of Indebtedness or other transaction.

(b)        Mandatory.

(i)    The aggregate Term Commitments on the Closing Date shall be automatically and permanently reduced to zero upon the making of the Term Lenders’ Term Loans pursuant to Section 2.01(a).

(ii)   The aggregate amount of any Incremental Term Loan Commitments shall be automatically and permanently reduced to zero upon the making of the Additional Lenders’ Incremental Term Loans with respect thereto pursuant to Section 2.01(a).

(iii)  If at any time the Letter of Credit Sublimit, the Swingline Sublimit, or the Revolving Commitments would exceed the aggregate outstanding Revolving Commitments at such time, the Letter of Credit Sublimit, the Swingline Sublimit, or the Revolving Commitments, as the case may be, shall be automatically reduced by the amount of such excess.

(iv)  On the date that the Borrower makes the prepayment described in Section 2.05(b)(i), the Revolving Commitments of the Revolving Lenders set forth on Schedule 2.06(b) shall be automatically reduced by an aggregate amount of $150,000,000, which shall be effected by termination of the Revolving Bridge Commitments.

(c)        Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Revolving Commitments, the Letter of Credit Sublimit or the Swingline Sublimit under this Section 2.06. Except as otherwise provided in Section 2.06(b)(iv), upon any reduction of the Revolving Commitments, the Letter of Credit Sublimit and/or the Swingline Sublimit, the Revolving Commitment, the Letter of Credit Sublimit and/or the Swingline Sublimit, as applicable, of each Revolving Lender shall be reduced by such Lender’s Applicable Revolving Percentage of such reduction amount. All fees in respect of a Revolving Facility accrued until the effective date of any termination of such Revolving Facility shall be paid on the effective date of such termination.

Section 2.07         Repayment of Loans.

(a)        Term Loan. Subject to clause (d) below, the Borrower shall repay to the applicable Term Lenders on the Maturity Date for each Term Facility the aggregate principal amount of all Term Loans of the applicable Class outstanding on such date.

(b)        Revolving Loans. The Borrower shall repay to the applicable Revolving Lenders on the Maturity Date for each Revolving Facility the aggregate principal amount of all Revolving Loans of the applicable Class outstanding on such date.

(c)        Swingline Loans. The Borrower shall repay each Swingline Loan on the earlier to occur of (i) the date fifteen (15) Business Days after such Swingline Loan is made and (ii) the third Business Day prior to the next succeeding Maturity Date of any of the Revolving Facilities.

(d)        Incremental Term Loans. The Borrower shall repay any Additional Term Loans or Extended Term Loans in the amounts and on the dates specified in the applicable Incremental Facility Amendment or Extension Amendment.

Section 2.08         Interest and Default Rate.

(a)        Interest. Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable borrowing date at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for the applicable Class of Loans; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the applicable Class of Loans; and (iii) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Loans under the Closing Date Revolving Facility

(b)        Default Rate.

(i)    If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)   If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after any applicable grace periods have expired), whether at stated maturity, by acceleration or otherwise, then upon the written request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)  While any Event of Default under Section 8.01(f) exists, outstanding Obligations (including Letter of Credit Fees) shall accrue interest at a fluctuating rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)        Interest Payments.  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09         Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)        Commitment Fee. Except as otherwise specified in any Incremental Facility Amendment or Extension Amendment, the Borrower shall pay to the Administrative Agent for the account of each Revolving Lender under each Revolving Facility in accordance with its Applicable Percentage, commitment fees (the “Commitment Fee”) equal to the Applicable Rate times the actual daily amount of (x) such Revolving Facility minus (y) the actual daily Outstanding Amount of all Revolving Loans and L/C Obligations thereunder, subject to adjustment as provided in Section 2.15. The Commitment Fee for each Revolving Facility shall accrue at all times during the Availability Period for such Revolving Facility, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date (or applicable Incremental Facility Closing Date or Extension date), and on the last day of the Availability Period for such Revolving Facility. Each Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)        Letter of Credit Fees. The Borrower shall pay Letter of Credit fees as set forth in Sections 2.03(h) and (i).

(c)        Other Fees.

(i)    The Borrower shall pay to the Administrative Agent for its own account such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

(ii)   The Borrower shall pay to the Lenders and/or their Affiliates such additional fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

Section 2.10         Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11         Evidence of Debt.

(a)        Maintenance of Accounts.  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the

Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Term Loans, Revolving Loans or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)        Maintenance of Records.  In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.12         Payments Generally; Administrative Agent’s Clawback.

(a)        General.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. All payments of principal of and interest on any Loan, fees, Unreimbursed Amounts and other payments to be made hereunder shall be payable in Dollars. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office and in Same Day Funds not later than 2:00 p.m. New York, New York time (or such later time as the Administrative Agent may agree in its sole discretion) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. New York, New York time (or such later time as the Administrative Agent may agree in its sole discretion) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period”, and as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)        (i)   Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing as of the date of such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)   Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, receiving any such payment severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)        Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)        Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)        Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)        Pro Rata Treatment.  Except to the extent otherwise provided herein: (i) each Borrowing (other than Swingline Borrowings) shall be made from the Appropriate Lenders, each payment of fees under Sections 2.03(h) and (i) and Sections 2.09(a) and (b) shall be made for account of the Appropriate Lenders, and each termination or reduction of the amount of the Commitments shall be applied to the respective Commitments of the Lenders of any Class, in each case pro rata according to the amounts of their respective Commitments of the applicable Class; (ii) each Borrowing (other than Swingline Borrowings) shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Revolving Loans and Term Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Borrower (other than Swingline Borrowings) shall be made for account of the Appropriate Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans (other than Swingline Borrowings) by the Borrower shall be made for account of the Appropriate Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Appropriate Lenders.

Section 2.13         Sharing of Payments by Lenders.

(a)        Except as otherwise expressly provided herein, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time, then, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact and (B) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders; provided that:

(1)       if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(2)       the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender and for the avoidance of doubt, as this Agreement may be amended or otherwise modified from time to time), (y) the application of Cash Collateral provided for in Section 2.14, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swingline Loans to any assignee or Participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

(b)        Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising any such right with respect to any other indebtedness or obligation of the Borrower.

(c)        The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.14         Cash Collateral.

(a)        Certain Credit Support Events.  If (i) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, except to the extent Cash Collateral has already been provided pursuant to clause (iv) below, (ii) the Borrower shall be required to provide Cash Collateral pursuant to Section 2.05 or 8.02(c) or the proviso to Section 8.02, (iii) there shall exist a Defaulting Lender or (iv) a Letter of Credit shall be issued pursuant to Section 2.03(a)(ii)(B) with an expiration date after the Letter of Credit Expiration Date, the Borrower shall immediately (in the case of clause (ii) above), prior to the date specified in Section 2.03(a)(ii)(B) (in the case of clause (iv) above) or within one (1) Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iii) above, after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender). The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations that may reasonably be expected to result in Cash Collateral being less than the Minimum Collateral Amount.

(b)        Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c).  If at any time the Administrative Agent determines that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent.  At the Administrative Agent’s request, the Borrower shall enter into account control agreements in respect of such deposit accounts for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (which account control agreements shall be reasonably satisfactory to the Administrative Agent).  The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)        Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05(a), 2.15 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Revolving Lender that is a Defaulting Lender, any interest accrued on such obligation) and other obligations for which such Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)        Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination or reduction of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Revolving Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the existence of excess Cash Collateral; provided, however, that (x) Cash Collateral furnished by on or behalf of the Borrower shall not be released during the continuance of an Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 8.03) and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.15         Defaulting Lenders.

(a)        Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)    Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii)   Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swingline Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, if requested by the Borrower, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such

Defaulting Lender has not fully funded its appropriate share and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(v). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)  Certain Fees.

(A)      Fees.  No Defaulting Lender shall be entitled to receive fees payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender, and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)      Letter of Credit Fees.  Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C)      Defaulting Lender Fees. With respect to any fee payable under Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to the L/C Issuer and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the L/C Issuer’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender and (3) not be required to pay the remaining amount of any such fee.

(iv)  Reallocation of Applicable Revolving Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Revolving Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (A) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (B) such reallocation does not cause the Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s

Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)   Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (A) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (B) second, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(b)        Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swingline Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender (provided that the Borrower’s agreement shall not be required if an Event of Default has occurred and is continuing at the time of such agreement), the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Revolving Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.16         Incremental Credit Extensions.

(a)        At any time and from time to time, subject to the terms and conditions set forth in this Section 2.16, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more new commitments for Term Loans (an “Incremental Term Loan Commitment” and the Loans made pursuant thereto, “Incremental Term Loans”) which may be in the same Class as any Class of outstanding Term Loans (an “Increase Term Loan Commitment”, and the Loans made pursuant thereto, “Increase Term Loans”) or one or more additional tranches of term loans (an “Additional Term Loan Commitment”, and the Loans made pursuant thereto, “Additional Term Loans”) and/or one or more increases in any existing Class of Revolving Commitments (an “Increase Revolving Commitment”) and/or the establishment of one or more new revolving credit commitments (an “Additional Revolving Commitment” and, together with any Increase Revolving Commitments, the “Incremental Revolving Commitments”; together with the Incremental Term Loans, the “Incremental Facilities”).  Notwithstanding anything to contrary herein, the aggregate principal amount of all outstanding Term Loans and Revolving Commitments hereunder shall not, at any time, exceed $1,500,000,000.  Each Incremental Facility shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $25,000,000 in case of Incremental Term Loans or $25,000,000 in case of Incremental Revolving Commitments; provided that such amount may be less than the applicable minimum amount if such amount represents all the remaining availability hereunder as set forth above.

(b)        Any Increase Term Loans shall have terms identical to the terms of the existing Term Loans of the relevant Class hereunder; provided, however, that upfront fees or original issue discount may be paid to Lenders providing such Increase Term Loans as agreed by such Lenders and the Borrower, and the conditions to initial funding applicable to such Incremental Term Loans shall be as provided in this Section 2.16.  Any Increase Revolving Commitments shall have terms identical to the terms of the existing Revolving Commitments of the relevant Class hereunder; provided, however, that upfront fees may be paid to Lenders providing such Increase Revolving Commitments as agreed by such Lenders and the Borrower, and the conditions to initial incurrence applicable to such Increase Revolving Commitments and to the initial borrowing thereunder shall be as provided in this Section 2.16.  Interest Periods applicable to Increase Term Loans or Revolving Loans advanced pursuant to Incremental Revolving Commitments may, at the election of the Administrative Agent and the Borrower, be made with Interest Period(s) identical to the Interest Period(s) applicable to existing Term Loans of the relevant Class or existing Revolving Loans of the applicable Class (and allocated to such Interest Period(s) on a proportional basis).

(c)        Any Additional Term Loans (i) for purposes of prepayments, shall be treated, unless otherwise agreed by the Lenders holding such Additional Term Loans, substantially the same as (but in no event any more favorably than) the Term Loans outstanding immediately prior to the incurrence of such Additional Term Loan and (ii) other than amortization, pricing or maturity date, shall have the same terms as the Term Loans; provided that (A) applicable interest rate margins, arrangement fees, upfront or other fees, original issue discount and amortization (subject to the remaining terms of this proviso) with respect to any Additional Term Loans shall be determined by the Borrower and the applicable Additional Lenders, (B) any Additional Term Loan shall not have a final maturity date earlier than the Maturity Date applicable to any Term Loans outstanding immediately prior to the incurrence of such Additional Term Loan and (C) any Additional Term Loan shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of any Term Loans outstanding immediately prior to the incurrence of such Additional Term Loan; provided, further, that Additional Term Loans may contain (x) additional or more restrictive covenants that are applicable only to periods after the latest Maturity Date of any Term Loans outstanding or Revolving Commitments in effect immediately prior to giving effect to such additional facility and (y) other terms that are reasonably satisfactory to the Administrative Agent.

(d)        Any Additional Revolving Commitment shall have the same terms as the existing Revolving Commitments; provided that (i) applicable interest rate margins, commitment fee, arrangement fees, upfront and other fees with respect to any Additional Revolving Commitments shall be determined by the Borrower and the applicable Additional Lenders, and (ii) the maturity date of such Additional Revolving Commitments shall be no earlier than the latest Maturity Date applicable to any Class of Revolving Commitments prior to giving effect to such Additional Revolving Commitments; provided, further, that such Additional Revolving Commitments (i) may contain (x) additional or more restrictive covenants that are applicable only to periods after the latest Maturity Date of any Term Loans outstanding or Revolving Commitments in effect immediately prior to giving effect to such additional facility, (y) provisions allowing any Revolving Commitments that have a final maturity date prior to the final maturity date and termination of such Additional Revolving Commitments to be repaid and terminated prior to such Additional Revolving Commitments (z) other terms that are reasonably satisfactory to the Administrative Agent.

(e)        Each notice from the Borrower pursuant to this Section 2.16 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans and/or Incremental Revolving Commitments.  Any Incremental Facility shall be effected by an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, the applicable Additional Lenders, the Administrative Agent and, in the case of any

Incremental Revolving Commitments, the L/C Issuer and Swingline Lender.  Any additional bank, financial institution, existing Lender or other Person that elects to extend Incremental Term Loans or Incremental Revolving Commitments shall be reasonably satisfactory to the Borrower and, to the extent Administrative Agent’s consent would be required under Section 10.06(b), the Administrative Agent (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to the applicable Incremental Facility Amendment.  For the avoidance of doubt, no L/C Issuer or Swingline Lender is required to act as such for any Additional Revolving Commitments unless they so consent.  No Incremental Facility Amendment shall require the consent of any Lenders other than the Additional Lenders with respect to such Incremental Facility Amendment.  No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Commitments, unless it so agrees.  An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.16 and shall set forth the terms of the relevant Incremental Term Loans or Incremental Revolving Commitments.  The effectiveness of any Incremental Facility Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of the following conditions: (i) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with the applicable Incremental Facilities, (ii) such Incremental Facility Amendment shall have been duly executed and delivered by Borrower, each applicable Additional Lender, the Administrative Agent and, in the case of any Incremental Revolving Commitments, the L/C Issuer and Swingline Lender, (iii) the Borrower shall be in compliance with the financial covenants set forth in Section 7.11 as of the last day of the most recent Test Period on a Pro Forma Basis (including after giving effect to such Incremental Facilities (with any Incremental Revolving Commitments given effect on a Pro Forma Basis to the extent of the amount of such Incremental Revolving Commitments drawn on the Incremental Facility Closing Date) and any related acquisitions or investments as if such Incremental Facilities and related acquisitions or investments had been made on the first day of the most recent Test Period) and (iv) each of the conditions set forth in Section 4.02 shall be satisfied (it being understood that all references to “the date of such Credit Extension” or similar language in Section 4.02 shall be deemed to refer to the Incremental Facility Closing Date).  The proceeds of any Incremental Term Loans may be used only for general corporate purposes (including Permitted Acquisitions, other acquisitions not prohibited by this Agreement and dividends, distributions or repurchases permitted pursuant to Section 7.04).

(f)        Upon the effectiveness of any Incremental Revolving Commitments pursuant to this Section 2.16, (x) each Revolving Lender immediately prior to the relevant Incremental Facility Closing Date will automatically and without further act be deemed to have assigned to each Additional Lender providing a portion of such Incremental Revolving Commitment (each, an “Incremental Revolving Lender”), and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans (but not, for the avoidance of doubt, the related Revolving Commitments) such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swingline Loans held by each Revolving Lender (including each such Incremental Revolving Lender) will equal the percentage of the aggregate Revolving Commitments of all Revolving Lenders represented by such Revolving Lender’s Revolving Commitment and (y) in the case of the provision of any Increase Revolving Commitments, the Borrower shall prepay any Revolving Loans of the applicable Class held by Revolving Lenders immediately prior to the relevant Incremental Facility Closing Date with proceeds of such Increase Revolving Commitments (which may be effected through assignments of funded Revolving Loans of such Class from Revolving Lenders immediately prior to such increase to the relevant Additional Lenders), as directed by the Administrative Agent such that after giving effect to such prepayment or assignments the percentage of the aggregate outstanding Revolving Loans of such Class held by each Revolving Lender holding Revolving Commitments of such Class (including Additional Lenders holding Increase Revolving Commitments of such Class) will equal the percentage of the aggregate Revolving Commitments of such Class of all Revolving Lenders holding Revolving Commitments of such Class (including Additional Lenders with Increase Revolving Commitments of such Class) represented by such Revolving Lender’s Revolving Commitment of such Class (including Increase Revolving Commitments of such Class).  In addition, in connection with the incurrence of any Increase Term Loans, the Administrative Agent is hereby authorized to make such adjustments necessary to ensure that such Increase Term Loans are included ratably in each applicable Term Borrowing and each Lender’s Applicable Percentage of the applicable Class of Term Loans is adjusted to reflect the increased size of such Class.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentences, and such transactions shall not be required to be effected in accordance with Section 10.06.  For the avoidance of doubt, Revolving Loans and participations in Letters of Credit and Swingline Loans assigned pursuant to this Section 2.16(f) shall, upon receipt thereof by the relevant Incremental Revolving Lenders, be deemed to be Revolving Loans and participations in Letters of Credit and Swingline Loans in respect of the Incremental Revolving Commitments acquired by such Incremental Revolving Lenders on the applicable Incremental Facility Closing Date, and the terms of such Revolving Loans and participation interests (including without limitation the interest rate and maturity applicable thereto) shall be adjusted accordingly.  The Letter of Credit Sublimit and the Swingline Sublimit may be increased as part of any Incremental Revolving Commitments in an amount not to exceed the amount of such Incremental Revolving Commitments, subject to consent of the L/C Issuer or Swingline Lender, as applicable.

(g)        Upon the effectiveness of any Incremental Facility pursuant to this Section 2.16, any Additional Lender participating in such Incremental Facility that was not a Lender hereunder immediately prior to such time shall become a Lender hereunder.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of any Incremental Facility, and (i) the applicable Incremental Commitments shall be deemed to be Commitments hereunder, (ii) any Loans made pursuant to the Additional Revolving Commitments shall be deemed to be Revolving Loans of additional Class hereunder, (iii) any Loans made pursuant to Increase Revolving Commitments shall be deemed to be Revolving Loans of the relevant Class hereunder, (iv) any Increase Term Loans (to the extent funded) shall be deemed to be Term Loans of the relevant Class hereunder and (v) any Additional Term Loans shall be deemed to be Term Loans of an additional Class hereunder.

(h)        The Loans and Commitments established pursuant to this Section 2.16 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranty.  All obligations in respect of such Loans and Commitments shall be Obligations under this Agreement and the other Loan Documents payable on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents.

(i)         An Incremental Facility Amendment may, subject to Section 2.16(b), (c) and (d), without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or advisable, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.16 (including, without limitation, (A) amendments to Section 2.06(a) to permit reductions of Classes of Revolving Commitments (and prepayments of the related Revolving Loans) with a Maturity Date prior to the Maturity Date applicable to a Class of Additional Revolving Commitments without a concurrent reduction of such Class of Additional Revolving Commitments and (B) such other technical amendments as may be necessary or advisable, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the terms and provisions of any Incremental Commitments (and any Loans made in respect thereof)).

(j)         This Section 2.16 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.17         Extensions of Term Loans and Revolving Commitments.

(a)        Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans of a particular Class or Revolving Commitments of a particular Class, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Commitments of such Class, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the Maturity Date of each such Lender’s Term Loans and/or Revolving Commitments (and related outstandings) of such Class and otherwise modify the terms of such Term Loans and/or Revolving Commitments (and related outstandings) pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Commitments (and related outstandings) and/or modifying the amortization schedule, if any, in respect of such Lender’s Term Loans of such Class) (each, an “Extension,” and each group of Term Loans or Revolving Commitments, as applicable, of such Class, in each case as so extended, being a separate Class of Term Loans or Revolving Commitments, as applicable, from the Class of Term Loans or Revolving Commitments, as applicable, from which they were converted), so long as the following terms are satisfied: (i) except as to interest rates, fees and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Commitment of any Revolving Lender that agrees to any Extension (an “Extending Revolving Lender”), to the extent extended pursuant to such Extension (an “Extended Revolving Commitment”), and the related outstandings, shall be a Revolving Commitment (or related outstandings, as the case may be) with the same terms as the Class of Revolving Commitments (and related outstandings) subject to such Extension Offer (immediately prior to giving effect thereto); provided that (x) if, at the time of any Extension, any Revolving Loans of any Extending Revolving Lender are outstanding under the applicable Class of Revolving Commitments, such Revolving Loans (and any related participations) shall be deemed to be allocated as Revolving Loans (and related participations) under the Extended Revolving Commitment and Revolving Loans (and related participations) under the remaining unextended Revolving Commitments of the applicable Class in the same proportion as such Extending Revolving Lender’s Extended Revolving Commitments bear to its remaining unextended Revolving Commitments of the applicable Class and (y) subject to the provisions of Section 2.03(m) to the extent dealing with Letters of Credit which mature or expire after the Maturity Date applicable to other Revolving Commitments, all Swingline Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Commitments in accordance with their Applicable Revolving Percentage of the Revolving Commitments (and except as provided in Section 2.03(m)) and all borrowings under Revolving Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extending Revolving Commitments and (C) to the extent agreed in such Extension, optional repayments of Revolving Loans relating to non-extending Revolving Commitments upon the optional termination of such Revolving Commitments), (ii) except as to interest rates, fees, amortization, if any, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv), and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to any Extension (an

“Extending Term Lender”), to the extent extended pursuant to such Extension (“Extended Term Loans”), shall have the same terms as the Class of Term Loans subject to such Extension Offer (immediately prior to giving effect thereto), (iii) the Maturity Date of any Extended Term Loans shall be no earlier than the then latest Maturity Date hereunder immediately prior to giving effect to such Extension, (iv) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby immediately prior to giving effect to such Extension, (v) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vi) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Commitments, as the case may be, of the applicable Class in respect of which Extending Term Lenders or Extending Revolving Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Commitments, as the case may be, of such Class offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Loans, as the case may be, of such Class of such Extending Term Lenders or Extending Revolving Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Extending Term Lenders or Extending Revolving Lenders, as the case may be, have accepted such Extension Offer, (vii) all documentation in respect of such Extension shall be consistent with the foregoing, (viii) any applicable Minimum Extension Condition shall be required to be satisfied unless waived by the Borrower and (ix) the Minimum Tranche Amount shall be satisfied unless waived by the Administrative Agent.

(b)                       With respect to all Extensions consummated by the Borrower pursuant to this Section 2.17, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that (x) the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and which may be waived by the Borrower) of Term Loans or Revolving Commitments (as applicable) of any or all applicable Classes be tendered and (y) no Class of Extended Term Loans shall be in an amount of less than $50.0 million (the “Minimum Tranche Amount”), unless such Minimum Tranche Amount is waived by the Administrative Agent.  The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.17 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05, 2.12 and 2.13) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.17.

(c)                        No Lender shall have any obligation to agree to have any of its existing Term Loans or Revolving Commitments extended pursuant to an Extension Offer.  No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Extending Term Lender or Extending Revolving Lender, as applicable, (B) with respect to any Extension of the Revolving Commitments that results in an extension of L/C Issuer’s obligations to provide Letters of Credit, the consent of the L/C Issuer and (C) with respect to any Extension of the Revolving Commitments that results in an extension of the Swingline Lender’s obligations to make or hold Swingline Loans, the Swingline Lender. All Extended Term Loans and Extended Revolving Commitments shall constitute Term Loans or Revolving Commitments, as applicable, under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranty.  All Extended Term Loans,

Extended Revolving Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents payable on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents.

(d)                       In connection with any Extension, the Borrower shall provide the applicable Extension Offer to the Administrative Agent (which shall provide a copy of such Extension Offer to each of the Lenders holding Term Loans or Revolving Commitments, as applicable, of the applicable Class) at least five (5) Business Days prior to the date on which the applicable Lenders are requested to respond (or such shorter period as is agreed to by Administrative Agent in its sole discretion).  Any such Lender wishing to accept an Extension Offer shall notify Administrative Agent on or prior to the date specified in such Extension Offer of the amount of its Term Loans or Revolving Commitments of the applicable Class that it has elected to modify to constitute Extended Term Loans and/or Extended Revolving Commitments.   Any Extended Term Loans or Extended Revolving Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which shall be in such form as is reasonably acceptable to Administrative Agent and shall provide for such procedures (to ensure reasonable administrative management of the credit facilities hereunder after such Extension, including, without limitation, regarding timing, rounding and other adjustments), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.17).  Each Extension Amendment shall be executed by the Borrower, the Administrative Agent and the Extending Lenders (it being understood that such Extension Amendment shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans or Extended Revolving Commitments established thereby).  An Extension Amendment may, subject to Section 2.17(a), without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of this Section 2.17 (including, without limitation, (A) amendments to Section 2.06(a) to permit reductions of Classes of Revolving Commitments (and prepayments of the related Revolving Loans) with a Maturity Date prior to the Maturity Date applicable to a Class of Extended Revolving Commitments without a concurrent reduction of such Class of Extended Revolving Commitments and (B) such other technical amendments as may be necessary or advisable, in the reasonable opinion of Administrative Agent and Borrower, to give effect to the terms and provisions of any Extended Term Loans and/or Extended Revolving Commitments).

(e)                        This Section 2.17 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01                            Taxes.

(a)                       Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)             Any and all payments by or on account of any obligation of Parent or the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Withholding Agent) require the deduction or withholding of any Tax from any such payment by the Withholding Agent, then the Withholding Agent shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)          If the Withholding Agent shall be required to withhold or deduct any Taxes from any payment, then (A) the Withholding Agent shall withhold or make such deductions as are determined by the Withholding Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Law and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by Parent or the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                       Payment of Other Taxes by Parent or the Borrower. Without limiting the provisions of subsection (a) above, Parent or the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                        Tax Indemnifications.

(i)             Parent and the Borrower shall, and each does hereby, indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient (in each case, to the extent not previously indemnified pursuant to Section 3.01(a)), and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Parent or the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii)          Each Lender and the L/C Issuer shall, and does hereby, severally indemnify and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (B) the Administrative Agent against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (C) the Administrative Agent against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)                       Evidence of Payments.  After any payment of Taxes by the Borrower, Parent or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower or Parent shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)                        Status of Lenders; Tax Documentation.

(i)             Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D)) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)          Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)                   any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                   any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                       in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                       executed originals of IRS Form W-8ECI;

(3)                       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)                       to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)                   any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                   if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)       Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)                         Treatment of Certain Refunds.  At no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise with respect to such refund had never been paid. This subsection shall not be construed to require the Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to, or to file for or otherwise pursue any refund on behalf of, the Borrower or any other Person.

(g)                        Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 3.02                            Illegality.

If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on such Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 3.03                            Inability to Determine Rates.

If prior to the first day of any Interest Period:  (a) Administrative Agent shall have determined (which determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period or (b) Administrative Agent shall have received notice from the Required Lenders that Dollar deposits are not available in the relevant amount and for the relevant Interest Period available to the Required Lenders in the London interbank market or (c) the Required Lenders determine that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such lenders of funding such LIBOR Loans (in each case, “Impacted Loans”), the Administrative Agent shall give electronic mail or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereof.  If such notice is given (x) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Rate Loans shall be converted to, or continued as, Base Rate Loans and (z) any outstanding Eurodollar Rate Loans shall be converted, on the first day of such Interest Period, to Base Rate Loans.  Until such notice has been withdrawn by Administrative Agent (which the Administrative Agent agrees to do if the circumstances giving rise to such notice cease to exist), no further Eurodollar Rate Loans shall be made, or continued as such, nor shall Borrower have the right to convert Loans to, Eurodollar Rate Loans, nor shall the Base Rate be computed by reference to the Eurodollar Rate.

Notwithstanding the foregoing, if there are Impacted Loans as provided above, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans,  in which case, such alternative rate of interest shall apply with respect to the Impacted Loans (to the extent the Borrower does not elect to maintain such Impacted Loans as Base Rate Loans) until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans (which the Administrative Agent agrees to do if the circumstances giving rise to Impacted Loans cease to exist), (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

Section 3.04                            Increased Costs; Reserves on Eurodollar Rate Loans.

(a)                       Increased Costs Generally.  If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)          subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)       impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer and receipt of the certificate referred to in Section 3.04(c) below, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered. Subject to Section 3.04(d) below, if any Lender or L/C Issuer becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower, through Administrative Agent, of the event by reason of which it has become so entitled.

(b)                       Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)                        Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                       Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                        Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”) by any reserve ratio requirement or analogous requirement of any central bank authority or financial regulatory authority (including the Federal Reserve Board of Governors), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as reasonably determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

Section 3.05                            Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                       any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                       any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert into any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)                        any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained

(but excluding any lost profit or loss of margin or Applicable Rate). The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.  A certificate of a Lender setting forth in detail sufficient to enable the Borrower to verify the computation of the amount or amounts necessary to compensate such Lender as specified in this Section and delivered to the Borrower shall be conclusive absent manifest error.

Section 3.06                            Mitigation Obligations; Replacement of Lenders.

(a)                       Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02 or Section 3.03(3) (with respect to any Impacted Loans), then at the request of the Borrower, such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)                       Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.

Section 3.07                            Survival.

All of the Borrower’s obligations under this Article III shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swingline Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all of the Obligations and the Facility Termination Date.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01                            Conditions of Initial Credit Extension.

The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of only the following conditions precedent:

(a)                       Execution of Credit Agreement; Loan Documents.  The Administrative Agent shall have received (i) counterparts of this Agreement, executed by a Responsible Officer and a duly authorized officer of each Lender, (ii) a Note executed by a Responsible Officer for the account of each Lender requesting a Note not less than three (3) Business Days prior to the Closing Date, payable to the order of each such requesting Lender and (iii) counterparts of any other Loan Document, executed by a Responsible Officer and a duly authorized officer of each other Person party thereto.

(b)                       Guaranty.  Parent shall have duly authorized, executed and delivered to the Administrative Agent a guaranty in the form of Exhibit H hereto (as modified, supplemented or amended from time to time, the “Guaranty”), and the Guaranty shall be in full force and effect.

(c)                        Borrower’s Officer’s Certificate.  The Administrative Agent shall have received a certificate of a Responsible Officer (in substantially the form of Exhibit E-1 attached hereto) dated the Closing Date, certifying as to the Organization Documents of the Borrower (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of Parent acting in its capacity as the general partner of the sole or managing member of the Borrower authorizing the Borrower to enter into and perform the Loan Documents and the good standing, existence or its equivalent of the Borrower.

(d)                       Parent’s Officer’s Certificate.  The Administrative Agent shall have received a certificate of a Responsible Officer (in substantially the form of Exhibit E-2 attached hereto) dated the Closing Date, certifying as to the Organization Documents of Parent (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the governing body of Parent, the good standing, existence or its equivalent of Parent and of the incumbency of the Responsible Officers to execute documents on behalf of Parent.

(e)                        Legal Opinion of Counsel.  The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) from (i) Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Borrower and Parent and (ii) Pepper Hamilton LLP, Pennsylvania counsel to the Borrower and Parent, in each case covering such matters relating to the Borrower, Parent and this Agreement as the Administrative Agent shall reasonably request in a manner customary for transactions of this type. The Borrower hereby requests such counsel to deliver such opinion.

(f)                         Financial Statements.  The Administrative Agent and the Lenders shall have received copies of the Pro Forma Balance Sheet and Projected Income Statement referred to in Section 5.08.

(g)                        Solvency Certificate.  The Administrative Agent shall have received a certificate in the form of Exhibit G from the chief financial officer of Parent with respect to the Solvency of Parent on a Consolidated basis, taken as a whole, immediately after giving effect to the consummation of the Transactions occurring on the Closing Date.

(h)                       Responsible Officer Closing Certificate.  A certificate signed by a Responsible Officer certifying that (i) the conditions specified in Sections 4.02(a) and (b) have been satisfied and (ii) after giving effect to the Transactions to occur on or about the Closing Date or the date of the Spin-Off, the Borrower will be in compliance with the financial covenants set forth in Section 7.11 as of the last day of the most recent Test Period on a Pro Forma Basis.  Such certificate shall be accompanied by calculations indicating that the Borrower will be in compliance with the financial covenants contained in Section 7.11 on a Pro Forma Basis after giving effect to the Transactions to occur on or about the Closing Date or the date of the Spin-Off.

(i)                           KYC.  The Borrower shall have delivered to the Administrative Agent and each Lender at least five (5) days prior to the Closing Date such reasonable documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Act, to the extent reasonably requested in writing by the Administrative Agent or any Lender at least ten (10) Business Days prior to the Closing Date.

(j)                          Loan Notice. The Administrative Agent shall have received a Request for Credit Extension with respect to the Loans to be made and/or Letters of Credit to be issued on the Closing Date.

(k)                       Fees and Expenses. The Administrative Agent and the Lenders shall have received all fees and expenses, if any, owing pursuant to one or more written agreements with the Borrower, including without limitation, this Agreement, in each case, to the extent invoiced at least two (2) Business Days prior to the Closing Date.

(l)                           Consummation of Transactions.  Administrative Agent shall be reasonably satisfied that the transfer to Parent of the real estate properties described on Schedule 4.01(l), and the transfer of the Baton Rouge Casino will be consummated on the Closing Date, and the mortgages thereon, if any, securing the PNGI Existing Credit Agreement will be terminated on the Closing Date, and the consummation thereof shall be in compliance in all material respects with all applicable Laws (including Gaming Laws and Regulation T, Regulation U and Regulation X) and all applicable Gaming Approvals and other applicable regulatory approvals.  After giving effect to such transfer, there shall be no conflict with, or default under, any material Contractual Obligation of Parent and its Subsidiaries (except as Administrative Agent shall otherwise agree).

(m)                   REIT.  Administrative Agent shall have received an officer’s certificate of Parent and Borrower certifying that, Parent will elect to be treated as a REIT commencing with its taxable year beginning January 1, 2014, and commencing January 1, 2014, Parent will be organized and operate in conformity with the requirements for qualification and taxation as a REIT, and its proposed method of operation will enable Parent to meet the requirements for qualification and taxation as a REIT.

(n)                       Pricing of Senior Unsecured Notes.  Administrative Agent shall have received evidence that the Borrower shall have entered into a purchase agreement with the initial purchasers thereunder for the issuance, within two (2) Business Days of the Closing Date, of the first two tranches of the Senior Unsecured Notes in a gross aggregate amount equal to approximately $1,050 million and within three (3) Business Days of the Closing Date, of the third tranche of the Senior Unsecured Notes in a gross aggregate amount equal to approximately $1,000 million, and each such tranche of Senior Unsecured Notes has priced.

(o)                       Interim Access Agreement.  Administrative Agent shall have received a copy of the Interim Access Agreement, which agreement shall (i) grant PNGI and its Subsidiaries access to the Master Lease Properties to operate and manage the Gaming Facilities and engage in operations and activities related thereto on such Master Lease Properties until the later of (x) the date of the effectiveness of the Master Lease and (y) the date that is twenty (20) Business Days after the Closing Date and (ii) not require the payment of rent to Parent or its Subsidiaries in exchange for such rights, duly executed by the parties thereto and a certificate of a Responsible Officer, certifying that the Interim Access Agreement is in full force and effect as of the Closing Date.

(p)                       Spin-Off.  Administrative Agent shall have received evidence that PNGI has declared the dividend constituting the Spin-Off

(q)                       PNGI Repayment.  Administrative Agent shall have received evidence that the PNGI Repayment shall occur within ten (10) Business Days of the Closing Date, which evidence shall consist of a prepayment notice delivered in accordance with Section 2.09 of the PNGI Existing Credit Agreement.

(r)                          Projections.   The Borrower shall have delivered to the Administrative Agent a business plan and budget of Parent and its Subsidiaries on a consolidated basis, including forecasts prepared by management of Parent and the Subsidiaries, of consolidated balance sheets, statements of income or operations and cash flows of Parent and its Subsidiaries for each year following the Closing Date until the five year anniversary of the Closing Date.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender, unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02                            Conditions to all Credit Extensions.

The obligation of each Lender and the L/C Issuer to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)                       The representations and warranties of (i) the Borrower contained in Article V of this Agreement and (ii) Parent contained in Section 3.1 of the Guaranty, shall be true and correct in all material respects (or true and correct with respect to any such representation that is already qualified by materiality or Material Adverse Effect) on and as of the date of such Credit Extension (unless such representation and warranty relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (or true and correct with respect to any such representation that is already qualified by materiality or Material Adverse Effect) on such earlier date).

(b)                       No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                        The Administrative Agent and, if applicable, the L/C Issuer or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01                            Organization.

(a)                       Each of Parent, the Borrower and each Material Subsidiary of Parent (i) is duly organized and validly existing under the laws of its state of organization and (ii) has the power to own or lease, as applicable, its assets and to transact the business in which it is presently engaged.

(b)                       Each of Parent, the Borrower and each Material Subsidiary of Parent is in good standing (i) in its state of organization and (ii) in each state in which the character of the properties owned or leased or the business transacted requires qualification, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02                            Power, Authority, Consents.

(a)                       Each of the Borrower and Parent has the power to execute, deliver and perform the Loan Documents to be executed by it.

(b)                       Each of the Borrower and Parent has taken all necessary action, corporate, partnership or otherwise, to authorize the execution, delivery and performance of the Loan Documents to be executed by it.

(c)                        No consent or approval, license, authorization or declaration of any Governmental Authority is or will be required in connection with the execution, delivery or performance by the Borrower or Parent of the Loan Documents, except to the extent obtained on or prior to the date required by such Governmental Authority in connection therewith, except (i) authorizations, approvals or consents of, and filings or registrations with any Governmental Authority or any securities exchange previously obtained, made, received or issued and filings or registrations with any Governmental Authority or any securities exchange in connection with the Spin-Off, (ii) waiver by the Gaming Authorities of any qualification requirement on the part of the Lenders who do not otherwise qualify and are not banks or licensed lending institutions, (iii) filings of the Loan Documents with other Governmental Authorities, including Gaming Authorities, and (iv) to the extent the failure to obtain such consent, approval, license, authorization or declaration would not reasonably be expected to have a Material Adverse Effect.

Section 5.03                            No Violation of Law or Agreements.

The execution and delivery by each of the Borrower and Parent of each Loan Document to which it is a party, the performance by it thereunder and the extensions of credit hereunder, will not (a) violate or conflict with or result in a breach of any applicable law, rule or regulation, order, writ, injunction, ordinance, or decree, of any Governmental Authority applicable to the Borrower or Parent, (b) conflict with or result in a breach of any Organizational Document of the Borrower or Parent or (c) create a default under or breach of any agreement, bond, note or indenture to which the Borrower or Parent is a party, or by which the Borrower or Parent is bound or any of its properties or assets is affected, except in the case of (a) and (c) for such violations, conflicts, defaults or breaches which in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 5.04                            Due Execution, Validity, Enforceability.

This Agreement and each other Loan Document to which the Borrower or Parent is a party has been duly executed and delivered by the Borrower or Parent (as the case may be) and each constitutes the valid and legally binding obligation of the Borrower or Parent (as the case may be), enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors’ rights generally and except that the remedy of specific performance and other equitable remedies are subject to judicial discretion.

Section 5.05                            Title to Properties.

Each of Parent and its Subsidiaries has valid title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary course of its business, except for such defects in title as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.  There are no Liens against the assets of Parent and its Subsidiaries, other than Permitted Liens.

Section 5.06                            Judgments, Actions, Proceedings.

Except as set forth on Schedule 5.06 hereto, there are no actions, suits or proceedings pending or, to the best knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against or affecting Parent or any of its Subsidiaries (other than normal overseeing reviews of the Gaming Authorities) that (a) as of the Closing Date, purports to affect the legality, validity or enforceability of this Agreement, or (b) either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.07                            No Defaults, Compliance With Laws.

Neither Parent nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each of Parent and its Subsidiaries is in compliance in all respects with all applicable laws, rules, regulations and orders of Governmental Authorities, non-compliance with which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.08                            Financial Statements; Projections.

(a)                       The unaudited pro forma consolidated balance sheet of Parent and its Subsidiaries as at June 30, 2013 (including the notes thereto) (the “Pro Forma Balance Sheet”), has been prepared as if the Reorganization had occurred on June 30, 2013.  The Pro Forma Balance Sheet has been prepared in good faith by the Borrower, based on the assumptions stated therein (which assumptions are believed to be reasonable as of the date of delivery thereof) and based on such assumptions, the Borrower reasonably believes that such Pro Forma Balance Sheet presents fairly in all material respects on a pro forma basis the estimated financial position of Parent and its subsidiaries as at June 30, 2013, assuming that the Reorganization had occurred on June 30, 2013.  The unaudited projected statement of income of Parent and its Subsidiaries for the 12-month period commencing on November 1, 2013 (the “Projected Income Statement”), has been prepared as if the Reorganization occurred on November 1, 2013, and the conversion of the Parent into a REIT occurred on January 1, 2014.  The Projected Income Statement has been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof (it being understood that the Projected Income Statement is subject to assumptions and contingencies, many of which are not within the control of the Parent or the Borrower, no assurances can be given that the results projected in the Projected Income Statement will be achieved, and any differences between such projected and actual results may be material).

(b)                       Since the Closing Date and after giving effect to the Reorganization, there has been no change, event or circumstance that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect.

Section 5.09                            Tax Returns.

(a) Parent and its Subsidiaries have timely filed or caused to be filed all Federal and material Tax returns and reports required to have been filed with respect to income, properties or operations of Parent and its Subsidiaries, and such returns accurately reflect in all material respects all liability for Taxes of Parent and its Subsidiaries as a whole for the periods covered thereby and (b) Parent and each of its Subsidiaries has timely paid or caused to be paid all Federal and other material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which Parent or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.

Section 5.10                            Intangible Assets.

Each of Parent and its Subsidiaries owns or has the right to use all patents, trademarks, service marks, trade names, and copyrights, and rights with respect to the foregoing, necessary to conduct its business as now conducted and as proposed to be conducted, without any conflict with the patents, trademarks, service marks, trade names, and copyrights and rights with respect to the foregoing, of any other Person that would reasonably be expected to result in a Material Adverse Effect.

Section 5.11                            Regulation U.

None of Parent, the Borrower or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock.  No part of the proceeds received by the Borrower from the Loans, and no Letter of Credit, will be used directly or indirectly for the purpose of purchasing or carrying, or for payment in full or in part of Indebtedness that was incurred for the purposes of purchasing or carrying, any “margin stock”, as such term is defined in §221.3 of Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II, Part 221, in violation of such regulation.

Section 5.12                            Full Disclosure.

The written information (other than any forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions (the “Projections”) and other than information of a general economic or industry specific nature) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as updated, modified or supplemented by other information so furnished) from time to time, taken as a whole, together with the information filed by Parent or its Subsidiaries with the SEC does not, taken as a whole, and taking into account all updates, modifications and supplements, contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to any Projections, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood that Projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such information may differ significantly from the forecasted, estimated, pro forma, project or anticipated results and assumptions, and such differences may be material).

Section 5.13                            Licenses and Approvals.

Each of Parent and its Subsidiaries has all necessary licenses, permits and governmental authorizations, including, without limitation, licenses, permits and authorizations arising under or relating to Gaming Laws, to lease or own and operate its properties and to carry on its business as now conducted, except where the failure to have such licenses, permits and governmental authorizations would not reasonably be expected to result in a Material Adverse Effect.

Section 5.14                            Compliance with ERISA.

(a)                       Each Employee Benefit Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and applicable foreign laws, respectively, except where non-compliance would not reasonably be expected to result in a Material Adverse Effect.

(b)                       No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would result in a Material Adverse Effect. As of the Closing Date, neither Borrower nor any of its ERISA Affiliates maintain or contribute to any Employee Benefit Plan or any Multiemployer Plan.

(c)                        (i) Neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201-4206 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; and (ii) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.14, as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.15                            REIT Status; Spin-Off.

(a)                       As of any date prior to January 1, 2014,  Parent will elect to be treated as a REIT commencing with its taxable year beginning January 1, 2014, and, commencing January 1, 2014, Parent will be organized and operate (or will operate) in conformity with the requirements for qualification and taxation as a REIT, and its proposed method of operation will enable Parent to meet the requirements for qualification and taxation as a REIT.

(b)                       As of any date on or after January 1, 2014, Parent will elect or has elected to be treated as a REIT commencing with its taxable year beginning January 1, 2014, and Parent is organized and operates in conformity with the requirements for qualification and taxation as a REIT, and its proposed method of operation will enable Parent to continue to meet the requirements for qualification and taxation as a REIT.

(c)                        The Spin-Off will constitute a distribution under Section 355 of the Code and a reorganization under Section 368(a)(1)(D) of the Code in which no gain or loss recognized by Parent, PNGI or the shareholders of PNGI.

Section 5.16                            Anti-Corruption Laws and Sanctions.

Parent and the Borrower have implemented and maintain in effect policies and procedures designed to ensure compliance by Parent, the Borrower, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Parent, the Borrower, their Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) Parent, the Borrower, any Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of Parent, the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.   No Borrowing or Letter of Credit, use of proceeds or other Transaction will violate Anti-Corruption Laws or applicable Sanctions.

Section 5.17                            Solvency.

After giving effect to any Credit Extension, Parent (on a Consolidated basis) is Solvent.

Section 5.18                            Investment Company Act.

Neither Parent nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.19                            Corporate Structure.

Parent has no Subsidiaries as of the Closing Date other than those Subsidiaries listed on Schedule 5.19.  Schedule 5.19 correctly sets forth, as of the Closing Date, the percentage ownership (direct or indirect) of Parent in each class of capital stock or other equity of each of Parent’s Subsidiaries existing on the Closing Date and also identifies the direct owner thereof as of the Closing Date.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, the Borrower shall, and shall cause Parent and each of the Borrower’s and Parent’s Subsidiaries to:

Section 6.01                            Financial Statements.

Deliver to the Administrative Agent:

(a)                       Annual Financial Statements.  Annually, as soon as available, but in any event within ninety (90) days after the last day of each of Parent’s fiscal years, (i) a Consolidated balance sheet of Parent and its Subsidiaries as at such last day of the fiscal year, (ii) Consolidated statements of income and retained earnings and statements of cash flow, for such fiscal year, and (iii) commencing with the second full fiscal year following the Closing Date,  comparative basis figures for the foregoing for the preceding fiscal year, all in reasonable detail, each prepared in accordance with generally accepted accounting principles consistently applied, in reasonable detail, and accompanied by a report and opinion of a nationally recognized independent public accounting firm or by any other certified public accounting firm reasonably satisfactory to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except for a qualification or an exception to the extent related to the maturity or refinancing of the Loans or prospective compliance with the financial covenants set forth in Section 7.11 or in other Indebtedness permitted hereunder); provided, however, the Borrower may satisfy its obligations to deliver the financial statements described in this Section 6.01(a) by furnishing to the Administrative Agent (A) a copy of Parent’s annual report on Form 10-K (or any applicable successor form) in respect of such fiscal year together with the financial statements required to be attached thereto and (B) a report and opinion (without qualification or exception, except for an exception to the extent related to the maturity or refinancing of the Loans or prospective compliance with the financial covenants set forth in Section 7.11 or other Indebtedness permitted hereunder) with respect to the matters described in clause (A) above by a nationally recognized independent public accounting form or by any other certified public accounting firm reasonably satisfactory to the Administrative Agent.

(b)                       Quarterly Financial Statements.  As soon as available, but in any event within forty-five (45) days after the end of each of Parent’s first three fiscal quarters of each fiscal year, (i) a Consolidated balance sheet of Parent and the Subsidiaries as of the last day of such quarter, (ii) Consolidated statements of income and retained earnings and statements of cash flow, for such quarter, and (iii) after the first full fiscal year of Parent following the Closing Date, comparative basis figures for the foregoing for the corresponding date or period of the immediately preceding fiscal year, all in reasonable detail, each such statement to be certified in a certificate of a Responsible Officer of Parent as presenting fairly in all material aspects the financial position and the results of operations of Parent and its Subsidiaries as at its date in accordance with GAAP (subject to year-end audit adjustments and the absence of footnotes); provided, however, the Borrower may satisfy its obligations to deliver the financial statements described in this Section 6.01(b) by furnishing to the Lenders a copy of Parent’s quarterly report on Form 10-Q (or any applicable successor form) in respect of such fiscal quarter together with the financial statements required to be attached thereto.

(c)                        Compliance Information.  Promptly after a written request therefor, such other financial data or information evidencing compliance with the requirements of this Agreement, the Notes and the other Loan Documents, as any Lender may reasonably request from time to time.

(d)                       Compliance Certificate and Auditor’s Certificate.  (i) At the same time as it delivers the financial statements required under the provisions of Sections 6.01(a) and 6.01(b), a Compliance Certificate of a Responsible Officer certifying to the effect that no Default or Event of Default exists as of the date of such certificate, or, if such cannot be so certified, specifying in reasonable detail the exceptions, if any, to such statement. Such certificate shall be accompanied by a calculation indicating whether the Borrower is compliance with the financial covenants contained in Section 7.11; and (ii) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate (which certificate may be limited or eliminated to the extent required by accounting rules or guidelines or to the extent not available on commercially reasonable terms as determined in consultation with the Administrative Agent) of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default relating to the covenants set forth in Section 7.11, except as specified in such certificate.

(e)                        Tenant Information.  To the extent provided to the Borrower or Parent under the Master Lease, quarterly or annual financial statements of the Tenant or the parent company of the Tenant.

(f)                         Copies of Documents.  Promptly after the effectiveness thereof (and in any event within five (5) Business Days (or such longer period as the Administrative Agent shall agree in its sole discretion)), copies of any amendment or modification to, or waiver of, the Master Lease or the Master Lease Guaranty, or any notice of default delivered or received thereunder.

(g)                        Notices of Defaults or Material Adverse Effect.  Promptly upon a Responsible Officer obtaining knowledge of (i) the existence of a Default or Event of Default or (ii) any event or condition (including with respect to compliance with Environmental Laws) that would constitute or cause, or would reasonably be expected to result in, a Material Adverse Effect, notice of such Default, Event of Default, event or condition.

(h)                       Forecasts.  No later than ninety (90) days after the first day of each fiscal year of Parent, a corporate forecast for such fiscal year with respect to Parent and its Subsidiaries, accompanied by a statement of the chief financial officer of Parent to the effect that such forecast has been prepared in good faith, based on assumptions believed to be reasonable at the time prepared (it being recognized, however, that projections as to future events are not to be viewed as facts or guaranties of future performance and that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material and that Parent makes no representation that such projections will be in fact realized).

(i)                           Management Letters.  Promptly after the Borrower or Parent’s receipt thereof, a copy of any “management letter” received by the Borrower or Parent from its certified public accountants, and management’s responses, if any, thereto.

(j)                          ERISA.  Promptly after the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action Parent, the Borrower or any of their ERISA Affiliates has taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the IRS, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto.

(k)                       Change in Ratings.  Promptly after a Rating Agency shall have announced a change in the then-established rating of the Facilities, written notice of such rating change.

(l)                           Additional Information.  Such other material additional information regarding the business, affairs and condition of Parent and its Subsidiaries as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 1.01(a); or (b) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by fax transmission or other electronic mail transmission) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request.

The Borrower hereby acknowledges that (A) the Administrative Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (B) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive MNPI, and who may be engaged in investment and other market-related activities with respect to the securities of Parent or its Subsidiaries or PNGI. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that the Borrower has been notified in writing (and that the Borrower agrees) will be distributed to the Public Lenders and that (1) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, any Affiliate thereof, the Arrangers, the Bookrunners, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any MNPI (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (4) the Administrative Agent and any Affiliate thereof and the Arrangers and the Bookrunners shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Notwithstanding anything to the contrary in this Agreement, none of Parent or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making of copies or extracts, or discussion of, any document, information or other matter that (i) in respect of which disclosure to Administrative Agent (or its designated representative) or any Lender is then prohibited by law, rule, regulation, court order or contract or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 6.02                            Books and Records.

Maintain proper books of record and account, in which full, true and correct entries in all material respects shall be made of all financial transactions and matters involving the assets and business of Parent or its Subsidiaries, as the case may be, to allow Parent to prepare its financial statements in conformity in all material respects with GAAP.

Section 6.03                            Inspections and Audits.

Permit the Administrative Agent to make or cause to be made (prior to an Event of Default and if no Event of Default then exists, at the Lenders’ expense and during the continuance of an Event of Default, at the Borrower’s expense), inspections and audits of any books, records and papers of Parent or any of its Subsidiaries and to make extracts therefrom and copies thereof, or to make appraisals, inspections and examinations of any properties and facilities of Parent or any of its Subsidiaries, on reasonable prior written notice, at all such reasonable times during normal business hours and as often as any Lender may reasonably require (but no more than once annually if no Event of Default exists), in order to ensure that the Borrower is and will be in compliance with its obligations under the Loan Documents.  Notwithstanding anything to the contrary in this Section 6.03, none of Parent or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making of copies or extracts, or discussion of, any document, information or other matter that (i) in respect of which disclosure to Administrative Agent (or its designated representative) or any Lender is then prohibited by law, rule, regulation, court order or contract or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 6.04                            Maintenance and Repairs.

Cause to be maintained in good repair, working order and condition, subject to normal wear and tear, force majeure and casualty and condemnation, all material properties and assets from time to time owned or leased by Parent or any of its Subsidiaries and used in or necessary for the operation of its businesses, and, to the extent such maintenance obligation is an obligation of an Operator or other counterparty under a lease, including, without limitation the Tenant, the Borrower shall use commercially reasonable efforts to cause such properties to be so maintained.

Section 6.05                            Maintenance of Existence; Compliance with Law.

(a) Do, or cause to be done, all things reasonably necessary to preserve and keep in full force and effect the corporate or other organizational existence of Parent, the Borrower and each Material Subsidiary and all permits, rights and privileges necessary for the proper conduct of its business (except where (i) otherwise permitted under this Agreement or (ii) in the case of any Subsidiary of Parent (other than the Borrower) where the Borrower reasonably determines that the failure to maintain and preserve the same would not reasonably be expected, in the aggregate, to result in a Material Adverse Effect), and (b) comply in all material respects with all applicable laws, regulations, orders (including, without limitation, ERISA) and material Contractual Obligations except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 6.06                            Perform Tax Obligations.

The Borrower will, and will cause Parent and each of their respective Subsidiaries to, pay its Federal and other material Tax liabilities, assessments and governmental charges before the same shall become delinquent or in default, except where (a)(i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) adequate reserves therefor have been established on the books of Parent, the Borrower or the appropriate Subsidiary in accordance with GAAP or (b) the failure to make such payment would not reasonably be expected to result in a Material Adverse Effect.

Section 6.07                            Notice of Litigation.

Promptly notify the Administrative Agent (which shall promptly notify each of the Lenders) in writing of any litigation or governmental proceeding upon a Responsible Officer obtaining knowledge thereof (including, without limitation, pursuant to any applicable Environmental Laws), pending against Parent or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect.  Notwithstanding anything to the contrary in this Section 6.07, none of Parent or any of its Subsidiaries will be required to provide notice of or disclose, permit the inspection, examination or making of copies or extracts, or discussion of, any document, information or other matter that (i) in respect of which disclosure to Administrative Agent (or its designated representative) or any Lender is then prohibited by law, rule, regulation, court order or contract or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 6.08                            Insurance.

(a)                       Maintain or cause to be maintained with insurance companies insurance of recognized financial responsibility (determined at the time such insurance is obtained) insurance  in such amounts and covering such risks (other than wind or flood damage) as is usually carried by companies engaged in similar businesses and owning or leasing similar properties in the same general areas in which Parent and its Subsidiaries engage in business or own or lease properties, except to the extent that such insurance that is not available on commercially reasonable terms.

(b)                       Maintain all flood insurance required by Flood Insurance Laws (provided that, for the avoidance of doubt, insurance with respect to wind and flood damage shall not be required to be maintained unless and to the extent required by such Flood Insurance Laws).

(c)                        File with the Administrative Agent upon its reasonable request a list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 6.09                            [Reserved].

Section 6.10                            Environmental Compliance.

(a)                       Comply and cause each Real Property owned or leased by Parent and its Subsidiaries to comply in all material respects with all applicable Environmental Laws currently or hereafter in effect except for such non-compliance as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                       At the reasonable written request of the Administrative Agent, which request shall specify in reasonable detail the basis therefor, at any time and from time to time after (i) the Administrative Agent receives notice under Section 6.01(g) of any Event of Default for which notice is required to be delivered regarding compliance with Environmental Laws and such Event of Default is continuing or (ii) Parent or any of its Subsidiaries are not in compliance with Section 6.10(a) with respect to any Real Property, provide, at the Borrower’s sole cost and expense, an environmental site assessment report concerning any such Real Property now or hereafter owned, leased or operated by Parent or any of its Subsidiaries, prepared by an environmental consulting firm proposed by the Borrower and reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any required remedial action in connection with any Hazardous Materials on such Real Property.  If the Borrower fails to provide the same within 90 days (or such longer period as is agreed to by the Administrative Agent in its sole discretion) after such request was made, the Administrative Agent may order the same, and the Borrower or Parent shall grant and the Borrower and Parent hereby grant, to the Administrative Agent and its agents, advisors and consultants access to such Real Property at reasonable times, and upon reasonable notice to the Borrower, and specifically grants the Administrative Agent and its agents, advisors and consultants, an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such assessment, all at the Borrower’s expense, subject to the rights of tenants.  The Administrative Agent hereby agrees to use its commercially reasonable efforts to obtain from the firm conducting any such assessment usual and customary agreements to secure liability insurance and to treat its work as confidential and shall promptly provide the Borrower with all documentation relating to such assessment.

Section 6.11                            Maintenance of REIT Status.

On and after January 1, 2014, the Borrower will cause Parent to maintain adequate records so as to comply with all record-keeping requirements relating to its qualification as a REIT as required by the Code and will cause Parent to properly prepare and timely file with the IRS all returns and reports required thereby.  Commencing January 1, 2014, cause Parent to operate its business at all times so as to qualify as a REIT. On and after the date of the consummation of the Spin-Off, cause Parent to list and to continue to list the common stock of Parent for trading on a U.S. national or international securities exchange. Commencing on the effective date of Parent’s election to qualify as a REIT (which election shall be made in connection with the filing of its U.S. federal income tax return relating to 2014, and shall be effective upon such filing as of January 1, 2014), cause Parent to maintain its status as a REIT and remain qualified as a REIT.

Section 6.12                            Use of Proceeds.

Use the proceeds of the Loans as follows: (a) to finance in part, the Transactions and (b) for working capital and general corporate purposes which shall include, without limitation, to fund permitted dividends, distributions and acquisitions and any other transaction not prohibited hereunder.

Section 6.13                            Master Lease.  Enter into the Master Lease and the Master Lease Guaranty on or before the date that is twenty (20) Business Days after the Closing Date, and promptly following the Borrower’s entry into the Master Lease and Master Lease Guaranty, provide the Administrative Agent with (i) executed copies thereof and (ii) a certificate from a Responsible Officer certifying that the Master Lease and the Master Lease Guaranty are in full force and effect.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, it shall not, nor shall it permit Parent, any of Borrower’s Subsidiaries or any of Parent’s Subsidiaries to, directly or indirectly:

Section 7.01                            Indebtedness.

Create or incur any Indebtedness, except:

(a)                       Indebtedness created hereunder (including Indebtedness under any Incremental Facilities);

(b)                       Taxes, assessments and governmental charges, accounts payable and accrued liabilities, and deferred liabilities other than for borrowed money (e.g., deferred compensation and deferred taxes);

(c)                        Indebtedness secured by the security interests referred to in Section 7.02(b) and Permitted Refinancings thereof;

(d)                       Indebtedness (i) owed by any Subsidiary to Parent or Borrower, (ii) owed by Parent, Borrower or any Wholly-Owned Subsidiary of Parent or Borrower to Parent, Borrower or any Wholly-Owned Subsidiary of Parent or Borrower that owns or leases Unencumbered Assets or (iii) owed by any Subsidiary of Parent that is not a Wholly-Owned Subsidiary of Parent (other than Borrower) to any Subsidiary of Parent;

(e)                        Indebtedness assumed in connection with any Permitted Acquisition; provided that such Indebtedness was not incurred in contemplation of such Permitted Acquisition;

(f)                         Cash management obligations and other Indebtedness in respect of netting services, automatic clearing house arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts incurred in the ordinary course;

(g)                        the Senior Unsecured Notes and Permitted Refinancings thereof;

(h)                       any obligations (contingent or otherwise) existing or arising under any Swap Contract; provided, that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated to be held by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation;

(i)                           Indebtedness set forth in Schedule 7.01 and Permitted Refinancings thereof; and

(j)                          other Indebtedness (including any portion of any renewal, financing, or extension of Indebtedness set forth in Schedule 7.01 or of the Senior Unsecured Notes to the extent such portion does not meet the criteria set forth in clause (g) or (i) above, as applicable) as long as, immediately prior to and after giving effect thereto no Default or Event of Default shall exist or result therefrom, and immediately after giving effect thereto, the Borrower would be in compliance with the financial covenants set forth in Section 7.11 on a Pro Forma Basis (including after giving effect to the incurrence or assumption of such Indebtedness) as of the last day of the most recent Test Period ended prior to the incurrence or assumption of such Indebtedness;

In the event that any item of Indebtedness meets more than one of the categories set forth above in this Section 7.01, the Borrower may classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one or more of such clauses, at its election.

Section 7.02                            Liens.

Create, or assume or permit to exist, any Lien on any of the properties or assets of Parent or any of its Subsidiaries, whether now owned or leased or hereafter acquired, except:

(a)                       Permitted Liens;

(b)                       Liens securing Capitalized Lease Obligations and purchase money Liens on property acquired or held by Parent or its Subsidiaries securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring, improving or developing such property (or Liens on any such property previously subject to Capitalized Lease Obligations or purchase money Liens incurred in connection with a Permitted Refinancing); provided that (i) if the property is being acquired,  any such Lien attaches to such property concurrently with or within 180 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction or to such improvements or developments thereunder and property related or ancillary thereto (or in the case of a Permitted Refinancing, such Lien attaches to property previously securing Capitalized Lease Obligations and purchase money Liens and improvements or developments thereon and property related or ancillary thereto), (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property (plus, in the case of a Permitted Refinancing, any interest, fees, costs or premiums payable in connection with such Permitted Refinancing), and (iv) the aggregate amount of all such Indebtedness on a Consolidated basis for Parent and its Subsidiaries shall not at any time exceed $50,000,000 at any time outstanding plus any interest, fees, costs or premiums paid in connection with a Permitted Refinancing;

(c)                        Liens securing Indebtedness created after the Closing Date and permitted under Section 7.01(e);

(d)                       Liens set forth on Schedule 7.02 hereto and any Liens securing Permitted Refinancings of the Indebtedness secured by such Liens; provided, however, that (i) such Liens do not encumber any Property of Parent or any Subsidiary other than (x) any such Property subject thereto on the Closing Date, (y) after-acquired property that is affixed or incorporated into Property covered by such Lien and (z) proceeds and products thereof;

(e)                        Liens on property or assets of Parent and its Subsidiaries so long as no Default or Event of Default shall exist or result therefrom and immediately after giving effect thereto the Borrower would be in compliance with the financial covenants set forth in Section 7.11 on a Pro Forma Basis (including after giving effect to the incurrence or assumption of such Lien) as of the last day of the most recent Test Period ended prior to the incurrence or assumption of such Lien; and

(f)                         Liens securing Capitalized Lease Obligations (and Attributable Indebtedness relating thereto) to the extent payments in respect of such Capitalized Lease Obligations fund payments made under Indebtedness consisting of mortgage, industrial revenue bond, industrial development bond and similar financings to the extent that the holder of such Indebtedness is Parent, the Borrower or any of Parent’s or the Borrower’s Wholly-Owned Subsidiaries.

Section 7.03                            Mergers, Acquisitions.

To merge,  wind up, dissolve, liquidate, or consolidate with or into another Person; provided that, notwithstanding the foregoing provisions of this Section 7.03, (a) the Borrower Merger shall be permitted so long as substantially simultaneously with the consummation of the Borrower Merger, (i) Parent and GLP Capital execute and deliver to the Administrative Agent the GLP Capital Assumption Agreement, (ii) GLP Capital delivers to the Administrative Agent and the Lenders opinions of counsel in form and substance substantially similar to the opinions of counsel delivered under Section 4.01(e) as if it had been the Borrower on the Closing Date (it being understood that such opinions may be limited to matters with respect to GLP Capital) and (iii) GLP Capital delivers to the Administrative Agent a certificate of a Responsible Officer in form and substance substantially similar to the officer’s certificate delivered under Section 4.01(c) as if it had been the Borrower on the Closing Date, (b) the Borrower may merge or consolidate with any of its Subsidiaries or any other Person (other than Parent); provided that the Borrower is the continuing or surviving Person, (c) Parent may merge or consolidate into any of its Subsidiaries or any other Person (other than the Borrower); provided that Parent is the continuing or surviving Person, (d) any Subsidiary of Parent (other than Borrower) may be merged or consolidated with or into any other Subsidiary of Parent or another Person; provided that the surviving or continuing Person is a Subsidiary, and provided further, that (i) if either Subsidiary is a Wholly-Owned Subsidiary of the Borrower or Parent, the surviving or continuing Person is a Wholly-Owned Subsidiary of the Borrower or Parent and (ii) if the Borrower is party to any such merger or consolidation, the Borrower shall be the surviving or continuing Person, (c) a Subsidiary of Parent (other than the Borrower) may be merged or consolidated with or into any other Person in connection with a Disposition permitted by Section 7.05 or an Investment permitted by Section 7.06, and (e) any Subsidiary of Parent (other than the Borrower) may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, would not reasonably be expected to have a Material Adverse Effect.

Section 7.04                            Distributions.

Make or declare any Restricted Payment, except that:

(a)                       Parent may declare and make dividend payments or other distributions payable solely in its common stock and the Borrower may declare and make dividend payments or other distributions payable solely in its limited partnership interests;

(b)                       the Borrower and Parent and their respective Subsidiaries may declare and make Restricted Payments if, and only if, at the time of such payment or repurchase, respectively, and immediately after giving effect thereto, no Event of Default shall exist hereunder and the Borrower would be in Pro Forma Compliance with the financial covenants set forth in Section 7.11 as of the last day of the most recent Test Period ended prior to such payment or purchase, as applicable;

(c)                        provided that no Default or Event of Default under Section 8.01(a) or Section 8.01(f) has occurred and is continuing, the Borrower may, in any fiscal year, declare and make cash distributions ratably to the holders of the Borrower’s Equity Interests according to their respective holdings of the type of Equity Interests in respect of which such Restricted Payment is being made, to the extent necessary for Parent to distribute (and Parent may declare and make cash distributions to distribute) cash dividends to the holders of its Equity Interests in amount not to exceed the minimum amount required for Parent to qualify as, and maintain its qualification as, a REIT and for Parent to avoid the payment of federal or state income or excise tax;

(d)                       (i) each Subsidiary of Borrower may make Restricted Payments to Borrower and each Subsidiary of Borrower and (ii) each Subsidiary of Parent (other than Borrower and its Subsidiaries) may make Restricted Payments to Parent or any Subsidiary of Parent;

(e)                        any Subsidiary of Parent (other than the Borrower) may declare and make (and incur any obligation (contingent or otherwise) to declare and make) Restricted Payments ratably to the holders of such Subsidiary’s Equity Interests according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made; and

(f)                         the Borrower and Parent may declare and make distributions as contemplated by, and to consummate, the E&P Purge on or before December 31, 2014.

Notwithstanding the foregoing in this Section 7.04, solely for the period from and after the Closing Date and prior to the PNGI Repayment, this Section 7.04 shall not encumber or restrict the ability of Parent or its Subsidiaries to pay dividends or make other distributions, to make Investments in PNGI or any of PNGI’s Subsidiaries or to transfer any of its property to PNGI or any of PNGI’s Subsidiaries.

Section 7.05                            Disposition of Assets.

Make any Disposition except:

(a)                       Dispositions of damaged, obsolete or worn out Property or Property no longer used or useful in the business of Parent or its Subsidiaries, whether now owned or leased or hereafter acquired, in the ordinary course of business;

(b)                       Dispositions of inventory, fixtures, furnishings and equipment in the ordinary course of business;

(c)                        Dispositions of cash and cash equivalents;

(d)                       Dispositions by Parent and its Subsidiaries in exchange for one or more real estate properties and/or one or more Related Businesses or for any Person or entity owning or leasing one or more real estate properties and/or one or more Related Businesses; provided that the Board of Directors of Parent has determined in good faith that the fair market value of the assets (other than cash and Cash Equivalents) received by Parent or any such Subsidiary are not materially different than the fair market value of the assets (other than cash and Cash Equivalents) exchanged by Parent or such Subsidiary (it being understood that additional consideration (including cash and Cash Equivalents) may be paid or received by Parent or its Subsidiaries to the extent of any difference in fair market value).

(e)                        Dispositions of Property (i) by Parent or any Subsidiary of Parent to Parent, the Borrower or any Person that is a Wholly-Owned Subsidiary of Parent or of the Borrower

(including, without limitation, Dispositions pursuant to the Borrower Merger) or (ii) by any non-Wholly-Owned Subsidiary of the Borrower to any non-Wholly-Owned Subsidiary of the Borrower;

(f)                         Dispositions consisting of Liens permitted by Section 7.02, transactions permitted by Section 7.03, Distributions permitted by Section 7.04 or Investments permitted by Section 7.06;

(g)                        Dispositions by Parent and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) immediately prior to and after giving effect to such Disposition, no Default or Event of Default exists and is continuing or would result from such Disposition and (ii) immediately after giving effect thereto, the Borrower would be in compliance with the financial covenants set forth in Section 7.11 on a Pro Forma Basis (including after giving effect to such Disposition) as of the last day of the most recent Test Period ended prior to such Disposition; provided, further, that in the case of sales of Unencumbered Assets having a value greater than 10.0% of the Unencumbered Asset Value (as of the most recent Test Period prior to such Disposition) the Borrower shall deliver to the Administrative Agent a written certificate of a Responsible Officer with respect to the matters referred to in clauses (i) and (ii);

(h)                       Real estate leases and subleases entered into in the ordinary course of business; and

(i)                           any transfer of Equity Interests in any Subsidiary of Parent (other than the Borrower) or any Gaming Facility in connection with the occurrence of a Trigger Event.

Notwithstanding the foregoing in this Section 7.05, solely for the period from and after the Closing Date and prior to the PNGI Repayment, this Section 7.05 shall not encumber or restrict the ability of Parent or its Subsidiaries to pay dividends or make other distributions, to make Investments in PNGI or any of PNGI’s Subsidiaries or to transfer any of its property to PNGI or any of PNGI’s Subsidiaries.

Section 7.06                            Investments.

Make any Investment in any Person, except:

(a)                       Investments by Parent or any of its Subsidiaries in cash and Cash Equivalents;

(b)                       Investments (i) by Parent in Borrower or any of their respective Subsidiaries, (ii) by any Subsidiary of Parent in Parent, Borrower or any Subsidiary of Parent or Borrower or (iii) by Parent or any of its Subsidiaries in any Person that, as a result of or in connection with such Investment, becomes or will become a Subsidiary of Parent or Borrower;

(c)                        Investments consisting of (i) extensions of credit in the nature of the performance of bids, (ii) accounts receivable or notes receivable arising from the grant of trade credit, contracts and leases in the ordinary course of business, and (iii) Investments received in satisfaction or partial satisfaction of amounts owing from financially troubled account debtors or received in respect of delinquent accounts or in connection with the bankruptcy or reorganization of account debtors or other obligors or in settlements of disputes with obligors;

(d)                       Guaranties permitted by Section 7.01;

(e)                        Investments existing as of the Closing Date and set forth in Schedule 7.08  and any Investments received in respect thereof without the payment of additional consideration (other than through the issuance of or exchange of Qualified Equity Interests of Parent);

(f)                         Investments in Redevelopment Property, Development Property and undeveloped land (including, without duplication, Investments of the type described in clause (a), with respect to indebtedness, and clause (b) of the definition of “Investment” secured by any such property or utilized in the redevelopment or development of such property); provided that the aggregate book value of all such Investments outstanding at the time any such Investment is made (after giving effect to such Investment) does not exceed 30.0% of Total Asset Value calculated as of the last day of the Test Period ended immediately preceding the date of such Investment on a Pro Forma Basis (including after giving effect to such Investment (as if it had been made during such Test Period)); provided, further, that the aggregate book value of all Investments made pursuant to clauses (f), (g), (h) and (k) outstanding at the time any such Investment is made (after giving effect to such Investment) does not exceed 35.0% of Total Asset Value calculated as of the last day of the Test Period ended immediately preceding the date of such Investment on a Pro Forma Basis (including giving effect to such Investment (as if it had been made during such Test Period)); provided, further, that the aggregate book value of all Investments in undeveloped land made pursuant to this clause (f) outstanding at the time any such Investment in undeveloped land is made (after giving effect to such Investment) does not exceed 10.0% of Total Asset Value calculated as of the last day of the Test Period ended immediately preceding the date of such Investment on a Pro Forma Basis (including giving effect to such Investment (as if it had been made during such Test Period)).  For the avoidance of doubt, Investments in Redevelopment Property, Development Property and undeveloped land shall cease to constitute Investments therein for purposes of this clause (f) at the time such assets cease to constitute Redevelopment Property, Development Property or undeveloped land, as applicable;

(g)                        Investments in Joint Ventures; provided that the aggregate book value of all such Investments outstanding at the time any such Investment is made (after giving effect to such Investment) does not exceed 25.0% of Total Asset Value calculated as of the last day of the Test Period ended immediately preceding the date of such Investment on a Pro Forma Basis (including giving effect to such Investment (as if it had been made during such Test Period)); provided, further, that the aggregate book value of all Investments made pursuant to clauses (f), (g), (h) and (k) outstanding at the time any such Investment is made (after giving effect to such Investment) does not exceed 35.0% of Total Asset Value calculated as of the last day of the Test Period ended immediately preceding the date of such Investment on a Pro Forma Basis (including giving effect to such Investment (as if it had been made during such Test Period));

(h)                       Investments (other than Investments in Operators (including, without limitation, Tenant and the parent company of Tenant), Income Properties, Redevelopment Property, Development Property, undeveloped land and Joint Ventures); provided that the aggregate book value of all such Investments outstanding at the time any such Investment is made (after giving effect to such Investment) does not exceed 20.0% of Total Asset Value calculated as of the last day of the Test Period ended immediately preceding the date of such Investment on a Pro Forma Basis (including giving effect to such Investment (as if it had been made during such Test Period)); provided, further, that the aggregate book value of all Investments made pursuant to clauses (f), (g), (h) and (k) outstanding at the time any such Investment is made (after giving effect to such Investment) does not exceed 35.0% of Total Asset Value calculated as of the last day of the Test Period ended immediately preceding the date of such Investment on a Pro Forma Basis (including giving effect to such Investment (as if it had been made during such Test Period));

(i)                           Investments consisting of moving, entertainment and travel expenses, drawing accounts and similar expenditures made to officers, directors and employees in the ordinary course of business not to exceed $10,000,000 in the aggregate at any time outstanding;

(j)                          Investments in respect of Swap Contracts permitted pursuant to Section 7.01(h);

(k)                       Investments in Operators (including, without limitation, the Tenant and the parent company of the Tenant) of the type described in clause (b) of the definition of “Investment”; provided, that the aggregate book value of all such Investments (excluding any such Investments secured by real property of such Operator (including, without limitation, the Tenant and the parent company of the Tenant)) outstanding at the time any such Investment is made (after giving effect to such Investment) does not exceed 20.0% of Total Asset Value calculated as of the last day of the Test Period ended immediately preceding the date of such Investment on a Pro Forma Basis (including after giving effect to such Investment (as if it had been made during such Test Period)); provided, further, that the aggregate book value of all Investments made pursuant to clauses (f), (g), (h) and (k) outstanding at the time any such Investment is made (after giving effect to such Investment) does not exceed 35.0% of Total Asset Value calculated as of the last day of the Test Period ended immediately preceding the date of such Investment on a Pro Forma Basis (including giving effect to such Investment (as if it had been made during such Test Period));

(l)                           other Investments in an aggregate amount outstanding not in excess of the Available Equity Amount;

(m)                   Permitted Acquisitions (including Investments of Persons acquired in Permitted Acquisitions, subject to the provisions of the definition of “Permitted Acquisition”);

(n)                       other Investments in an aggregate amount, together with all other Investments made under this Section 7.06(n) and outstanding at such time, not to exceed 5% of Total Asset Value at the time such Investment is made;

(o)                       Investments in Income Properties and other Property ancillary or reasonably related to such Income Properties;

(p)                       the occurrence of a Reverse Trigger Event under any applicable Transfer Agreement; and

(q)                       subject to the limitations set forth in clauses (f), (g), (h) and (k) of this Section 7.06, Investments received in respect of Dispositions permitted under Section 7.05.

For purposes of this Section 7.06, the amount of each Investment outstanding at any time shall be determined in accordance with the definition of “Investment.”

Notwithstanding the foregoing in this Section 7.06, solely for the period from and after the Closing Date and prior to the PNGI Repayment, this Section 7.06 shall not encumber or restrict the ability of Parent or its Subsidiaries to pay dividends or make other distributions, to make Investments in PNGI or any of PNGI’s Subsidiaries or to transfer any of its property to PNGI or any of PNGI’s Subsidiaries.

Section 7.07                            Fiscal Year.

Change its fiscal year (provided that any Subsidiary acquired after the Closing Date may change its fiscal year to match the fiscal year of Parent).

Section 7.08                            Master Lease.

(a)                       (i) Without the consent of the Required Lenders, enter into any amendment, modification or waiver of any term of the Master Lease, in each case (A) if after giving effect thereto the Borrower would not be in compliance with the financial covenants set forth in Section 7.11 on a Pro Forma Basis as of the last day of the Test Period ended immediately preceding the date of such amendment, modification or waiver (including after giving effect to such amendment, modification or waiver) or (B) that would reasonably be expected to result in a Material Adverse Effect, or (ii) without the consent of the Required Lenders, enter into or permit any amendment, modification or waiver of the Master Lease with respect to (A) any provision of the Master Lease that has the effect of (1) shortening the term of the Master Lease to less than 20 years (including extension or renewal rights) at the time of and after giving effect to such modification of the term thereof (it being understood that any removal of a property from the Master Lease in accordance with its terms or clause (b) below shall not, by itself, constitute a shortening of the term of the Master Lease), or (2) making the financial covenant set forth in Section 23.3(a) of the Master Lease less restrictive on the Tenant in any material respect from that set forth in Section 23.3(a) of the Master Lease as in effect on the date the Master Lease is entered into; provided that (x) changes to the financial covenants or component definitions thereof to reflect a change in GAAP or the application thereof  shall not require the consent of the Required Lenders, and (y) changes to the definitions of “Adjusted Revenue” or “Rent” or the component definitions thereof to reflect the addition of properties to, or removal of properties from (subject to clause Section 7.08(c)), the Master Lease shall not require the consent of the Required Lenders, (B) Article XXXVI of the Master Lease that is adverse to the Lenders in any material respect or (C) Section 1.2 of the Master Lease; provided that amendments or modifications of the Master Lease (and corresponding rent reduction) pursuant to the terms of the Master Lease in connection with an asset sale made in accordance with Section 7.05 and pursuant to Section 18.1 of the Master Lease shall not be deemed to result in, or reasonably be expected to result in, a Material Adverse Effect.

(b)                       With respect to any Gaming Facility that is subject to the Master Lease, allow any such Gaming Facility and related property where such Gaming Facility is located to be sold, transferred or disposed of, or allow the Master Lease to terminate with respect to any such Gaming Facility and related property where such Gaming Facility is located (except as permitted in the proviso in clause (a) above), unless, after giving effect to such sale, transfer, disposition or termination (including the entering into of any new or replacement lease with respect thereto), the Borrower would be in compliance with the Financial Covenants as of the last day of the Test Period ended immediately preceding such sale, transfer, disposal or termination on a Pro Forma Basis (including after giving effect to such sale, transfer, disposal or termination).

(c)                        Cause the number of Income Properties which are subject to the Master Lease to be less than ten (10) at any time.

Section 7.09                            Transactions with Affiliates.

Except as expressly permitted by this Agreement, directly or indirectly enter into any transaction of any kind with any Affiliate of Parent or the Borrower (other than between or among Parent, the Borrower or any Subsidiary of Parent or the Borrower or an entity that becomes a Subsidiary of Parent or the Borrower as a result of such transaction), whether or not in the ordinary course of business, except

(i) transactions on fair and reasonable terms substantially as favorable to Parent or such Subsidiary as would be obtainable by Parent or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (ii) payments of compensation, perquisites and fringe benefits arising out of any employment or consulting relationship in the ordinary course of business, (iii) transactions permitted by Section 7.04 and Investments in Unaffiliated Joint Ventures permitted by Section 7.06, (iv) transactions between or among Parent, the Borrower and/or any Subsidiary of Parent or the Borrower (including, without limitation, the Borrower Merger), (v) transactions with Unaffiliated Joint Ventures and Wholly-Owned Subsidiaries of Unaffiliated Joint Ventures, in each case, relating to the provision of management services, overhead, sharing of customer lists and customer loyalty programs, (vi) the Transactions and the payment of fees and expenses in connection therewith, (vii), employment and severance arrangements between Parent or any of its Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements, (viii) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of Parent and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership, management or operation of Parent and its Subsidiaries, (ix) transactions and agreements disclosed or referred to in Parent’s Form S-11 registration statement as filed with the SEC on or prior to the Closing Date or (x) transactions contemplated by each applicable Transfer Agreement.

Notwithstanding the foregoing in this Section 7.09, solely for the period from and after the Closing Date and prior to the PNGI Repayment, this Section 7.09 shall not encumber or restrict the ability of Parent or its Subsidiaries to pay dividends or make other distributions, to make Investments in PNGI or any of PNGI’s Subsidiaries or to transfer any of its property to PNGI or any of PNGI’s Subsidiaries.

Section 7.10                            [Reserved].

Section 7.11                            Financial Covenants.

Have or maintain, with respect to Parent, on a Consolidated basis:

(a)                       a Senior Secured Debt to Total Asset Value Ratio of more than 0.40 to 1.00 as of the last day of any fiscal quarter of Parent (commencing with the first full fiscal quarter following the Closing Date);

(b)                       a Total Debt to Total Asset Value Ratio of more than 0.60 to 1.00 as of the last day of any fiscal quarter of Parent (commencing with the first full fiscal quarter following the Closing Date); provided, however, that from and after the consummation of a Significant Acquisition (and in connection with calculations to determine whether such Significant Acquisition or any related Indebtedness will result in Parent being in compliance with Section 7.11 on a Pro Forma Basis), such ratio may be increased to up to 0.65 to 1.00 for the fiscal quarter in which such Significant Acquisition is consummated and the three consecutive fiscal quarters immediately succeeding such fiscal quarter;

(c)                        Tangible Net Worth of less than $1,600 million as of the last day of any fiscal quarter of Parent (commencing with the first full fiscal quarter following the Closing Date);

(d)                       a Fixed Charge Coverage Ratio of less than 1.50 to 1.00 as of the last day of any fiscal quarter of Parent (commencing with the first full fiscal quarter following the Closing Date); and

(e)                        a Total Relevant Debt to Unencumbered Asset Value Ratio of more than 0.60 to 1.00 as of the last day of any fiscal quarter of Parent (commencing with the first full fiscal quarter following the Closing Date).

Section 7.12                            [Reserved].

Section 7.13                            Sanctions Laws and Regulations.

The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that Parent, its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C)  in any manner that would result in the violation of  any Sanctions applicable to any party hereto.

Section 7.14                            Limitations on Certain Restrictions on Subsidiaries.

Directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of Parent (other than the Borrower) to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Parent or any of its Subsidiaries, or pay any Indebtedness owed to Parent or any Subsidiary of Parent, (b) make loans or advances to Parent or any Subsidiary of Parent or (c) transfer any of its properties or assets to Parent or any Subsidiary of Parent, except in each case for such encumbrances or restrictions existing under or by reason of (i) applicable law (including any Gaming Law and any regulations, orders or decrees of any Gaming Authority or other applicable Governmental Authority), (ii) this Agreement and the other Loan Documents, (iii) the Senior Unsecured Notes as in effect on the date of the issuance thereof, (iv) Permitted Refinancings of the Senior Unsecured Notes; provided that such Permitted Refinancing does not contain restrictions or encumbrances that, taken as a whole, are more onerous in any material respect than those contained in the Senior Unsecured Notes as in effect on the date hereof, (v) documents or instruments relating to secured Indebtedness otherwise permitted hereunder; provided, that in the case of this clause (v), such restrictions relate solely to assets constituting collateral thereunder or cash proceeds from or generated by such assets or the Persons owning such collateral or cash proceeds, (vi) documents or instruments relating to Indebtedness otherwise permitted hereunder; provided that the restrictive provisions in any such documents or instruments are no more onerous, taken as a whole, than the restrictive provisions in the Loan Documents, (vii) customary encumbrances or restrictions contained in leases relating to the property subject to such lease, (viii) restrictions on the transfer of property, or the granting of Liens on property, in each case, subject to Permitted Liens; (ix) customary restrictions on subletting or assignment of any lease or sublease governing a leasehold interest of any Person; (x) restrictions on the transfer of any property, or the granting of Liens on property, subject to a contract with respect to a transfer, sale, conveyance or disposition permitted under this Agreement; (xi) restrictions contained in Indebtedness of Persons acquired pursuant to, or assumed in connection with, acquisitions or Investments not prohibited hereunder after the Closing Date (which Indebtedness was not incurred in contemplation of such acquisition or Investment and provided that such restrictions are not expanded after the consummation of such acquisition or Investment) and Permitted Refinancings thereof; provided, that the restrictive provisions in any such Permitted Refinancing, taken as a whole, are not materially more restrictive taken as a whole than the restrictive provisions in the Indebtedness being refinanced; (xii) customary restrictions in joint venture arrangements or management contracts; provided, that such restrictions are limited to the assets of such joint ventures or the assignment of such management contract, as applicable or to the equity interests in such joint ventures; (xiii) customary non-assignment provisions or other customary restrictions arising under licenses and other contracts entered into in the ordinary course of business; provided, that such restrictions are limited to assets subject to such licenses and contracts; (xiv) restrictions contained in Indebtedness of Foreign Subsidiaries and Permitted Refinancings thereof; provided, that such restrictions are limited to the assets of such Foreign Subsidiaries or their Subsidiaries or to such Foreign Subsidiaries or their Subsidiaries; and (xv) restrictions on transfers of assets subject to industrial revenue bond financing or financing with similar instruments so long as Parent or its Subsidiaries are the holders of such industrial revenue bonds or similar instruments.

Section 7.15                            Business.

Engage in any material respect in any line of business other than the businesses in which Parent and its Subsidiaries are engaged on the Closing Date, including the acquisition, investment in, ownership, development, redevelopment, leasing, operation, sale and disposition of real estate  and real estate-related assets; provided that the acquisition, investment in, ownership, development, redevelopment, leasing and operation of assets that are not currently, and are not expected to be developed or redeveloped into, Related Businesses shall not exceed 25.0% of Total Asset Value.

Section 7.16                            Limitation on Activities of Co-Issuer.

Permit the Co-Issuer to hold any material assets, become liable for any material obligations or engage in any significant business activities; provided that the Co-Issuer may be a co-obligor or guarantor with respect to Indebtedness if the Borrower is an obligor on such Indebtedness and the net proceeds of such Indebtedness are received by the Borrower or a Subsidiary of the Borrower (other than the Co-Issuer).

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01                            Events of Default.

Any of the following shall constitute an “Event of Default”:

(a)                       Payments.  Failure by the Borrower to make, (i) when and as required to be paid herein, any payment or mandatory prepayment of principal of any Loan or any reimbursement obligation in respect of any Letter of Credit or (ii) within three (3) Business Days after the same becomes due, interest on any Loan or any reimbursement obligation in respect of any Letter of Credit or any payment of any Fee or any other amount payable hereunder; or

(b)                       Certain Covenants.  Failure by Parent or the Borrower to perform or observe any of the terms, covenants, conditions or agreements contained in Section 2.05(b)(i), Section 6.01(g), Section 6.05(a) (with respect to Parent or the Borrower), Section 6.11 or Article VII; or

(c)                        Other Covenants.  Failure by the Borrower or Parent to perform or observe any other term, condition or covenant of this Agreement or of any of the other Loan Documents to which it is a party, which shall remain unremedied for a period of thirty (30) days after notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders; or

(d)                       Cross Defaults.  (i)  Parent or any of its Subsidiaries (x) fails to make any payment when due (after the expiration of any grace periods) (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including unfunded commitments) of more than the Threshold Amount, or (y) fails to observe or perform any other agreement or condition relating to any such Indebtedness contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which failure to observe or perform or other event is to cause, or to permit the holder or holders of such Indebtedness to cause such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that clauses (x) and (y) shall not apply (1) to secured Indebtedness that becomes due and payable as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and such Indebtedness is actually paid at the time required thereby or (2) to any such Indebtedness that is mandatorily prepayable prior to the scheduled maturity thereof with the proceeds of the issuance of capital stock or the incurrence of other Indebtedness and such event shall not have otherwise resulted in an event of default with respect to such Indebtedness and which is actually paid as required thereby or (3) to any offer to repurchase, prepay or redeem Indebtedness of a Person acquired in a transaction permitted hereunder, to the extent such offer is required as a result of, or in connection with, such transaction or (4) any event or condition causing or permitting the holders of any Indebtedness to cause such Indebtedness to be converted into Qualified Equity Interests (including any such event or condition which pursuant to its terms may, at the option of the Borrower, be satisfied in cash in lieu of conversion into Qualified Equity Interests) or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Parent, Borrower or any of Parent’s Material Subsidiaries is the Defaulting Party (as defined in such Swap Contract) or a guarantor thereof or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which Parent, the Borrower or any of Parent’s Material Subsidiaries is an Affected Party (as defined in such Swap Contract) or a guarantor thereof and, in either event, the Swap Termination Value owed by Parent, the Borrower or such Material Subsidiary as a result thereof is greater than the Threshold Amount; or

(e)                        Representations and Warranties.  Any representation or warranty made in writing or deemed made (pursuant to Section 4.02) to the Lenders or the Administrative Agent in any of the Loan Documents or in connection with the making of the Loans, or any report, certificate, financial statement or other instrument delivered pursuant to this Agreement, shall have been false or misleading in any material respect (or in any respect, if such representation is already qualified by materiality or Material Adverse Effect) when made, deemed made or delivered; or

(f)                         Bankruptcy.

(i)             Parent, the Borrower or any of Parent’s Material Subsidiaries shall make an assignment for the benefit of creditors, file a petition in bankruptcy, be adjudicated insolvent, petition or apply to any tribunal for the appointment of a receiver, custodian, or any trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or there shall have been filed any such petition or application, or any such proceeding shall have been commenced against it, that remains undismissed for a period of sixty (60) days or more; or any order for relief shall be entered in any such proceeding; or Parent, the Borrower or any of Parent’s Material Subsidiaries by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or the appointment of a custodian, receiver or any trustee for it or any substantial part of its properties, or shall suffer any custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) days or more; or

(ii)          Parent, the Borrower or any of Parent’s Material Subsidiaries shall generally not pay its debts as such debts become due; or

(g)                        Judgments.  There is entered against Parent or any of its Subsidiaries a final judgment or order that has not been discharged for the payment of money in an aggregate amount exceeding $75,000,000 (to the extent not covered by independent third-party insurance) that has not been stayed, released, discharged, satisfied, vacated or bonded pending appeal within sixty (60) calendar days after such judgment or order;

(h)                       ERISA.  An ERISA Event shall occur that, when taken together with all other ERISA Events, would reasonably be expected to result in a Material Adverse Effect; or

(i)                           Master Lease.

(i)             The Master Lease or the Master Lease Guaranty shall not have been entered into and become effective on or before the date that is twenty (20) Business Days after the Closing Date; or

(ii)          Other than in connection with any transaction not prohibited by Section 7.08, the Master Lease shall have terminated or the Master Lease Guaranty shall have terminated other than in accordance with its terms or the terms of the Master Lease; provided that such termination shall not constitute an Event of Default (and neither the Administrative Agent nor any Lender shall take any of the actions referred to in the following Section 8.02) if, within ninety (90) days of such termination, (x) the Borrower has entered into one or more Permitted Replacement Leases (or in the case of the Master Lease Guaranty, a replacement guaranty is entered into in accordance with the Master Lease), (y) in the case of a Permitted Replacement Lease, the Borrower shall be in compliance with the financial covenants set forth in Section 7.11 on a Pro Forma Basis (including after giving effect to such Permitted Replacement Leases (as if such Permitted Replacement Leases had been in effect for the most recent Test Period)), and (z) a Responsible Officer shall have delivered an officer’s certificate to the Administrative Agent certifying that, in the case of a Permitted Replacement Lease, such Permitted Replacement Leases are in effect (and attaching executed copies thereof) and that the Borrower is in compliance with the financial covenants set forth in Section 7.11 as of the last day of the Test Period immediately preceding the effectiveness of such Permitted Replacement Lease on a Pro Forma Basis (including after giving effect to such Permitted Replacement Leases (and, in the case of a replacement guaranty, such replacement guaranty is in effect, and attaching executed copies thereof)); or

(j)                          Change of Control.   There occurs any Change of Control; or

(k)                       Guaranty.  The Guaranty shall, unless otherwise permitted in this Agreement, cease to be in full force or effect (other than in accordance with its terms) as to Parent, or Parent or any Person acting by or on behalf of Parent shall deny or disaffirm Parent’s obligations thereunder; or

(l)                           Failure to Consummate Spin-Off. The Spin-Off shall not have been consummated on or before the date that is twenty (20) Business Days after the Closing Date.

(m)                   Failure of PNGI Repayment.  PNGI shall not have consummated the PNGI Repayment on or before the date that is ten (10) Business Days after the Closing Date.

(n)                       Failure to Enter into Transaction Agreements.  Any Transaction Agreement shall fail to have become effective (or a true and correct copy thereof has not been delivered to the Administrative Agent) on or before the date that is twenty (20) Business Days after the Closing Date.

Section 8.02                            Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request, or may with the consent, of the Required Lenders, take any or all of the following actions:

(a)                       declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligations shall be terminated;

(b)                       declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)                        require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)                       exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable Law or equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower or Parent under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03                            Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and all other Obligations (other than principal) arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.14; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

ADMINISTRATIVE AGENT

Section 9.01                            Appointment and Authority.

Each of the Lenders hereby irrevocably appoints, designates and authorizes JPMorgan Chase Bank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions, except as set forth in Section 9.06. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.02                            Rights as a Lender.

Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with Parent or any Subsidiary or other Affiliate thereof as if such

Person were not an Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or, except as required hereby, obtain the consent of the Lenders with respect thereto.

Section 9.03                            Exculpatory Provisions.

No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent:

(a)                       shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                       shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)                        shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

No Agent nor any of its Related Parties shall be liable for any action taken or not taken by such Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02 or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Any such action taken or failure to act pursuant to the foregoing shall be binding on all Lenders. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given in writing to such Agent by the Borrower or a Lender.

No Agent nor any of its Related Parties has any duty or obligation to any Lender or Participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by any Loan Document, (v) the value or the sufficiency of any collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04                            Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying its objections.

Section 9.05                            Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

Section 9.06                            Resignation and Replacement of Administrative Agent.

(a)                       Notice.  The Administrative Agent may at any time resign as Administrative Agent upon thirty (30) days’ prior written notice to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the prior written consent of the Borrower (provided no such consent shall be required if an Event of Default under Section 8.01(a) or Section 8.01(f) with respect to the Borrower has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment prior to the effective date of the resignation that the Administrative Agent gives, then the retiring Administrative Agent may (but shall not be obligated to), with the prior written consent of the Borrower (provided no such consent shall be required if an Event of Default under Section 8.01(a) or Section 8.01(f) with respect to the Borrower has occurred and is continuing), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective on the effective date of the resignation that the Administrative Agent gives.

(b)                       Removal.  If the Administrative Agent is a Defaulting Lender, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, with the consent of Borrower (unless an Event of Default under Section 8.01(a) or Section 8.01(f) with respect to the Borrower has occurred and is continuing), appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders and the Borrower (unless an Event of Default under Section 8.01(a) or Section 8.01(f) with respect to the Borrower has occurred and is continuing)) (such date, or the effective date of Administrative Agent’s resignation pursuant to the above provisions of Section 9.06(a), the “Resignation Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Resignation Effective Date.

(c)                        Effect of Resignation.  With effect from the Resignation Effective Date, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments or other amounts owed from time to time to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, and the Required Lenders shall thereafter perform all of the duties of the Administrative Agent hereunder or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above (provided that in the case of a resignation under clause (a) above, if no such successor is appointed, the resigning Administrative Agent may, with the consent of the Required Lenders and the Borrower, elect to continue to direct payments and notices and process and consent to assignments and perform the administrative functions hereunder until a successor is so approved (and so long as such resigning Administrative Agent is performing such functions, such resigning Administrative Agent shall be entitled to the indemnities and exculpations afforded to it as Administrative Agent hereunder (which shall survive such Administrative Agent’s resignation))). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than as provided in Section 3.01(g) and other than amounts owed to the retiring Administrative Agent as of the Resignation Effective Date and other than the right to the indemnities provided herein, which shall survive such Administrative Agent’s resignation), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(d)                       L/C Issuer and Swingline Lender.  Any resignation or replacement by JPMorgan Chase Bank, N.A. as Administrative Agent pursuant to this Section shall, subject to the following provisions of this paragraph (d), also constitute its resignation or replacement, as applicable, as L/C Issuer and Swingline Lender. If any Person resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation, as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c).  If the Administrative Agent is replaced, then its replacement as L/C Issuer shall not be effective unless each Letter of Credit issued by such replaced Administrative Agent in its capacity as L/C Issuer is replaced or terminated and the Borrower shall pay all unpaid fees accrued for the account of such L/C Issuer.  If any Person resigns or is replaced as Swingline Lender, all Swingline Loans of such Person shall be repaid upon such resignation or replacement.  Upon the appointment by the Borrower of a successor L/C Issuer or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the resigning or replaced L/C Issuer or Swingline Lender, as applicable, and (ii) the resigning or replaced L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents with respect to issuances of additional Letters of Credit or making of additional Swingline Loans.

Section 9.07                            Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities.  Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of business and has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement, and to make, acquire or hold the Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information (which may contain MNPI) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

Section 9.08                            No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Persons having any of the titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, an Arranger, a Bookrunner, a Lender, an L/C Issuer or a Swingline Lender hereunder.

Section 9.09                            Administrative Agent May File Proofs of Claim; Enforcement by Administrative Agent.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                       to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and L/C Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(h), 2.03(i), 2.09, and 10.04) allowed in such judicial proceeding;

(b)                       to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)                        to receive payments from any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Administrative Agent is authorized and empowered to receive payment directly of any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

ARTICLE X

MISCELLANEOUS

Section 10.01                     Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Parent or the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and the Borrower, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                       extend (including any postponement of the termination of any of the Commitments) or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent in Section 4.02 or of any Default is not considered an extension or increase in Commitments of any Lender);

(b)                       extend the stated maturity of any Letter of Credit beyond any Maturity Date for the Revolving Facilities (unless such Letter of Credit is required to be cash collateralized or otherwise backstopped (with a letter of credit on customary terms) to the Administrative Agent’s and the L/C Issuer’s reasonable satisfaction or the participations therein are required to be assumed by Lenders that have Revolving Commitments which extend beyond such Maturity Date for the Revolving Facilities);

(c)                        postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(d)                       reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document or change the form or currency of payment, without the written consent of each Lender entitled to such amount or directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any applicability of the Default Rate or (ii) to amend any financial covenant or related definition hereunder (or any defined term used therein), in each case, even if the effect of such consent or amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e)                        change any provision of Section 8.03 or this Section 10.01 or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender (except for technical amendments with respect to additional extensions of credit (including Extended Term Loans, Extended Revolving Commitments, Incremental Term Loans or Incremental Revolving Commitments) pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the then-existing Term Loans and/or the then-existing Revolving Commitments, as applicable);

(f)                         (i) release the Borrower or permit the Borrower to assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the written consent of each Lender or change Section 2.12(f) or 2.13 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each directly and adversely affected Lender (provided, however, that the consent of the Required Lenders only shall be required to allow the Borrower to terminate the Commitments and prepay in full all Revolving Loans of a Defaulting Lender without a corresponding reduction or prepayment of any other Lender) (it being understood that, in each case, a merger or consolidation permitted hereunder, including, without limitation, the Borrower Merger, shall not constitute an assignment or transfer) or (ii) release Parent or permit Parent to assign or transfer any of its rights or obligations under the Guaranty without the written consent of each Lender (it being understood that, in each case, a merger or consolidation permitted hereunder shall not constitute an assignment or transfer); or

(g)                        impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of the Required Facility Lenders for such Facility;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; and (iii) no amendment, waiver or consent shall, unless in writing and signed by the applicable Agent in addition to the Lenders required above, affect the rights or duties of such Agent (in its capacity as such) under this Agreement or any other Loan Document.

Notwithstanding anything to the contrary herein, (A) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (1) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender (2) the principal and accrued and unpaid interest of such Defaulting Lender’s Loans shall not be reduced or forgiven (other than as a result of any waiver of the applicability of any post-default increase in interest rates), nor shall the date for any scheduled payment of any such amounts be postponed, without the consent of such Defaulting Lender and (3) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender and (B) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein.

Notwithstanding anything to the contrary herein, the Administrative Agent and the Borrower may (without the consent of Lenders) amend any Loan Document (a) to the extent necessary or appropriate to reflect the existence and terms of any Incremental Revolving Commitments, Incremental Term Loan Commitments, Incremental Term Loans, Extended Term Loans and Extended Revolving Commitments and (b) to make modifications which are not materially adverse to the Lenders and are requested or required by Gaming Authorities or Gaming Laws. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.

Notwithstanding anything to the contrary herein, the Administrative Agent may, with notice to the Lenders and the prior written consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

Notwithstanding anything to the contrary herein, unless a Default or Event of Default has occurred and is continuing or would result therefrom, Administrative Agent shall release the obligations of a Subsidiary under its Qualified Subsidiary Guarantee upon the receipt by the Administrative Agent of written request from the Borrower if such request certifies that (i) at such time or after giving effect to such release, such Subsidiary no longer Guarantees any Indebtedness of Parent or the Borrower other than the Obligations, or (ii) such Subsidiary has ceased to be a Subsidiary of Parent or the Borrower in a transaction not prohibited hereunder (or, after giving effect to such transaction, shall cease to be a Subsidiary of Parent or the Borrower).

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or each affected Lender or each Lender or each affected Lender of a particular Class and that has been approved by the Required Lenders or by Lenders constituting a majority of the outstanding Loans or Commitments of the particular Class, the Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Section 10.02                    Notices; Effectiveness; Electronic Communications.

(a)                       Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or other electronic mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)             if to the Borrower, the Administrative Agent, the L/C Issuer or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 1.01(a) or, with respect to any successor Administrative Agent, L/C Issuer or Swingline Lender, in the agreement pursuant to which such Person becomes the Administrative Agent or an L/C Issuer or Swingline Lender, as applicable; and

(ii)          if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain MNPI).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications (other than fax transmissions) shall be effective as provided in such subsection (b).

(b)                       Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including electronic mail address and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swingline Lender, the L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return electronic mail address or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its electronic mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, e-mail or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                        The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM

FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent or any of their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent resulting from the gross negligence, bad faith or willful misconduct or material breach of any Loan Document by such Person as determined in a final, non-appealable judgment of a court of competent jurisdiction.

(d)                       Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swingline Lender may change its address, facsimile number or telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile number or telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain MNPI.

(e)                        Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices, Letter of Credit Applications and Swingline Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower (except to the extent resulting from such Person’s own gross negligence, bad faith or willful misconduct or material breach of any Loan Document). All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03                     No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) each of the L/C Issuer or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13) or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04                    Expenses; Indemnity; Damage Waiver.

(a)                       Costs and Expenses.  The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and the Bookrunners (including and, in the case of legal counsel, limited to, the reasonable fees, charges and disbursements of one primary counsel and, to the extent reasonably necessary, one local counsel in each applicable jurisdiction (which may be a single counsel acting in multiple jurisdictions) for the Administrative Agent, the Arrangers and the Bookrunners), in connection with the syndication of the credit facilities provided for herein (excluding the fees paid in syndication to Lenders), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof, (ii) all reasonable documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including and, in the case of legal counsel, limited to, the reasonable fees, charges and disbursements of one primary counsel for the Administrative Agent and the Lenders and, to the extent reasonably necessary, one local counsel in each applicable jurisdiction (which may be a single counsel acting in multiple jurisdictions) and, in the case of a conflict of interest, where the Persons affected by such conflict inform the Borrower in writing prior to obtaining additional counsel, one additional counsel for each such affected Person), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section.

(b)                       Indemnification by the Borrower.  Borrower hereby agrees to indemnify the Administrative Agent, each Arranger, each Bookrunner, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, liabilities, claims (including those based upon negligence, strict or absolute liability and liability in tort), damages, reasonable expenses, obligations, penalties, actions, judgments, penalties, fines, suits, reasonable and documented costs or disbursements (including reasonable and documented out-of-pocket fees, disbursements and other charges of one primary counsel for all Indemnitees and, if reasonably necessary, one firm of local counsel in each applicable jurisdiction (which may include a single counsel acting in multiple jurisdictions) for all Indemnitees and, in the case of a conflict of interest, where the Persons affected by such conflict inform the Borrower in writing prior to obtaining additional counsel, one additional counsel for any such affected Indemnitees, arising out of or relating to any claim or litigation or other proceedings (regardless of whether such Indemnitee is a party thereto and whether or not such proceedings are brought by Parent, the Borrower, their equity holders, their affiliates, their creditors or any other third person)) that relate to the negotiation, execution, delivery, performance, administration or enforcement of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, any breach by Parent, the Borrower or any of their Subsidiaries of any representation, warranty, covenant or other agreement contained in any Loan Document in connection with any of the Transactions, the use or proposed use of any of the Loans or Letters of Credit, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available (x) with respect to any losses, claims, damages, liabilities or related expenses relating to matters referred to in Section 3.04 or 3.05 (which shall be the sole remedy in respect of the matters referred to therein) or (y) to the extent that such losses, claims, damages, liabilities or related expenses resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Indemnified Persons (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) the material breach of any Loan Document by such Indemnitee or any of its Related Indemnified Persons (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) disputes between and among Indemnitees to the extent such disputes do not arise from any act or omission of Parent or any of its Subsidiaries (other than claims against the Administrative Agent, an Arranger, any L/C Issuer or the Swingline Lender, in each case, acting in such capacities or fulfilling such roles). Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. For purposes of this Section 10.04(b), a “Related Indemnified Person” of an Indemnitee means (1) any controlling person or controlled affiliate of such Indemnitee, (2) the respective directors, officers, or employees of such Indemnitee or any of its controlling persons or controlled Affiliates and (3) the respective agents of such Indemnitee or any of its controlling persons or controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, controlling person or such controlled Affiliate; provided that each reference to a controlled Affiliate or controlling person in this sentence pertains to a controlled Affiliate or controlling person involved in the performance of the Indemnitee’s obligations under the Facilities.

(c)                        Reimbursement by Lenders. To the extent that Parent or the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to any Agent (or any sub-agent thereof), the L/C Issuer, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), the L/C Issuer, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent), the L/C Issuer or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent), the L/C Issuer or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)                       Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, no party hereto shall assert, and each party hereto hereby waives and acknowledges that no other Person shall have, any claim against any Person (including, without limitation, any Indemnitee, the Borrower or any of its Affiliates), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof except to the extent constituting damages required to be indemnified under clause (b) above. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct or material breach of any Loan Document by such Indemnitee in each case as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e)                        Payments.  All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f)                         Survival.  The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swingline Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all of the Obligations and the Facility Termination Date.

Section 10.05                     Payments Set Aside.

To the extent that any payment by or on behalf of Parent or the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.06                     Successors and Assigns.

(a)                       Successors and Assigns Generally.  The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder, and Parent may not assign or otherwise transfer any of its rights or obligations under the Guaranty (it being understood that, in each case, a merger or consolidation permitted hereunder, including, without limitation, the Borrower Merger, shall not constitute an assignment or transfer), in each case, without the prior written consent of the Administrative Agent and each of the Lenders, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment, or grant of a security interest, subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and each of the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment(s) and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)      in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, no minimum amount need be assigned; and

(B)      in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of any Revolving Facility or any Term Facility, unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a) or, with respect to the Borrower or Parent, Section 8.01(f), has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)   Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Loans and/or the Commitment assigned under a particular Facility, except that this clause (ii) shall not (A) apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro-rata basis.

(iii)  Required Consents.  In addition to the consents required by subsection (b)(i)(B) of this Section:

(A)      the written consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required (x) unless (1) an Event of Default under Section 8.01(a) or Section 8.01(f) (with respect to the Borrower or Parent only) has occurred and is continuing at the time of such assignment, (2) with respect to assignments under any Term Facility, such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, or (3) with respect to assignments under the Revolving Facility, such assignment is to a Revolving Lender and (y) notwithstanding clause (x), so long as no Event of Default has occurred and is continuing under Sections 8.01(a) or 8.01(f), if after giving effect to such assignment, a Lender and its Affiliates and Approved Funds would hold greater than $100,000,000 in Loans and unused Commitments (in aggregate) under the Facilities; provided that the Borrower shall be deemed to have consented to any such assignment under clauses (x) and (y) above unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)      the written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Revolving Commitment if such assignment is to a Person that is not a Lender with a Revolving Commitment in respect of the applicable Revolving Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund of a Lender; and

(C)      the written consent of the L/C Issuer and the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Revolving Commitment.

(iv)  Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)   No Assignment to Certain Persons.  No such assignment shall be made to (A) a Disqualified Lender (unless the Borrower has given its prior written consent thereto), (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) Parent, the Borrower or any Affiliate of any of them or (D) a natural Person.

(vi)  Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section to the extent such assignment or transfer is in compliance with such subsection (d) or in the event such assignment or transfer does not comply with such subsection (d) it shall be void and of no effect.

(c)        Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register in which it shall record the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (as to its interest), at any reasonable time and from time to time upon reasonable prior notice.

(d)        Participations.  Any Lender may at any time sell participations to any Person (other than a natural Person, a Defaulting Lender or any of its Subsidiaries, a Disqualified Lender or Parent, the Borrower or any of Parent’s or the Borrower’s Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participations.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of a Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)        Certain Pledges.  Any Lender may at any time pledge or assign, or grant a security interest in, all or any portion of its rights under this Agreement (including under its Note or Notes, if any) to secure obligations of such Lender, including any pledge or assignment, or grant of a security interest, to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment, or grant of a security interest, shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.

Section 10.07       Treatment of Certain Information; Confidentiality.

(a)        Treatment of Certain Information.  The Administrative Agent, each Arranger, each Bookrunner and each of the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance

Commissioners); provided that notice of such requirement or order shall be promptly furnished to Borrower unless such notice is legally prohibited and excluding audit examinations by Persons with regulatory authority over such Lender, (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided that notice of such requirement or order shall be promptly furnished to Borrower unless such notice is legally prohibited, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as (or more restrictive than) those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in (in each case, other than a Disqualified Lender), any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.16 or 2.17 (in each case, other than a Disqualified Lender) or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis and so long as prior notice of such disclosure is provided to the Borrower to (A) any rating agency in connection with rating Parent or its Subsidiaries or the credit facilities provided hereunder or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (viii) with the consent of the Borrower or (ix) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section, (2) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower other than as a result of a breach of this Section or (3) is independently developed by the Administrative Agent, any Lender or any of their respective Affiliates. For purposes of this Section, “Information” means all information received from Parent or any of its Subsidiaries relating to Parent or any of its Subsidiaries or any of their respective businesses or securities or the Tenant or PNGI, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis prior to disclosure by Parent or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)        Non-Public Information.  The Administrative Agent and each of the Lenders acknowledges and agrees that (i) the Information may include MNPI, (ii) it has developed compliance procedures regarding the use of MNPI, and (iii) it will handle such MNPI in accordance with applicable Law, including, without limitation, United States federal and state securities Laws.

Section 10.08       Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of Parent or the Borrower against any and all of the obligations of Parent or the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Parent or the Borrower may be contingent or unmatured, secured or unsecured, or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09       Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10       Counterparts; Integration; Effectiveness.

This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Bookrunners, the Arrangers, the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or other electronic image scan transmission (e.g., “pdf” or “tif”) shall be effective as delivery of an originally executed counterpart of this Agreement.

Section 10.11       Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.12       Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.13       Replacement of Lenders.

(a)        If (i) the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, (ii) if any Lender is a Defaulting Lender or a Non-Consenting Lender, (iii) Parent or the Borrower receives a notice from any applicable Gaming Authority that any lender is not qualified to make or hold Loans to, or owed by, the Borrower under applicable Gaming Laws (and such Lender is notified by the Borrower and Administrative Agent in writing of such disqualification) or (iv) if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents (or, in the case of any proposed amendment, supplement, modification, consent or waiver which requires the approval of all Lenders of a particular Class or all affected Lenders in accordance with the terms of Section 10.01, all such interests, rights and obligations with respect to such Class or such affected Lenders) to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(ii)   such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal) or the Borrower or such assignee, as determined by the Borrower and such assignee (in the case of all other amounts);

(iii)  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)  such assignment does not conflict with applicable Laws; and

(v)   in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

(b)        If Parent or the Borrower receives a notice from any applicable Gaming Authority that any Lender is not qualified to make or hold Loans to, or owed by, the Borrower under applicable Gaming Laws (and such Lender is notified by the Borrower and Administrative Agent in writing of such disqualification), the Borrower shall have the right to replace such Lender with an Eligible Assignee in accordance with Section 10.13(a) or prepay the Loans held by such Lender, even if a Default or an Event of Default exists (notwithstanding anything contained in such Section 10.13(a) to the contrary).  Any such prepayment shall be deemed an optional prepayment and shall not be required to be made on a pro rata basis with respect to Loans of the same Class as the Loans held by such Lender.  Notice to such Lender shall be given at least ten (10) days before the required date of transfer or prepayment (unless a shorter period is required by any applicable law), as the case may be, and shall be accompanied by evidence demonstrating that such transfer or redemption or prepayment is required pursuant to Gaming Laws.  Upon receipt of a notice in accordance with the foregoing, the such Lender shall cooperate with the Borrower in effectuating the required transfer or prepayment within the time period set forth in such notice, not to be less than the minimum notice period set forth in the foregoing sentence (unless a shorter period is required under any applicable law).  Further, if the transfer or prepayment is triggered by notice from the Gaming Authority that the Lender is disqualified, commencing on the date the Gaming Authority serves the disqualification notice upon the Borrower, to the extent prohibited by law:  (i) such Lender shall no longer receive any interest on the Loans; (ii) such Lender shall no longer exercise, directly or through any trustee or nominee, any right conferred by the Loans; and (iii) such Lender shall not receive any remuneration in any form from Borrower for services or otherwise in respect of the Loans.

(c)        Notwithstanding anything to the contrary in this Section 10.13, in the event that a Lender which holds Loans or Commitments under more than one Facility does not agree to a proposed amendment, supplement, modification, consent or waiver which requires the approval of all Lenders of a particular Class (or where the affected Lenders are all Lenders of a particular Class) in accordance with the terms of Section 10.01, the Borrower shall be permitted to replace in accordance with this Section 10.13 such Non-Consenting Lender with respect to the affected Class and may, but shall not be required to, replace any such Lender with respect to any unaffected Class.  A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.   At the time of any such assignment, the replacement Lender and the Lender being replaced shall enter into one or more Assignment and Assumptions; provided, that if the Lender being replaced does not execute the Assignment and Assumption within three (3) Business Days after Borrower’s request, execution of such Assignment and Assumption by the Lender being replaced shall not be required to effect such assignment.  Upon the execution of the respective Assignment and Assumption (or the expiration of the three (3) Business Day period referred to in the proviso to the immediately preceding sentence) and the satisfaction of the other conditions set forth in this Section 10.13, the replacement Lender shall become a Lender hereunder, and the Lender being replaced shall cease to constitute a Lender hereunder and shall be released of all its obligations as a Lender, except with respect to indemnification provisions applicable to such Lender under this Agreement, which shall survive as to such Lender and, in the case of any Non-Consenting Lender, except with respect to Loans, Commitments and L/C Interests of such Non-Consenting Lender not being acquired by the replacement Lender.

Section 10.14       Governing Law; Jurisdiction; Etc.

(a)        GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, SHALL BE

GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

(b)        SUBMISSION TO JURISDICTION.  THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)        WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)        SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.15       Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.16       No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and any Affiliate thereof, the Arrangers, the Bookrunners and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Bookrunners, the Lenders and their respective Affiliates (collectively, solely for purposes of this Section, the “Lenders”), on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent and its Affiliates and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of its Affiliates, or any other Person (except as expressly set forth in an any engagement letters between the Administrative Agent, such Bookrunner, such Arranger or such Lender and the Borrower or such Affiliate thereof), and (ii) none of the Administrative Agent, any of its Affiliates or any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein, in the other Loan Documents and in other written agreements between the Administrative Agent, any of its Affiliates or any Lender, on one hand, and the Borrower or any of its Affiliates on the other hand; and (c) the Administrative Agent and its Affiliates and the Lenders may be engaged in a broad range of transactions that involve interests that differ from, or conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, any of its Affiliates or any Lender has any obligation to disclose any of such interests to the Borrower or any of its Affiliates.  Borrower agrees that nothing in the Loan Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, any of its Affiliates and the Lenders, on the one hand, and Borrower, its stockholders or its affiliates, on the other.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, any of its Affiliates or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby (other than any agency or fiduciary duty expressly set forth in an any engagement letter referenced in clause (b)(i)).

Section 10.17       Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.18       USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Parent and the Borrower, which information includes the name and address of Parent and the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Parent and the Borrower in accordance with the Act. The Borrower agrees to, promptly following a request by the Administrative Agent or any Lender, provide, or cause to be provided, all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 10.19       Gaming Laws.

(a)        Notwithstanding anything to the contrary in this Agreement or any other Loan Document, this Agreement and the other Loan Documents are subject to the Gaming Laws and the laws involving the sale, distribution and possession of alcoholic beverages (the “Liquor Laws”).  Without limiting the foregoing, Administrative Agent, each other Agent, each Lender and each participant acknowledges that (i) it is the subject of being called forward by a Gaming Authority or a Governmental Authority enforcing the Liquor Laws (the “Liquor Authority”), in each of their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Agreement and the other Loan Documents, including with respect to the entry into and ownership and operation of the Gaming Facilities, and the possession or control of gaming equipment, alcoholic beverages or a gaming or liquor license, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite Governmental Authorities.

(b)        Notwithstanding anything to the contrary in this Agreement or any other Loan Document, Administrative Agent, each other Agent, each Lender and each participant agrees to cooperate with each Gaming Authority and each Liquor Authority (and, in each case, to be subject to Section 10.13) in connection with the administration of their regulatory jurisdiction over Parent and its Subsidiaries, including, without limitation, the provisions of such documents or other information as may be requested by any such Gaming Authorities and/or Liquor Authorities relating to Administrative Agent, any other Agent, any of the Lenders or participants, Parent and its Subsidiaries or to the Loan Documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GLP FINANCING, LLC, as the Borrower

By:	/s/ William J. Clifford
	Name:	William J. Clifford
	Title:	Chief Financial Officer, Secretary and Treasurer

[Signature Page to GLP Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Mohammad S. Hasan
	Name:	Mohammad S. Hasan
	Title:	Vice President

[Signature Page to GLP Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Swingline Lender

By:	/s/ Mohammad S. Hasan
	Name:	Mohammad S. Hasan
	Title:	Vice President

[Signature Page to GLP Credit Agreement]

JPMORGAN CHASE BANK, N.A., as L/C Issuer

By:	/s/ Mohammad S. Hasan
	Name:	Mohammad S. Hasan
	Title:	Vice President

[Signature Page to GLP Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Mohammad S. Hasan
	Name:	Mohammad S. Hasan
	Title:	Vice President

[Signature Page to GLP Credit Agreement]

FIFTH THIRD BANK, as Lender

By:	/s/ Michael Glandt
	Name:	Michael Glandt
	Title:	Vice President

[Signature Page to GLP Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Jonathon Dinise
	Name:	Jonathon Dinise
	Title:	Assistant Vice President

[Signature Page to GLP Credit Agreement]

UBS LOAN FINANCE LLC, as Lender

By:	/s/ Lana Gifas
	Name:	Lana Gifas
	Title:	Director

By:	/s/ Jennifer Anderson
	Name:	Jennifer Anderson
	Title:	Associate Director

[Signature Page to GLP Credit Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Lender

By:	/s/ Joseph A. Asciolla
	Name:	Joseph A. Asciolla
	Title:	Managing Director

By:	/s/ David Bowers
	Name:	David Bowers
	Title:	Managing Director

[Signature Page to GLP Credit Agreement]

GOLDMAN SACHS BANK USA, as Lender

By:	/s/ Charles D. Johnston
	Name:	Charles D. Johnston
	Title:	Authorized Signatory

[Signature Page to GLP Credit Agreement]

MANUFACTURERS & TRADERS TRUST COMPANY, as Lender

By:	/s/ Paul Delmonte
	Name:	Paul Delmonte
	Title:	Vice President

[Signature Page to GLP Credit Agreement]

NOMURA CORPORATE FUNDING AMERICAS, LLC, as Lender

By:	/s/ Carl Mayer
	Name:	Carl Mayer
	Title:	Managing Director

[Signature Page to GLP Credit Agreement]

THE ROYAL BANK OF SCOTLAND PLC, as Lender

By:	/s/ Alex Daw
	Name:	Alex Daw
	Title:	Director

[Signature Page to GLP Credit Agreement]

SUNTRUST BANK, as Lender

By:	/s/ J. Haynes Gentry III
	Name:	J. Haynes Gentry III
	Title:	Director

[Signature Page to GLP Credit Agreement]

BANK OF AMERICA, N.A., as Lender

By:	/s/ Brian D. Corum
	Name:	Brian D. Corum
	Title:	Managing Director

[Signature Page to GLP Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as Lender

By:	/s/ William Karl
	Name:	William Karl
	Title:	General Manager

United Bank, Inc., as Lender

By:	/s/ Devin McCreery
	Name:	Devin McCreery
	Title:	Market President

EXHIBIT A

FORM OF
ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item [1][2] below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.]  Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of [the][each] Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor’s outstanding rights and obligations under the respective Facilities identified below (including, to the extent included in any such Facilities, Letters of Credit and Swingline Loans) ([the] [each, an] “Assigned Interest”).  [Each] [Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.

[1.                                  Assignor:

2.                                      Assignee:                                                 ](1)

[1][3].               Credit Agreement:                                       Credit Agreement, dated as of October 28, 2013, among GLP Financing, LLC (together with its successors and assigns, “Borrower”), the Lenders

(1)                                 If the form is used for a single Assignor and Assignee, items 1 and 2 should list the Assignor and the Assignee, respectively.  In the case of an assignment to funds managed by the same or related investment managers, or an assignment by multiple Assignors, the Assignors and the Assignee(s) should be listed in the table under bracketed item 2 below.

Exhibit A-1

from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties party thereto.

[2.]                              Assigned Interest:(2)

Assignor	Assignee	Facility Assigned(3)	Aggregate Amount of Commitment/Loans under Relevant Facility for all Lenders(4)	Amount of Commitment/Loans under Relevant Facility Assigned
[Name of Assignor]	[Name of Assignee]		$	$
[Name of Assignor]	[Name of Assignee]		$	$

[4.]                              Assigned Interest:(5)

Facility Assigned	Aggregate Amount of Commitment/Loans under Relevant Facility for all Lenders	Amount of Commitment/Loans under Relevant Facility Assigned
[Insert Relevant Facility]	$	$
[Insert Relevant Facility]	$	$

(2)                                 Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors. Insert additional rows as needed.

(3)                                 For complex multi-Facility assignments a separate chart for each Facility should be used for ease of reference.

(4)                                 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(5)                                 Insert this chart if this Form of Assignment and Assumption Agreement is being used by a single Assignor for an assignment to a single Assignee.

Exhibit A-2

[3.][5.] [Trade Date:                                       ](6)

Effective Date                               , 20      .

Assignor[s] Information	Assignee[s] Information

Payment Instructions:	Payment Instructions:

Reference:	Reference:

Notice Instructions:	Notice Instructions:

(6)  To be completed if the Assignor and Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit A-3

Reference:	Reference:

Exhibit A-4

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR](7)

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE](8)

By:
Name:
Title:

(7)                                 Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

(8)                                 Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

Exhibit A-5

[Consented to and](9) Accepted:

JPMORGAN CHASE BANK, N.A.,
                                                as Administrative Agent

By:
Name:
Title:

[Consented to and Accepted:

[                                        ],

as Swingline Lender

By:
Name:
Title:

[                                        ],

as L/C Issuer

By:
Name:
Title:](10)

[Consented to and Accepted:

(9)                                 Insert only if required under Section 10.06(b) of the Credit Agreement.

(10)                          Insert only if required under Section 10.06(b) of the Credit Agreement.

Exhibit A-6

[GLP FINANCING, LLC](11) [GLP CAPITAL, L.P.](12)

By:
Name:
Title:](13)

(11)                          Use prior to the Borrower Merger.

(12)                          Use after the Borrower Merger.

(13)                          Insert only if required under Section 10.06(b) of the Credit Agreement.

Exhibit A-7

ANNEX I

GLP FINANCING, LLC

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.                                      Representations and Warranties.

1.1.                            Assignor.  [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [its] Assigned Interest, (ii) [the] [its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of Parent, Borrower, any of their respective Subsidiaries or affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by Parent, Borrower, any of their respective Subsidiaries or affiliates or any other person of any of their respective obligations under any Loan Document.

1.2.                            Assignee.  [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Eligible Assignee, (iii) it is not [(w) a Disqualified Lender,](14) (x) a Defaulting Lender or a Subsidiary of a Defaulting Lender or a Person who, upon becoming a Lender would constitute any of the foregoing Persons described in this clause (x), (y) Parent, Borrower or any Affiliate of any of them, or (z) a natural person, (iv) it is [a Revolving Lender](15) [a Lender, an Affiliate of a Lender or an Approved Fund of a Lender](16) (v) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of [the] [its] Assigned Interest, shall have the obligations of a Lender

(14)                          Use for all assignments unless such representation is not required by the Credit Agreement.

(15)                          Use for assignments under the Revolving Facility, unless such representation is not required by the Credit Agreement.

(16)                          Use for assignments of under any Term Facility, unless such representation is not required by the Credit Agreement.

Exhibit A-8

thereunder, (vi) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the] [its] Assigned Interest on the basis of which it has made such analysis and decision, (vii) if it is organized under the laws of a jurisdiction outside the United States, it has attached to this Assignment is any tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it, and [(viii) such assignment does not result in such Assignee holding, collectively with its Affiliates and Approved Funds, Loans and unused Commitments under the Facilities having an aggregate principal amount of more than $100 million](17); (b) agrees that it will, independently and without reliance upon the Administrative Agent, [the][each] Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes each of the Administrative Agent, the Arrangers and the Bookrunners to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent, the Arrangers or the Bookrunners, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payment.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3.                                      Effect of Assignment.  Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) [the] [each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) [the] [each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

4.                                      General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment.

5.                                      THIS ASSIGNMENT AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW

(17)                          Use for all assignments, unless such representation is not required by the Credit Agreement.

Exhibit A-9

OR OTHERWISE) BASED UPON OR RELATING TO THIS ASSIGNMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

*                                         *                                         *

Exhibit A-10

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

                      ,

The undersigned, a Responsible Officer, hereby certifies in such capacity (and not in any individual capacity) to the Administrative Agent and the Lenders, each as defined in the Credit Agreement referred to below, as follows:

1.             This certificate is delivered to you pursuant to Section 6.01(d) of the Credit Agreement, dated as of October 28, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among GLP Financing, LLC (together with its successors, the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, the Lenders from time to time party thereto, and the other parties party thereto.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.(1)

2.             I have reviewed, or caused to be reviewed under my supervision, the consolidated financial statements of Parent and its Subsidiaries (the “Consolidated Companies”) dated as of                                and for the                                period[s] then ended [and such financial statements fairly present in all material respects the financial position and results of operations of the Consolidated Companies in accordance with GAAP as of the dates indicated](2).

3.             As of the date hereof no Default has occurred and is continuing [except,                    ] (3).

4.             Set forth on Schedule 1 to this Compliance Certificate are calculations indicating whether the Borrower is in compliance with the financial covenants contained in Section 7.11 of the Credit Agreement as of the end of the fiscal quarter ended                           .

[Signature Page Follows]

(1)  In the event of any conflict between the terms of this Compliance Certificate and the Credit Agreement, the Credit Agreement shall control, and any Schedule attached to this executed Compliance Certificate shall be revised as necessary to conform in all respects to the requirements of the Credit Agreement in effect as of the delivery of this executed Compliance Certificate.

(2)  To be included for Compliance Certificates delivered in connection with quarterly financial statements delivered pursuant to Section 6.01(b) of the Credit Agreement.

(3)   If a Default has occurred and is continuing, describe the Default in reasonable detail.

Exhibit B-1

IN WITNESS WHEREOF, I have executed this Compliance Certificate as of the date first written above.

[GLP CAPITAL, L.P.]

By:
Name:
Title:

Exhibit B-2

For the fiscal quarter ended                                         (“Statement Date”) with respect to Parent on a Consolidated basis

SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

I.                                        Section 7.11(a) — Senior Secured Debt to Total Asset Value Ratio.

A.	Outstanding principal amount of Senior Secured Debt at Statement Date:		$

B.	Outstanding principal amount of Senior Secured Debt that by its terms is scheduled to mature on or before the date that is 24 months from Statement Date:		$

C.	Adjusted Unrestricted Cash at Statement Date:		$

D.	Lesser of I.B and I.C:		$

E.	Total Asset Value at Statement Date:

1.

the sum of the Asset Values for all assets constituting Income Properties, Development Properties, Redevelopment Properties or undeveloped land owned or leased under an Eligible Ground Lease by Parent and its Subsidiaries at Statement Date, as set forth on Line I of Schedule 2 to the Compliance Certificate:

$

	2.	an amount (but not less than zero) equal to all unrestricted cash and Cash Equivalents on hand of Parent and its Subsidiaries at Statement Date:	$

	3.	earnest money deposits associated with potential acquisitions at Statement Date:	$

4.

the book value (determined in accordance with GAAP) (but determined without giving effect to any depreciation or amortization) of all other Investments held by Parent and its Subsidiaries at Statement Date (exclusive of goodwill and other intangible assets):

$

	5.	Total Asset Value: Without duplication, Line I.E.1 + Line I.E.2 + Line I.E.3. + Line I.E.4.(4)	$

(4)  Until Financials have been delivered, or are required to have been delivered, to the Administrative Agent pursuant to Section 6.01(b) of the Credit Agreement in respect of the first fiscal quarter of Parent ending after the Closing

(continued...)

Exhibit B-3

F.	All unrestricted cash and Cash Equivalents on hand of Parent and its Subsidiaries at Statement Date:	$

G.	Amount, if any, by which the amount set forth in Line I.C exceeds the amount set forth in Line I.B, in each case, at Statement Date:	$

H.	Senior Secured Debt to Total Asset Value Ratio: (Line I.A minus Line I.D) ÷ (Line I.E.5 minus Line I.F plus Line I.G):

Maximum Line I.H Permitted: 0.40

	In compliance with ratio?	[Yes][No]

II.                                   Section 7.11(b) — Total Debt to Total Asset Value Ratio.

A.	Total Debt at Statement Date:	$

B.	Total Debt at Statement Date that by its terms is scheduled to mature on or before the date that is 24 months from such Statement Date:	$

C.	Adjusted Unrestricted Cash at Statement Date:	$

D.	Lesser of II.B and II.C:	$

E.	Total Asset Value at Statement Date (Line I.E.5):	$

F.	Unrestricted cash and Cash Equivalents on hand of Parent and its Subsidiaries at Statement Date:	$

Date (or if such first fiscal quarter is the fourth fiscal quarter of Parent’s fiscal year, the Financials for such fiscal year are delivered, or required to have been delivered, to the Administrative Agent pursuant to Section 6.01(a)) of the Credit Agreement, the amounts described in Lines I.E.2, I.E.3 and I.E.4 above shall be the amounts as of the Statement Date as reasonably determined by the Borrower.  The portion of Total Asset Value attributable to any single Income Property, Redevelopment Property, Development Property or undeveloped land, shall not exceed 30.0% of Total Asset Value; provided, that for purposes of this sentence, (I) the Asset Value of any such single Income Property that is listed on Schedule 1.01(e)(i) of the Credit Agreement shall be deemed to be equal to the amount set forth on such Schedule as of the date of the Spin-Off, and such amounts shall be subject to increase or decrease by the applicable property’s pro rata share of any increase or decrease in the aggregate Asset Value of all properties subject to the Master Lease at any time after the date of the Spin-Off (except as provided in the following clause (II)), and (II) if any single Income Property, Redevelopment Property, Development Property or undeveloped land is added to the Master Lease after the date of the Spin-Off, the Asset Value of such Income Property, Redevelopment Property, Development Property or undeveloped land at the time it is added to the Master Lease shall be an amount equal to the fair market value thereof as reasonably determined by the Borrower in consultation with the Administrative Agent and, thereafter, such Asset Value shall be subject to increase or decrease by its pro rata share of any increase or decrease in the aggregate Asset Value of all properties subject to the Master Lease.  Total Asset Value shall be adjusted (x) in the case of assets owned or leased by Subsidiaries of Parent which are not Wholly-Owned Subsidiaries of Parent (other than the Borrower and its Subsidiaries), to reflect Parent’s Ownership Share therein, and (y) in the case of assets owned or leased by Subsidiaries of the Borrower which are not Wholly-Owned Subsidiaries of the Borrower, to reflect the Borrower’s Ownership Share therein.

Exhibit B-4

G.	Amount, if any, by which the amount set forth in Line II.C exceeds the amount set forth in Line II.B, in each case at Statement Date:	$

H.	Total Debt to Total Asset Value Ratio: (Line II.A minus Line II.D) ÷ (Line II.E minus Line II.F plus Line II.G)

Maximum Line II.H Permitted: 0.60(5)

	In compliance with ratio?	[Yes][No]

III.                              Section 7.11(c) —Tangible Net Worth.

A.                                    Tangible Net Worth at Statement Date:

1.	Total Asset Value at Statement Date (Line I.E.5):	$

2.	Total Debt at Statement Date (Line II.A):	$

3.	Tangible Net Worth (Line III.A.1 — Line III.A.2):	$

Line III.A.3 Must Be Greater Than Or Equal To: $1,600.0 million

In compliance with above restriction?		[Yes][No]

IV.                               Section 7.11(d) — Fixed Charge Coverage Ratio.

A.	Consolidated EBITDA for the Test Period ending on the Statement Date:

1.

Net income (or net loss)(6) for such Test Period, determined on a Consolidated basis in accordance with GAAP (excluding, without duplication, gains (or losses) from dispositions of depreciable real estate investments, property valuation losses and impairment charges):

$

	2.	The following amounts for such Test Period:

(5)  From and after the consummation of a Significant Acquisition, the maximum value of Line II.H may be increased to up to 0.65 for the fiscal quarter in which such Significant Acquisition is consummated and the three consecutive fiscal quarters immediately succeeding such fiscal quarter.

(6)  In the case of any non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates, net income (net loss) shall include Parent’s Ownership Share of net income (net loss) of its (a) non-Wholly-Owned Subsidiaries (provided that the Borrower and all Wholly-Owned Subsidiaries of the Borrower shall be deemed to be Wholly-Owned Subsidiaries of Parent and accordingly there shall be no deduction from consolidated income or Consolidated EBITDA for non-controlling or minority interests in such Persons) and (b) Unconsolidated Affiliates.

Exhibit B-5

i.	Interest expense (whether paid or accrued and whether or not capitalized):	$

ii.	Income tax expense:	$

iii.	Depreciation expense:	$

iv.	Amortization expense:	$

v.

Extraordinary, non-recurring and unusual items, charges or expenses (including, without limitation, impairment charges, fees, costs and expenses relating to the Transactions, prepayment penalties and costs, fees or expenses incurred in connection with any capital markets offering, debt financing, or amendment thereto, redemption or exchange of indebtedness, lease termination, business combination, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed)):

$

vi.	Expenses and losses associated with hedging agreements:	$

vii.	Expenses and losses resulting from fluctuations in foreign exchange rates:	$

viii.

Other non-cash items, charges or expenses reducing net income (or increasing net loss) (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made, in which case, at the election of the Borrower, such items may be added back when accrued and deducted from net income when paid in cash or given effect (and not added back to net income) when accrued or reserved)(7):

$

ix.

To the extent not included in net income or, if otherwise excluded from Consolidated EBITDA due to the operation of Line IV.A.4.i below, the amount of insurance proceeds received during such Test Period attributable to any property which has been closed or had operations curtailed for any Test Period(8):

$

(7)  The Borrower shall treat similar types of charges and expenses on a consistent basis from year to year (it being understood that reserves may be charged in the current Test Period or when paid, as reasonably determined by the Borrower).

(8)  Such amount of insurance proceeds shall only be included pursuant to this clause (ix) to the extent of the amount of insurance proceeds plus Consolidated EBITDA attributable to such property for such Test Period (without giving effect to this clause (ix)) does not exceed Consolidated EBITDA attributable to such property during the most recent Test Period that such property was fully operational (or if such property has not been fully operational for the most recent Test Period prior to such closure or curtailment, the Consolidated EBITDA attributable to such

(Continued...)

Exhibit B-6

3.

Line IV.A.2.i + Line IV.A.2.ii + Line IV.A.2.iii + Line IV.A.2.iv + Line IV.A.2.v + Line IV.A.2.vi + Line IV.A.2.vii + Line IV.A.2.viii + Line IV.A.2.ix, in each case, without duplication and solely to the extent already deducted (and not added back) in arriving at such net income (or net loss):

$

4.	The following amounts for such Test Period:

i.	Extraordinary, non-recurring and unusual gains (other than insurance proceeds):	$

ii.	Gains attributable to, and payments received under, Swap Contracts and other hedging agreements:	$

iii.	Gains resulting from fluctuations in foreign exchange rates:	$

iv.	Other non-cash gains increasing net income (or decreasing net loss) other than accruals in the ordinary course:	$

5.	Line IV.A.4.i + Line IV.A.4.ii + Line IV.A.4.iii + Line IV.4.iv, in each case, without duplication and solely to the extent included in arriving at such net income (or net loss):	$

6.	Consolidated EBITDA for the Test Period ending on the Statement Date (Line IV.A.1 + Line IV.A.3 — Line IV.A.5) (9):	$

B.

Interest payable in cash on all Indebtedness with respect to such Test Period (including the interest portion of Capitalized Lease Obligations payable in cash) of Parent and its Subsidiaries (other than any such Indebtedness that has been Discharged or that is held by Parent or Borrower or Parent’s or Borrower’s Wholly-Owned Subsidiaries), net of payments received under Swap Contracts relating to interest rates with respect to such Test Period and excluding (A) any commitment, upfront, arrangement, structuring or similar financing fees or premiums (including redemption and prepayment premiums) or original issue discount, (B)

property during the Test Period prior to such closure or curtailment (for which financial results are available) annualized over four fiscal quarters).

(9)  For the fiscal quarter ended (A) June 30, 2013, Consolidated EBITDA shall be deemed to be $110.6 million, (B) March 31, 2013, Consolidated EBITDA shall be deemed to be $110.6 million, (C) December 31, 2012, Consolidated EBITDA shall be deemed to be $110.6 million and (D) September 30, 2012, Consolidated EBITDA shall be deemed to be $110.6 million.  For the period from June 30, 2013, through the date of the Spin-Off, Consolidated EBITDA shall be determined as if the Master Lease had been in effect throughout such period, and the Spin-Off occurred at the beginning of such period, as reasonably determined by a Responsible Officer.

Exhibit B-7

interest reserves funded from the proceeds of any Indebtedness (but not, for the avoidance of doubt, any interest paid from such reserves), (C) any cash costs associated with breakage in respect of hedging agreements for interest rates payable during such Test Period, (D) costs and fees associated with obtaining Swap Contracts and fees payable thereunder and (E) fees and expenses associated with the Transactions, in each case, determined on a Consolidated Basis:

$

C.

Scheduled amortization of principal amounts of all Indebtedness (other than any such Indebtedness that has been Discharged) paid (not including balloon maturity amounts) during such Test Period, in each case, determined on a Consolidated Basis:

$

D.

All cash dividends or distributions payable on any preferred Equity Interests declared (either prior to or during such period) and required to be paid in cash during such Test Period but excluding redemption payments or repurchases or charges in connection with the final redemption or repurchase in whole of any class of preferred Equity Interests, in each case, for Parent for such Test Period, determined on a Consolidated basis:

$

E.	Line IV.B + Line IV.C + Line IV.D(10):	$

F.	Fixed Charge Coverage Ratio at Statement Date (Line IV.A.6 ÷ Line IV.E)(11):

Line IV.F Must Be Greater Than Or Equal To: 1.50

	In compliance with ratio?	[Yes][No]

(10)  Each of Lines IV.B, IV.C and IV.D (i) shall, to the extent relating to a Subsidiary of Parent that is not a Wholly-Owned Subsidiary of Parent (it being understood that the Borrower and all Wholly-Owned Subsidiaries of the Borrower shall be Wholly-Owned Subsidiaries of Parent for purposes of this definition), shall be reduced to reflect Parent’s Ownership Share therein and (ii) shall include Parent’s Ownership Share of such amounts for Unconsolidated Affiliates of Parent.

(11)  For purposes of calculating the Fixed Charge Coverage Ratio for (i) any Test Period prior to the date that Financials are delivered, or required to have been delivered, for the fiscal quarter ending March 31, 2014, each of Lines IV.B, IV.C and IV.D shall be determined on a Pro Forma Basis as if the Transactions (including entering into this Agreement and the issuance of the Senior Unsecured Notes) had occurred at the beginning of such period, as reasonably determined by a Responsible Officer and (ii) the fiscal quarters ending March 31, 2014, June 30, 2014 and September 30, 2014, each of Lines IV.B, IV.C, and IV.D (the “Annualized Fixed Charges”) shall be annualized during such fiscal quarters such that (x) for the calculation of the Fixed Charge Coverage Ratio as of March 31, 2014, Annualized Fixed Charges for the fiscal quarter then ending will be multiplied by four (4), (y) for the calculation of the Fixed Charge Coverage Ratio as of June 30, 2014, Annualized Fixed Charges for the two fiscal quarter period then ending will be multiplied by two (2), and (z) for the calculation of the Fixed Charge Coverage Ratio as of September 30, 2014, Annualized Fixed Charges for the three fiscal quarter period then ending will be multiplied by one and one-third (1-1/3).

Exhibit B-8

V.                                    Section 7.11(e) — Total Relevant Debt to Unencumbered Asset Value Ratio.

A.                                    Total Relevant Debt at Statement Date:

	1.	Total Debt at Statement Date (Line II.A):	$

2.

Total Debt at Statement Date that (i) is Indebtedness of a Subsidiary of Parent (other than the Borrower) that does not own or lease any Unencumbered Assets, (ii) is not recourse to Parent, the Borrower or any other Subsidiary that owns or leases an Unencumbered Asset (other than Customary Non-Recourse Exclusions), (iii) does not require the grant of a Lien on any property of Parent, the Borrower or any Subsidiary that owns or leases an Unencumbered Asset to secure an obligation of the Subsidiary that is the obligor on such Indebtedness if any such Lien is granted to secure another obligation and (iv) does not contain any Negative Pledges (without giving effect to the proviso to the definition thereto) that would be applicable to any property of Parent, the Borrower or any Subsidiary that owns or leases an Unencumbered Asset:

$

	3.	Total Relevant Debt at Statement Date (Line V.A.1 — Line V.A.2):	$

B.	Unencumbered Asset Value at Statement Date as set forth on Line II of Schedule 2 to the Compliance Certificate:		$

C.	Total Relevant Debt to Unencumbered Asset Value Ratio at Statement Date (Line V.A.3 ÷ Line V.B):

Maximum Line V.C Permitted: 0.60

	In compliance with ratio?		[Yes][No]

Exhibit B-9

For the fiscal quarter ended                                         (“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

Description of Asset(12)	Adjusted Net Operating Income(13)	[Capitalized Value of Income Property](14)	Asset Value(15)	Unencumbered Asset?
	$	$	$	[Yes][No]
	$	$	$	[Yes][No]

(12)  To list each asset constituting an Income Property (or group of Income Properties, including, without limitation, the Master Lease Properties), Development Property, Redevelopment Property or undeveloped land owned or leased by Parent and its Subsidiaries at Statement Date.

(13)  Insert the Adjusted Net Operating Income of the relevant Income Property (or group of Income Properties, including, without limitation, the Master Lease Properties).

(14)  For any Income Property (or group of Income Properties, including, without limitation, the Master Lease Properties), insert Capitalized Value or the acquisition price, as applicable, for each such property (or group of Income Properties, including, without limitation, the Master Lease Properties), after giving effect to clause (a) of footnote 15 below.

(15)   As of any Statement Date: (a) in the case of any Income Property (or group of Income Properties, including, without limitation, the Master Lease Properties), the Capitalized Value of such Income Property (or group of Incmoe Properties) as of the Statement Date; provided, however, that (except with respect to the Original Master Lease Properties, the Ohio Development Facilities, the Perryville Casino and the Baton Rouge Casino) the Asset Value of each Income Property (or group of Income Properties) (other than a former Development Property or Redevelopment Property) during the first four complete fiscal quarters of Parent following the date of acquisition thereof, shall be the greater of (i) the acquisition price thereof or (ii) the Capitalized Value thereof or, if results of one full fiscal quarter after the acquisition thereof are not available with respect to such Income Property (or group of Income Properties), the acquisition price thereof (and after results of one full fiscal quarter after the acquisition thereof are available, the Capitalized Value thereof may be determined by annualizing such results as provided in the definition of “Adjusted Net Operating Income”); provided, further, that an adjustment shall be made to the Asset Value of any Income Property (in an amount reasonably determined by the Borrower) as new Tenancy Leases are entered into or existing Tenancy Leases terminate or expire in respect of such Income Property, (b) in the case of any Development Property or Redevelopment Property (or former Development Property or Redevelopment Property) prior to the date when financial results for at least one complete fiscal quarter following completion or opening of the applicable development project are available, 100% of the book value (determined in accordance with GAAP but determined without giving effect to any depreciation) of any such Development Property or Redevelopment Property (or former Development Property or Redevelopment Property) owned or leased as of the Statement Date and (c) in the case of any undeveloped land, 100% of the book value (determined in accordance with GAAP) thereof owned or leased as of the Statement Date; provided that, with respect to the Original Master Lease Properties, the Ohio Development Facilities, the Perryville Casino and the Baton Rouge Casino, for the fiscal quarter ended June 30, 2013, Asset Value shall be deemed to be $4,881.0 million.  Notwithstanding the foregoing, for the fiscal quarter ended September 30, 2013 and thereafter, for any period prior to the completion of four fiscal quarters commencing after the Closing Date, Asset Value shall be determined as if the Master Lease had been in effect throughout such period and as if the Ohio Development Facilities, the Perryville Casino and the Baton Rouge Casino had been owned or leased by the Borrower throughout such period, and the Spin-Off occurred at the beginning of such fiscal period, in each case, as reasonably determined by a Responsible Officer (it being understood that for any fiscal quarters ended on or prior to June 30, 2013, Capitalized Value for purposes of clause (a) of this footnote shall be determined based on the Adjusted Net Operating Income set forth for such fiscal quarter in the final proviso to the definition of Adjusted Net Operating Income in the Credit Agreement).

Exhibit B-10

I. Sum of all Asset Values listed on this Schedule 2:	$

II. Sum of the Asset Values for the Unencumbered Assets listed on this Schedule 2(16):	$

(16)  The (i) portion of the Unencumbered Asset Value attributable to undeveloped land, Redevelopment Properties, and Development Properties shall not, in the aggregate, exceed 15.0% of the total Unencumbered Asset Value; (ii) the portion of the Unencumbered Asset Value attributable to undeveloped land shall not exceed 10.0% of the total Unencumbered Asset Value; (iii) the portion of the Unencumbered Asset Value attributable to undeveloped land, Income Properties, Redevelopment Properties or Development Properties, in each case that are (A) not currently and (B) not currently being developed or redeveloped into, Gaming Facilities or hotel facilities, shall not, in the aggregate, exceed 20.0% of the total Unencumbered Asset Value; and (iv) the portion of the total Unencumbered Asset Value attributable to any single Income Property, Redevelopment Property, Development Property or undeveloped land shall not exceed 30.0% of the total Unencumbered Asset Value; provided, that for purposes of this clause (iv), (I) the Asset Value of any such single Income Property that is listed on Schedule 1.01(e)(ii) of the Credit Agreement shall be deemed to be equal to the amount set forth on such Schedule as of the date of the Spin-Off, and such amounts shall be subject to increase or decrease by the applicable property’s pro rata share of any increase or decrease in the aggregate Asset Value of all properties subject to the Master Lease at any time after the date of the Spin-Off  (except as provided in the following clause (II), and (II) if such single Income Property, Redevelopment Property, Development Property or undeveloped land is added to the Master Lease after the date of the Spin-Off, the Asset Value of such single Income Property, Redevelopment Property, Development Property or undeveloped land at the time it is added to the Master Lease shall be an amount equal to the fair market value thereof as reasonably determined by the Borrower in consultation with the Administrative Agent, and, thereafter, such Asset Value shall be subject to increase or decrease by its pro rata share of any increase or decrease in the aggregate Asset Value of all properties subject to the Master Lease.

Exhibit B-11

EXHIBIT C-1

FORM OF LOAN NOTICE

Date:  [          ]

To:    Administrative Agent under the Credit Agreement, dated as of October 28, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein, being used herein as defined therein), among GLP Financing, LLC (together with its successors and assigns, “Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties party thereto.

Ladies and Gentlemen:

[New Borrowing](18)

The undersigned Borrower refers to the Credit Agreement, hereby gives you irrevocable notice pursuant to Section 2.02(a) of the Credit Agreement that Borrower desires to make a borrowing (the “Proposed Borrowing”) under the Credit Agreement, and in that connection sets forth below the information relating to the Proposed Borrowing:

(A)          Proposed Borrowing:

(i)            The Business Day of the Proposed Borrowing is [         ];

(ii)           The aggregate amount of the Proposed Borrowing is $[               ];

(iii)          The Proposed Borrowing shall consist of:

[a $[                    ](19) Revolving Loan, which shall initially be [a Base Rate Loan] [an Eurodollar Rate Loan]; [The amount of Revolving Loans that are requested to be Eurodollar Rate Loans are requested to have the following Interest Period(s): [    ]],

(18)         Use the below for any Borrowing of Loans.

(19)         Borrowings of Revolving Loans shall be made pro rata across all outstanding tranches of Revolving Commitments.

Exhibit C-1-1

[a $[                    ] Term Loan, which shall initially be [a Base Rate Loan] [an Eurodollar Rate Loan], [The amount of such Term Loans that are requested to be Eurodollar Rate Loans are requested to have the following Interest Period(s): [     ]]; and

(iv)          The proceeds of the Proposed Borrowing are to be deposited into the account or accounts described in the letter attached hereto and in the respective amounts set forth therein.(20)

(B)          Borrower hereby represents and warrants that both immediately before and after giving effect to the Proposed Borrowing and the intended use thereof:

(i)            Each of the representations and warranties of (i) Borrower contained in Article V of the Credit Agreement and (ii) Parent contained in Section 3.1 of the Guaranty, is true and correct in all material respects (or true and correct with respect to any such representation that is already qualified by materiality or Material Adverse Effect) on and as of the date of the making of such Proposed Borrowing (or if such representation and warranty relates to an earlier date, such representation and warranty is true and correct in all material respects (or true and correct with respect to any such representation that is already qualified by materiality or Material Adverse Effect) on such earlier date).

(ii)           No Default exists, or would result from the Proposed Borrowing or from the application of the proceeds thereof.

[Conversion/Continuation](21)

Borrower hereby gives notice pursuant to Section 2.02 of the Credit Agreement that it requests a continuation or conversion of a Loan outstanding under the Credit Agreement, and in connection therewith sets forth below the terms on which such continuation or conversion is requested to be made:

(A)          Date of [continuation] [conversion](22)

(B)          Aggregate Amount of [Eurodollar] [Base]  Rate Loans of [identify applicable Facility of Loans] to be [continued] [converted]      $

(C)          The [Eurodollar] [Base] Rate Loans are to be [continued as] [converted into] [Base] [Eurodollar] Rate Loans.

(20)         Borrower to attach letter that describes the account or accounts and wire instructions and the amounts to be deposited in such account or accounts.

(21)         Use the below for any conversion or continuation of existing Loans.

(22)         Must be a Business Day.

Exhibit C-1-2

(D)          The duration of the Interest Period for the Eurodollar Rate Loans being continued is a [           ] period.(23)

(E)           The duration of the Interest Period for such Eurodollar Rate Loans being converted is a [           ] period.(24)

Borrower hereby certifies that no Event of Default has occurred and is continuing, or would result from the [conversion] [continuation].

(23)         Applicable if this is a Continuation of the Interest Period of outstanding Eurodollar Rate Loans.

(24)         Applicable if this is a Conversion to a Eurodollar Rate Loan.

Exhibit C-1-3

[GLP FINANCING, LLC](25) [GLP CAPITAL, L.P.](26)
By:
Name:
Title:

(25)  Use prior to the Borrower Merger.

(26)  Use after the Borrower Merger.

Exhibit C-1-4

EXHIBIT C-2

FORM OF SWINGLINE LOAN NOTICE

Date:  [          ]

To:  Administrative Agent and Swingline Lender under the Credit Agreement, dated as of October 28, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein, being used herein as defined therein), among GLP Financing, LLC (together with its successors and assigns, “Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties party thereto.

Ladies and Gentlemen:

The undersigned Borrower refers to the Credit Agreement, hereby gives you irrevocable notice pursuant to Section 2.04(a) of the Credit Agreement that Borrower desires to make a Swingline Borrowing (the “Proposed Borrowing”) under the Credit Agreement, and in that connection sets forth below the information relating to the Proposed Borrowing:

(A)          Proposed Borrowing:

(i)            The Business Day of the Proposed Borrowing is [         ];

(ii)           The aggregate amount of the Proposed Borrowing is $[               ];

(iii)          The Proposed Borrowing shall consist of a $[                    ] Swingline Loan;

(iv)          The proceeds of the Proposed Borrowing are to be deposited into the account or accounts described in the letter attached hereto and in the respective amounts set forth therein.(27)

(B)          Borrower hereby represents and warrants that both immediately before and after giving effect to the Proposed Borrowing and the intended use thereof:

(i)            Each of the representations and warranties of (i) Borrower contained in Article V of the Credit Agreement and (ii) Parent contained in Section 3.1 of the Guaranty, is true and correct in all material respects (or true and correct with respect to any such representation that is already qualified by materiality or Material Adverse Effect) on and as of the date of the making of such Proposed Borrowing (or if such representation and warranty relates to an earlier date,

(27)         Borrower to attach letter that describes the account or accounts and wire instructions and the amounts to be deposited in such account or accounts.

Exhibit C-2-1

such representation and warranty is true and correct in all material respects (or true and correct with respect to any such representation that is already qualified by materiality or Material Adverse Effect) on such earlier date).

(ii)           No Default exists, or would result from the Proposed Borrowing or from the application of the proceeds thereof.

Exhibit C-2-2

[GLP FINANCING, LLC](28) [GLP CAPITAL, L.P.](29)

By:
Name:
Title:

(28)  Use prior to the Borrower Merger.

(29)  Use after the Borrower Merger.

Exhibit C-2-3

EXHIBIT D-1

FORM OF REVOLVING NOTE

THIS REVOLVING NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMS OF THE CREDIT AGREEMENT (AS DEFINED HEREIN).  THIS REVOLVING NOTE AND THE LOANS EVIDENCED HEREBY MAY BE TRANSFERRED IN WHOLE OR IN PART ONLY BY REGISTRATION OF SUCH TRANSFER ON THE REGISTER OF THE ADMINISTRATIVE AGENT MAINTAINED FOR SUCH PURPOSE BY OR ON BEHALF OF THE UNDERSIGNED AS PROVIDED IN SECTION 10.06 OF THE CREDIT AGREEMENT (AS DEFINED HEREIN).

REVOLVING NOTE

$[ ]	[Date]
New York, New York

FOR VALUE RECEIVED, [GLP FINANCING, LLC, a Pennsylvania limited liability company](30) [GLP CAPITAL, L.P., a Pennsylvania limited partnership](31) (“Borrower”), hereby promises to pay to [          ] or its registered assigns (“Lender”), for the account of Lender’s Lending Office provided for by the Credit Agreement referred to below, at the Administrative Agent’s Office, the principal sum of [            ] Dollars ($[        ]), or such lesser amount as shall equal the aggregate unpaid principal amount of all the Revolving Loans under the [Closing Date] [Tranche [    ]] Revolving Commitments (“Applicable Tranche Revolving Loans”) made by Lender to Borrower under the Credit Agreement, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each Applicable Tranche Revolving Loan made by Lender to Borrower, at such office, in like money and funds, for the period commencing on the date of such Applicable Tranche Revolving Loan until, but excluding, the date on which such Applicable Tranche Revolving Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Applicable Tranche Revolving Loan made by Lender to Borrower and each payment made on account of the principal thereof, shall be recorded by Lender on its books and, prior to any transfer of this Revolving Note, endorsed by Lender on the schedule attached hereto or any continuation thereof; provided, however, that the failure of Lender to make any such recordation or endorsement shall not affect the obligation of Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder.

(30)         Use before the Borrower Merger.

(31)         Use after the Borrower Merger.

Exhibit D-1-1

This Revolving Note is one of the Revolving Notes referred to in the Credit Agreement, dated as of October 28, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties party thereto, and evidences Revolving Loans made by Lender thereunder.  Terms used but not defined in this Revolving Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides, among other things, for the acceleration of the maturity of this Revolving Note upon the occurrence of certain events, for prepayments of the Applicable Tranche Revolving Loans and for the amendment or waiver of certain provisions of the Credit Agreement, each upon the terms and conditions specified therein.

Except as permitted by Section 10.06 of the Credit Agreement, this Revolving Note may not be assigned by Lender to any other Person.

This Revolving Note is issued pursuant to and entitled to the benefits of the Credit Agreement and the other Loan Documents, and is guaranteed as provided in the Credit Agreement and the Loan Documents.  Reference is hereby made to the Credit Agreement and the other Loan Documents for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid and a description of the nature and extent of the guarantees, the terms and conditions upon which each guarantee was granted and the rights of the holder of this Revolving Note in respect thereof.

THIS REVOLVING NOTE AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS REVOLVING NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

[Remainder of page intentionally left blank]

Exhibit D-1-2

[GLP FINANCING, LLC](32) [GLP CAPITAL, L.P.](33)

By:
Name:
Title:

(32)         Use prior to the Borrower Merger.

(33)         Use after the Borrower Merger.

Exhibit D-1-3

SCHEDULE OF REVOLVING LOANS

This Revolving Note evidences Applicable Tranche Revolving Loans made by Lender, continued or converted under the within-described Credit Agreement to Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, continuations, conversions and prepayments of principal set forth below:

Date Made, Continued or Converted	Principal Amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period	Amount Paid, Prepaid, Continued or Converted	Unpaid Principal Amount	Notation Made by

Exhibit D-1-4

EXHIBIT D-2

FORM OF SWINGLINE NOTE

THIS SWINGLINE NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMS OF THE CREDIT AGREEMENT (AS DEFINED HEREIN).  THIS SWINGLINE NOTE AND THE LOANS EVIDENCED HEREBY MAY BE TRANSFERRED IN WHOLE OR IN PART ONLY BY REGISTRATION OF SUCH TRANSFER ON THE REGISTER OF THE ADMINISTRATIVE AGENT MAINTAINED FOR SUCH PURPOSE BY OR ON BEHALF OF THE UNDERSIGNED AS PROVIDED IN SECTION 10.06 OF THE CREDIT AGREEMENT (AS DEFINED HEREIN).

SWINGLINE NOTE

$[ ]	[Date]
New York, New York

FOR VALUE RECEIVED, [GLP FINANCING, LLC, a Pennsylvania limited liability company](34) [GLP CAPITAL, L.P., a Pennsylvania limited partnership](35) (“Borrower”), hereby promises to pay to [          ] or its registered assigns (“Lender”), at Lender’s Lending Office, the principal sum of [            ] Dollars ($[        ]), or such lesser amount as shall equal the aggregate unpaid principal amount of all the Swingline Loans made by Lender to Borrower under the Credit Agreement, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each Swingline Loan made by Lender to Borrower, at such office, in like money and funds, for the period commencing on the date of such Swingline Loan until, but excluding, the date on which such Swingline Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount and interest rate of each Swingline Loan made by Lender to Borrower and each payment made on account of the principal thereof, shall be recorded by Lender on its books and, prior to any transfer of this Swingline Note, endorsed by Lender on the schedule attached hereto or any continuation thereof; provided, however, that the failure of Lender to make any such recordation or endorsement shall not affect the obligation of Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder.

(34)                          Use before the Borrower Merger.

(35)                          Use after the Borrower Merger.

Exhibit D-2-1

This Swingline Note is one of the Swingline Notes referred to in the Credit Agreement, dated as of October 28, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties party thereto, and evidences Swingline Loans made by Lender thereunder.  Terms used but not defined in this Swingline Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Swingline Note upon the occurrence of certain events, for prepayments of the Swingline Loans and for the amendment or waiver of certain provisions of the Credit Agreement, each upon the terms and conditions specified therein.

Except as permitted by Sections 9.06 and 10.06 of the Credit Agreement, this Swingline Note may not be assigned by Lender to any other Person.

This Swingline Note is issued pursuant to and entitled to the benefits of the Credit Agreement and the other Loan Documents, and is guaranteed as provided in the Credit Agreement and the Loan Documents.  Reference is hereby made to the Credit Agreement and the other Loan Documents for a more complete statement of the terms and conditions under which the Swingline Loans evidenced hereby were made and are to be repaid and a description of the nature and extent of the guarantees, the terms and conditions upon which each guarantee was granted and the rights of the holder of this Swingline Note in respect thereof.

THIS SWINGLINE NOTE AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS SWINGLINE NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

[Remainder of page intentionally left blank]

Exhibit D-2-2

[GLP FINANCING, LLC](36) [GLP CAPITAL, L.P.](37)

By:
Name:
Title:

(36)                          Use prior to the Borrower Merger.

(37)                          Use after the Borrower Merger.

Exhibit D-2-3

SCHEDULE OF SWINGLINE LOANS

This Swingline Note evidences the Swingline Loans made by Lender under the within-described Credit Agreement to Borrower, on the dates, in the principal amounts and bearing interest at the rates set forth below, subject to the payments and prepayments of principal set forth below:

Date Made	Principal Amount of Loan	Interest Rate	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made by

Exhibit D-2-4

EXHIBIT D-3

FORM OF TERM NOTE

THIS TERM NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMS OF THE CREDIT AGREEMENT (AS DEFINED HEREIN).  THIS TERM NOTE AND THE LOANS EVIDENCED HEREBY MAY BE TRANSFERRED IN WHOLE OR IN PART ONLY BY REGISTRATION OF SUCH TRANSFER ON THE REGISTER OF THE ADMINISTRATIVE AGENT MAINTAINED FOR SUCH PURPOSE BY OR ON BEHALF OF THE UNDERSIGNED AS PROVIDED IN SECTION 10.06 OF THE CREDIT AGREEMENT (AS DEFINED HEREIN).

TERM NOTE

$[ ]	[Date]
New York, New York

FOR VALUE RECEIVED, [GLP FINANCING, LLC, a Pennsylvania limited liability company](38) [GLP CAPITAL, L.P., a Pennsylvania limited partnership](39) (“Borrower”), hereby promises to pay to [          ] or its registered assigns (“Lender”), for the account of Lender’s Lending Office provided for by the Credit Agreement referred to below, at the Administrative Agent’s Office, the principal sum of [            ] Dollars ($[        ]), or such lesser amount as shall equal the aggregate unpaid principal amount of the [Closing Date] [Tranche [    ]] Term Loan (the “Applicable Tranche Term Loan”) made by Lender to Borrower under the Credit Agreement, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of such Applicable Tranche Term Loan, at such office, in like money and funds, for the period commencing on the date of such Applicable Tranche Term Loan until, but excluding, the date on which such Applicable Tranche Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of the Applicable Tranche Term Loan made by Lender to Borrower and each payment made on account of the principal thereof, shall be recorded by Lender on its books and, prior to any transfer of this Term Note, endorsed by Lender on the schedule attached hereto or any continuation thereof; provided, however, that the failure of Lender to make any such recordation or endorsement shall not affect the

(38)         Use before the Borrower Merger.

(39)         Use after the Borrower Merger.

Exhibit D-3-1

obligation of Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder.

This Term Note is one of the Term Notes referred to in the Credit Agreement, dated as of October 28, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties party thereto, and evidences the Applicable Tranche Term Loan made by Lender thereunder.  Terms used but not defined in this Term Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides, among other things, for the acceleration of the maturity of this Term Note upon the occurrence of certain events, for prepayments of the Applicable Tranche Term Loan and for the amendment or waiver of certain provisions of the Credit Agreement, each upon the terms and conditions specified therein.

Except as permitted by Section 10.06 of the Credit Agreement, this Term Note may not be assigned by Lender to any other Person.

This Term Note is issued pursuant to and entitled to the benefits of the Credit Agreement and the other Loan Documents, and is guaranteed as provided in the Credit Agreement and the Loan Documents.  Reference is hereby made to the Credit Agreement and the other Loan Documents for a more complete statement of the terms and conditions under which the Applicable Tranche Term Loan evidenced hereby was made and is to be repaid and a description of the nature and extent of the guarantees, the terms and conditions upon which each guarantee was granted and the rights of the holder of this Term Note in respect thereof.

THIS TERM NOTE AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS TERM NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

[Remainder of page intentionally left blank]

Exhibit D-3-2

[GLP FINANCING, LLC](40) [GLP CAPITAL, L.P.](41)

By:
Name:
Title:

(40)         Use prior to the Borrower Merger.

(41)         Use after the Borrower Merger.

Exhibit D-3-3

SCHEDULE OF TERM LOAN

This Term Note evidences the Applicable Tranche Term Loan made by Lender, continued or converted under the within-described Credit Agreement to Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, continuations, conversions and prepayments of principal set forth below:

Date Made, Continued or Converted	Principal Amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period	Amount Paid, Prepaid, Continued or Converted	Unpaid Principal Amount	Notation Made by

Exhibit D-3-4

EXHIBIT E-1

SECRETARY’S CERTIFICATE

This Secretary’s Certificate is being delivered in connection with the execution and delivery of that certain CREDIT AGREEMENT (the “Credit Agreement”), dated as of October 28, 2013, among GLP FINANCING LLC, a Pennsylvania limited liability company (the “Company”), the Lenders from time to time party thereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and the other parties party thereto.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

The undersigned, in the name of and on behalf of each of the entities listed on Schedule I hereto (collectively, the “Companies”), hereby certifies that he is the Secretary of Gaming and Leisure Properties, Inc., a Pennsylvania corporation (“GLPI”) (which is the general partner of GLP Capital L.P., a Pennsylvania limited partnership, which is the sole member of GLP Financing, LLC, a Pennsylvania limited liability company), and, solely in his capacity as Secretary of GLPI and not in any individual capacity, that:

1.             Attached hereto as Annex A are true, correct and complete copies of the resolutions of each of the Companies, duly adopted by the Board of Directors (or sole Member or sole Manager, as applicable) of each such Company, which resolutions remain in full force and effect on and as of the date hereof and have not been modified, amended, revoked or rescinded in whole or in part since their adoption, and which resolutions authorize and approve, on behalf of such Company, (a) the execution, delivery and performance by such Company of the Credit Agreement and each other document to be executed and delivered in connection therewith, (b) the extensions of credit thereunder and (c) the performance of the transactions related thereto.

2.             Attached hereto as Annex B is a true, correct and complete copy of the articles or certificate of formation or organization, or such other equivalent or comparable formation documents, of each Company, together with any amendments thereto, certified by the Secretary of State or similar officer in the jurisdiction of organization of each of the Companies, as in full force and effect on and as of the date hereof.

3.             Attached hereto as Annex C is a true, correct and complete copy of the bylaws, operating agreements, or such other equivalent or comparable documents of each Company, together with any amendments thereto, as in full force and effect on and as of the date hereof.

4.             Attached hereto as Annex D is copy of a good standing certificate or similar certificate for each of the Companies, certified by the Secretary of State or similar officer in the jurisdiction of organization of each of the Companies.

5.             Each of the persons named on Annex E attached hereto, as of the date hereof, is a duly elected and qualified officer of GLPI as set forth on Annex E with such person holding the respective office or offices set forth opposite such person’s name and the signature set forth opposite the name of each such person is his or her true and genuine signature (or a true facsimile thereof).

[Signature page follows]

Exhibit E-1-1

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first written above.

By:
Name: William J. Clifford
Title: Secretary of Gaming and Leisure Properties, Inc. (including in its capacity as the general partner of the sole member of GLP Financing, LLC)

I, the undersigned, Peter M. Carlino, do hereby certify that William J. Clifford is the duly elected or appointed, qualified and acting Secretary of Gaming and Leisure Properties, Inc. (including in its capacity as the general partner of the sole member of GLP Financing, LLC), and the signature set forth above is his true and genuine signature.

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first written above.

By:
Name: Peter M. Carlino
Title: President of Gaming and Leisure Properties, Inc. (including in its capacity as the general partner of the sole member of GLP Financing, LLC)

Exhibit E-1-2

Schedule I

3.              Gaming and Leisure Properties, Inc., a Pennsylvania corporation

4.              GLP Financing LLC, a Pennsylvania limited liability company

Exhibit E-1-3

EXHIBIT E-2

SECRETARY’S CERTIFICATE

This Secretary’s Certificate is being delivered in connection with the execution and delivery of that certain CREDIT AGREEMENT (the “Credit Agreement”), dated as of October 28, 2013, among GLP FINANCING LLC, a Pennsylvania limited liability company (the “Company”), the Lenders from time to time party thereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and the other parties party thereto.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

The undersigned, in the name of and on behalf of each of the entities listed on Schedule I hereto (collectively, the “Companies”), hereby certifies that he is the Secretary of Gaming and Leisure Properties, Inc., a Pennsylvania corporation (“GLPI”) (which is the general partner of GLP Capital L.P., a Pennsylvania limited partnership, which is the sole member of GLP Financing, LLC, a Pennsylvania limited liability company), and, solely in his capacity as Secretary of GLPI and not in any individual capacity, that:

1.             Attached hereto as Annex A are true, correct and complete copies of the resolutions of each of the Companies, duly adopted by the Board of Directors (or sole Member or sole Manager, as applicable) of each such Company, which resolutions remain in full force and effect on and as of the date hereof and have not been modified, amended, revoked or rescinded in whole or in part since their adoption, and which resolutions authorize and approve, on behalf of such Company, (a) the execution, delivery and performance by such Company of the Credit Agreement and each other document to be executed and delivered in connection therewith, (b) the extensions of credit thereunder and (c) the performance of the transactions related thereto.

2.             Attached hereto as Annex B is a true, correct and complete copy of the articles or certificate of formation or organization, or such other equivalent or comparable formation documents, of each Company, together with any amendments thereto, certified by the Secretary of State or similar officer in the jurisdiction of organization of each of the Companies, as in full force and effect on and as of the date hereof.

3.             Attached hereto as Annex C is a true, correct and complete copy of the bylaws, operating agreements, or such other equivalent or comparable documents of each Company, together with any amendments thereto, as in full force and effect on and as of the date hereof.

4.             Attached hereto as Annex D is copy of a good standing certificate or similar certificate for each of the Companies, certified by the Secretary of State or similar officer in the jurisdiction of organization of each of the Companies.

5.             Each of the persons named on Annex E attached hereto, as of the date hereof, is a duly elected and qualified officer of GLPI as set forth on Annex E with such person holding the respective office or offices set forth opposite such person’s name and the signature set forth opposite the name of each such person is his or her true and genuine signature (or a true facsimile thereof).

[Signature page follows]

Exhibit E-2-1

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first written above.

By:
Name: William J. Clifford
Title: Secretary of Gaming and Leisure Properties, Inc. (including in its capacity as the general partner of the sole member of GLP Financing, LLC)

I, the undersigned, Peter M. Carlino, do hereby certify that William J. Clifford is the duly elected or appointed, qualified and acting Secretary of Gaming and Leisure Properties, Inc. (including in its capacity as the general partner of the sole member of GLP Financing, LLC), and the signature set forth above is his true and genuine signature.

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first written above.

By:
Name: Peter M. Carlino
Title: President of Gaming and Leisure Properties, Inc. (including in its capacity as the general partner of the sole member of GLP Financing, LLC)

Exhibit E-2-2

Schedule I

1.              Gaming and Leisure Properties, Inc., a Pennsylvania corporation

2.              GLP Financing LLC, a Pennsylvania limited liability company

Exhibit E-2-3

Annex A

Resolutions

[see attached]

Exhibit E-2-4

Annex B

Articles of Incorporation

[see attached]

Exhibit E-2-5

Annex C

Bylaws / Operating Agreement

[see attached]

Exhibit E-2-6

Annex D

Good Standing Certificates

[see attached]

Exhibit E-2-7

Annex E

Incumbency and Specimen Signatures

Name	Title	Specimen Signature

Peter M. Carlino	President

William J. Clifford	Chief Financial Officer, Secretary and
Treasurer

Exhibit E-2-8

EXHIBIT F-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of October 28, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GLP FINANCING, LLC (together with its successors and assigns, “Borrower”), each Lender from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (“Administrative Agent”), and the other parties party thereto.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Gaming and Leisure Properties, Inc. or, if Borrower is treated as a partnership instead of a disregarded entity for U.S. federal income tax purposes, Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Administrative Agent and Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Administrative Agent, and (2) the undersigned shall have at all times furnished Borrower and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:                     , 20[  ]

Exhibit F-1-1

EXHIBIT F-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of October 28, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GLP FINANCING, LLC (together with its successors and assigns, “Borrower”), each Lender from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (“Administrative Agent”), and the other parties party thereto.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Gaming and Leisure Properties, Inc. or, if Borrower is treated as a partnership instead of a disregarded entity for U.S. federal income tax purposes, Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:                     , 20[  ]

Exhibit F-2-1

EXHIBIT F-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of October 28, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GLP FINANCING, LLC (together with its successors and assigns, “Borrower”), each Lender from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (“Administrative Agent”), and the other parties party thereto.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Gaming and Leisure Properties, Inc. or, if Borrower is treated as a partnership instead of a disregarded entity for U.S. federal income tax purposes, Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:                     , 20[  ]

Exhibit F-3-1

EXHIBIT F-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of October 28, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GLP FINANCING, LLC (together with its successors and assigns, “Borrower”), each Lender from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (“Administrative Agent”), and the other parties party thereto.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Gaming and Leisure Properties, Inc. or, if Borrower is treated as a partnership instead of a disregarded entity for U.S. federal income tax purposes, Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Administrative Agent and Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Administrative Agent, and (2) the undersigned shall have at all times furnished Borrower and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

Exhibit F-4-1

By:

Name:

Title:

Date:                     , 20[  ]

Exhibit F-4-2

EXHIBIT G

FORM OF SOLVENCY CERTIFICATE

[                      ], 2013

I, the undersigned, the Chief Financial Officer of Gaming and Leisure Properties, Inc., a Pennsylvania corporation (“Parent”), do hereby certify that:

1.             This Certificate is furnished to Administrative Agent on behalf of the Lenders pursuant to Section 4.01(g) of the Credit Agreement, dated as of October 28, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GLP FINANCING, LLC, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties party thereto.  Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

2.             Solely in my capacity as Chief Financial Officer of Parent, I hereby certify that:

(a)           I am familiar with the financial condition of Parent and its Subsidiaries; and

(b)           For purposes of this Certificate, I am familiar with and have considered information regarding the fair market value of the assets of Parent (on a Consolidated basis) and the probable liabilities and obligations of Parent (on a Consolidated basis), contingent or otherwise, to creditors, in each case after giving effect to the Transactions occurring on the date hereof and the extensions of credit to be provided thereunder, and I have made a reasonable inquiry with respect to, and made reasonable estimate of, the contingent liabilities of Parent (on a Consolidated basis).

3.             Based on and subject to the foregoing, I hereby certify that, immediately after giving effect to the consummation of the Transactions occurring on the date hereof and the extensions of credit to be provided thereunder, it is my opinion that:

(a)           the fair value of the property of Parent (on a Consolidated basis) is greater than the total amount of its liabilities, including, without limitation, contingent liabilities;

(b)           the present fair salable value of the assets of Parent (on a Consolidated basis) is not less than the amount that will be required to pay the probable liability of Parent (on a Consolidated basis) on its debts as they become absolute and matured;

(c)           Parent (on a Consolidated basis) does not intend to, and does not believe that it will, incur debts and liabilities beyond its ability to pay such debts and liabilities as they mature;

Exhibit G-1

(d)           Parent (on a Consolidated basis) is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute an unreasonably small capital; and

(e)           Parent (on a Consolidated basis) is able to pay its debts as they become due and payable.

For purposes of the foregoing, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, without duplication.

[Signature page follows]

Exhibit G-2

IN WITNESS WHEREOF, I have hereto set my hand on the date first written above, in my official (and not individual) capacity and without personal liability.

GAMING AND LEISURE PROPERTIES, INC.

By:
Name:
Title: Chief Financial Officer

Exhibit G-3

EXHIBIT H

FORM OF

GUARANTY AGREEMENT

made among

GAMING AND LEISURE PROPERTIES, INC.

and

CERTAIN OF ITS SUBSIDIARIES FROM TIME TO TIME

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

Dated as of [           ], 20[   ]

Exhibit H-1

Exhibit H-2

GUARANTY AGREEMENT

GUARANTY AGREEMENT dated as of [           ], 20[   ], among Gaming and Leisure Properties, Inc., a Pennsylvania corporation (together with its successors and assigns, “Parent”, and together with any other entity that may become a party hereto as a Guarantor as provided herein, each a “Guarantor” and collectively, the “Guarantors”) and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity and together with its successors and assigns in such capacity, the “Agent”) for the banks and other financial institutions or entities (collectively, the “Lenders”) from time to time parties to the Credit Agreement, dated as of October 28, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GLP Financing, LLC, a Pennsylvania limited liability company (together with its successors and assigns, the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, L/C Issuer and Swingline Lender, and each Lender from time to time party thereto.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Guarantor;

WHEREAS, the Borrower and the other Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Parent shall have executed and delivered this Guaranty to the Agent for the benefit of the Guaranteed Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Guarantor hereby agrees with the Agent, for the benefit of the Guaranteed Parties, as follows:

SECTION 1.        DEFINED TERMS

1.1          Definitions.  (a)  Unless otherwise defined herein, all terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b)           The following terms shall have the following meanings:

“Bankruptcy Proceedings” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, arrangement, readjustment of debt, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each

Exhibit H-3

case in (a) and (b) above, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code of the United States.

“Discharge of Credit Agreement Obligations”  shall have the meaning set forth in Section 6.1(b).

“Discharge of the Guaranteed Obligations”  shall mean and shall have occurred when (i) all Guaranteed Obligations shall have been paid in full(other than (a) those expressly stated to survive termination and (b) contingent obligations as to which no claim has been asserted), and (ii) no Letters of Credit shall be outstanding (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements satisfactory to the L/C Issuer shall have been made) and (iii) all Commitments shall have terminated or expired.

“Guaranty” shall mean this Guaranty as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Guaranteed Obligations” shall mean the Obligations, including Obligations constituting the unpaid principal of and interest on (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and all other obligations and liabilities of the Borrower or any Guarantor to any Guaranteed Party which may arise under or in connection with any Loan Document.

“Guaranteed Parties” shall mean collectively, the Arrangers, the Agent, the Bookrunners, the  Lenders, each Indemnitee pursuant to Section 10.04 of the Credit Agreement and each co-agent or sub-agent appointed by the Agent from time to time pursuant to the Credit Agreement.

“Loan Parties” shall mean collectively, the Borrower and the Guarantors.

“Obligee Guarantor”  shall have the meaning set forth in Section 2.6.

“Voidable Transfer”  shall have the meaning set forth in Section 2.10.

1.2          Other Definitional Provisions.  (a)  The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and Section, Schedule, Exhibit and Annex references, are to this Guaranty unless otherwise specified.  References to any Schedule, Exhibit or Annex shall mean such Schedule, Exhibit or Annex as amended or supplemented from time to time in accordance with this Guaranty.

(b)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)           The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein shall mean payment in immediately available funds.

(d)           The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is

Exhibit H-4

used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

SECTION 2.        GUARANTEE

2.1          Guarantee of Guaranteed Obligations.  Each of the Guarantors hereby, jointly and severally, absolutely, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, to the Agent, for the benefit of the Guaranteed Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by Borrower and each other Guarantor  when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations in accordance with the terms thereof.  Each Guarantor shall be liable under its guarantee set forth in this Section 2.1 for all present and future Guaranteed Obligations, including specifically all future increases in the outstanding amount of the Loans or other Guaranteed Obligations and other future increases in the Guaranteed Obligations, whether or not any such increase is committed, contemplated or provided for by the Loan Documents on the date hereof.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all Guaranteed Obligations (including, without limitation, interest, fees, costs and expenses) that would be owed by Borrower or any other Guarantor on the Guaranteed Obligations but for the fact that they are unenforceable or not allowable due to the existence of a Bankruptcy Proceeding involving such other obligor because it is the intention of the Guarantors and Guaranteed Parties that the Guaranteed Obligations which are guaranteed by the Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower or any other Guarantor of any portion of such Guaranteed Obligations.

2.2          Limitation on Obligations Guaranteed.  (a)  Notwithstanding any other provision hereof, the right of recovery against each Guarantor under Section 2 hereof shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under Section 2 hereof void or voidable under applicable law, including, without limitation, the Uniform Fraudulent Conveyance Act, Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the guaranty set forth herein and the obligations of each Guarantor hereunder.  To effectuate the foregoing, the Agent and the Guarantors hereby irrevocably agree that the Guaranteed Obligations of each Guarantor in respect of the guarantee set forth in Section 2 hereof at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations of such Guarantor with respect thereto hereof not constituting a fraudulent transfer or conveyance after giving full effect to the liability under such guarantee set forth in Section 2 hereof and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor.   For purposes of the foregoing, all guarantees of such Guarantor other than the guarantee under Section 2 hereof will be deemed to be enforceable and payable after the guaranty under Section 2 hereof.   To the fullest extent permitted by applicable law, this Section 2.2(a) shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any Equity Interest in such Guarantor.

(b)           Each Guarantor agrees that Obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of such Guarantor under Section 2.2 (a) without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of any Guaranteed Party hereunder.

2.3          Nature of Guarantee; Continuing Guarantee; Waivers of Defenses Etc.  (a)  Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing guarantee of payment and performance and not merely of collectability.  Each Guarantor waives diligence, presentment, protest, marshaling, demand for payment, notice of dishonor, notice of default and notice of nonpayment to or upon the Borrower or any of the other Guarantors with respect to

Exhibit H-5

the Guaranteed Obligations.  Without limiting the generality of the foregoing, this Guaranty and the obligations of each Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, set-off, defense, counterclaim, discharge or termination for any reason (other than a Discharge of the Guaranteed Obligations).

(b)           Each Guarantor agrees that the Guaranteed Obligations of each Guarantor hereunder are independent of the Guaranteed Obligations of each other Guarantor and of any other guarantee of the Guaranteed Obligations and when making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Guaranteed Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower and any other Guarantor or any other Person or against any collateral security or other guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by any Guaranteed Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower and any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower and any other Guarantor or any other Person or any such collateral security or guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Guaranteed Party against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

(c)           No payment made by the Borrower, any of the other Guarantors, any other guarantor or any other Person or received or collected by any Guaranteed Party from the Borrower and any of the other Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment remain liable for the Guaranteed Obligations until the Discharge of the Guaranteed Obligations.

(d)           Without limiting the generality of the foregoing, each Guarantor agrees that its obligations under and in respect of the guarantee contained in this Section 2.3(d)  and any security interest, if any, securing the Guaranteed Obligations shall not be affected by, and shall remain in full force and effect without regard to, and hereby waives all, rights, claims or defenses that it might otherwise have (now or in the future) with respect to each of the following (whether or not such Guarantor has knowledge thereof):

(i)            the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Guaranteed Obligations or any guarantee or right of offset with respect thereto at any time or from time to time held by any Guaranteed Party;

(ii)           any renewal, extension or acceleration of, or any increase in the amount of the Guaranteed Obligations, or any amendment, supplement, modification or waiver of, or any consent to departure from, the Loan Documents;

(iii)          any failure or omission to assert or enforce or agreement or election not to assert or enforce, delay in enforcement, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under any Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations;

Exhibit H-6

(iv)          any change, reorganization or termination of the corporate structure or existence of Borrower or any other Guarantor or any of their Subsidiaries and any corresponding restructuring of the Guaranteed Obligations;

(v)           any settlement, compromise, release, or discharge of, or acceptance or refusal of any offer of payment or performance with respect to, or any substitutions for, the Guaranteed Obligations or any subordination of the Guaranteed Obligations to any other obligations;

(vi)          the validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or lien, the release of any or all collateral securing, or purporting to secure, the Guaranteed Obligations or any other impairment of such collateral (to the extent of any such liens); and

(vii)         any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower or any other Guarantor for the Guaranteed Obligations, or of such Guarantor under the guarantee contained in this Section 2 or of any security interest granted by any Guarantor, whether in a Bankruptcy Proceeding or in any other instance.

(e)           In addition, each Guarantor further waives any and all other defenses, set- offs or counterclaims (other than a defense of payment or performance in full hereunder) which may at any time be available to or be asserted by it, the Borrower or any other Guarantor or Person against any Guaranteed Party.

2.4          Rights of Reimbursement, Contribution and Subrogation.

In case any payment is made on account of the Guaranteed Obligations by any Guarantor or is received or collected on account of the Guaranteed Obligations from any Guarantor or its property:

(a)           If such payment is made by a Guarantor or from its property in respect of the Guaranteed Obligations of another Guarantor, such Guarantor shall be entitled, subject to and upon (but not before) a Discharge of the Guaranteed Obligations, (A) to demand and enforce reimbursement for the full amount of such payment from such other Guarantor, and (B) to demand and enforce contribution in respect of such payment from each other Guarantor which has not paid its fair share of such payment, as necessary to ensure that (after giving effect to any enforcement of reimbursement rights provided hereby) each Guarantor pays its fair share of the unreimbursed portion of such payment.  For this purpose, the fair share of each Guarantor as to any unreimbursed payment shall be determined based on an equitable apportionment of such unreimbursed payment among all Guarantors (other than the Guarantor whose primary obligations were so guaranteed by the other Guarantors) based on the relative value of their assets and any other equitable considerations deemed appropriate by such Guarantors.  For purposes of the foregoing, all guarantees of such Guarantor other than the guarantee under Section 2 hereof will be deemed to be enforceable and payable after the guaranty under Section 2 hereof.

(b)           If and whenever any right of reimbursement or contribution becomes enforceable by any Guarantor against any other Guarantor whether under Section 2.4(a) or otherwise, such Guarantor shall be entitled, subject to and upon (but not before) a Discharge of the Guaranteed Obligations, to be subrogated (equally and ratably with all other Guarantors entitled to reimbursement or contribution from any other Guarantor as set forth in this Section 2.4) to any security interest (if any) that may then be held by the Agent upon any collateral securing or purporting to secure any of the Guaranteed Obligations.

Exhibit H-7

Any right of subrogation of any Guarantor shall be enforceable solely after a Discharge of the Guaranteed Obligations and solely against the Guarantors, and not against the Guaranteed Parties, and neither the Agent nor any other Guaranteed Party shall have any duty whatsoever to warrant, ensure or protect any such right of subrogation or to obtain, perfect, maintain, hold, enforce or retain any collateral securing or purporting to secure any of the Guaranteed Obligations for any purpose related to any such right of subrogation.  If subrogation is demanded by any Guarantor, then, after Discharge of the Guaranteed Obligations, the Agent shall deliver to the Guarantors making such demand, or to a representative of such Guarantors or of the Guarantors generally, an instrument satisfactory to the Agent transferring, on a quitclaim basis without any recourse, representation, warranty or any other obligation whatsoever, whatever security interest (if any) the Agent then may hold in whatever collateral securing or purporting to secure any of the Guaranteed Obligations that may then exist that was not previously released or disposed of or acquired by the Agent.

(c)           All rights and claims arising under this Section 2.4 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of any Guarantor as to any payment on account of either (x) the Guaranteed Obligations or (y) any other obligation that is secured by any collateral that also secures or purports to secure any of the Guaranteed Obligations, in each case made by it or received or collected from its property shall be fully subordinated to the Guaranteed Obligations in all respects prior to the Discharge of the Guaranteed Obligations.  Until Discharge of the Guaranteed Obligations, no Guarantor may demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim.  If any such payment or distribution is made or becomes available to any Guarantor in any bankruptcy case, receivership, or insolvency or liquidation proceeding, such payment or distribution shall be delivered by the person making such payment or distribution directly to the Agent, for application to the payment of the Guaranteed Obligations.  If any such payment or distribution is received by any Guarantor, it shall be held by such Guarantor in trust, as trustee of an express trust for the benefit of the Guaranteed Parties, and shall forthwith be transferred and delivered by such Guarantor to the Agent, in the exact form received and, if required or reasonably requested by the Agent, duly endorsed.

(d)           The obligations of the Guarantors under this Guaranty and the other Loan Documents, including their liability for the Guaranteed Obligations and the enforceability of the security interests granted thereby, are not contingent upon the validity, legality, enforceability, collectability or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 2.4 or otherwise.  The invalidity, insufficiency, unenforceability or uncollectability of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by any Guaranteed Party against any Guarantor or its property.  The Guaranteed Parties make no representations or warranties in respect of any such right and shall have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.

2.5          Payments.  Each Guarantor hereby guarantees that payments hereunder will be paid to the Agent without set-off or counterclaim in Dollars in immediately available funds at the Administrative Agent’s Office (as defined in the Credit Agreement).

2.6          Reserved.

2.7          Financial Condition of Borrower and other Guarantors.  Any Credit Extension may be made to the Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower or any other Guarantor at the time of any such grant or continuation.  No Guaranteed Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower

Exhibit H-8

or any other Guarantor.  Each Guarantor has adequate means to obtain information from the Borrower and each other Guarantor on a continuing basis concerning the financial condition of the Borrower and each other Guarantor and its ability to perform its obligations under the Loan Documents. Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and each other Guarantor and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Guaranteed Party to disclose any matter, fact or thing relating to the business, operations or condition of the Borrower or any other Guarantor now known or hereafter known by any Guaranteed Party.

2.8          Bankruptcy, Etc..  The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or Bankruptcy Proceeding, voluntary or involuntary, involving the Borrower or any other Guarantor or by any defense which the Borrower or any Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.  To the fullest extent permitted by law, the Guarantors will allow the claim of the Agent in respect of, any interest, fees, costs, expenses or other Guaranteed Obligations accruing or arising after the date on which such case or proceeding is commenced.

2.9          Duration of Guarantee, Discharge of Guarantee Upon Sale of Guarantor.  (a)  Except as provided in Section 2.9(b) below, and subject to Section 2.10 below, the guarantee contained in this Section 2 shall remain in full force and effect until the Discharge of the Guaranteed Obligations.

(b)           Any Guarantor which is a Subsidiary of the Parent (or any of its successors in interest hereunder) ceases to be a Subsidiary of the Parent (including by merger or consolidation) in accordance with the terms and conditions of the Loan Documents, the guaranty of such Guarantor or such successor in interest, as the case may, hereunder shall automatically be discharged and released without any further action by any Guaranteed Party or other Person effective as of the time of such Person ceases to be a Subsidiary of Parent.

2.10        Reinstatement.  If at any time payment of any of the Guaranteed Obligations or any portion thereof is rescinded, disgorged or must otherwise be restored or returned by any Guaranteed Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, or if any Guaranteed Party repays, restores, or returns, in whole or in part, any payment or property previously paid or transferred to the Guaranteed Party in full or partial satisfaction of any Guaranteed Obligation, because the payment or transfer or the incurrence of the obligation so satisfied, is declared to be void, voidable, or otherwise recoverable under any state or federal law (collectively a “Voidable Transfer”), then, as to any such Voidable Transfer, and as to all reasonable and documented out-of-pocket costs, expenses and attorney’s fees of the Guaranteed Party related thereto, the liability of each Guarantor hereunder will automatically and immediately be revived, reinstated, and restored and will exist as though the Voidable Transfer had never been made.

SECTION 3.        REPRESENTATIONS, WARRANTIES AND COVENANTS  OF THE GUARANTORS.

3.1          Representations and Warranties.  Each Guarantor represents and warrants to the Guaranteed Parties on the Closing Date and on the date of each Credit Extension that the representations and warranties set forth in Article 5 of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which is incorporated herein by reference, are true and correct in all material respects (or true and correct with respect to any such representation that

Exhibit H-9

is already qualified by materiality or Material Adverse Effect) on and as of such date (unless such representation and warranty relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (or true and correct with respect to any such representation that is already qualified by materiality or Material Adverse Effect) on such earlier date).

3.2          Covenants.  Each Guarantor covenants and agrees that, at all times while this Guaranty remains in effect, it will perform, comply with and be bound by all of the agreements, covenants and obligations contained in Articles 6 and 7 of the Credit Agreement which are applicable to such Guarantor, and such agreements, covenants and obligations contained in Articles 6 and 7 of the Credit Agreement, together with all related definitions and ancillary provisions, are hereby incorporated into this Agreement by this reference as though specifically set forth in this Section 3.2.

SECTION 4.        [RESERVED]

SECTION 5.        MISCELLANEOUS

5.1          Amendments in Writing.  None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each Guarantor and the Agent in accordance with Section 10.01 of the Credit Agreement.

5.2          Notices.  All notices, requests and demands to or upon the Agent or any Guarantor hereunder shall be effected in the manner provided for in Section 10.02 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address as set forth below each party’s name on the signature pages hereto, or at such other address as may be designated by such party in a written notice to all other parties.

5.3          No Waiver by Course of Conduct; Cumulative Remedies.  No Guaranteed Party shall by any act (except by a written instrument pursuant to Section 5.1 herein), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default, as applicable.  No failure to exercise, nor any delay in exercising, on the part of any Guaranteed Party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by any Guaranteed Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Guaranteed Party would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

5.4          Enforcement Expenses; Indemnification.  (a)  Each Guarantor agrees to pay or reimburse each Guaranteed Party for all its costs and expenses incurred in connection herewith in accordance with Section 10.03 of the Credit Agreement.

(b)           Each Guarantor agrees that the provisions of Section 3.01 of the Credit Agreement are hereby incorporated herein by reference, mutatis mutandis, and each Guaranteed Party shall be entitled to rely on each of them as if they were fully set forth herein.

(c)           The agreements in this Section shall survive repayment of the Guaranteed Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

5.5          Successors and Assigns.  This Guaranty shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Guaranteed Parties and their successors and

Exhibit H-10

assigns; provided that no Guarantor may  assign,  transfer or delegate any of its rights or obligations under this Guaranty  without the prior written consent of the Agent and any such assignment, transfer or delegation without such consent shall be null and void (it being understood that a merger or consolidation permitted by the Credit Agreement will not constitute an assignment, transfer or delegation and does not require the consent of the Agent).

5.6          Set-Off.  Each Guarantor hereby irrevocably authorizes each Guaranteed Party at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such party to or for the credit or the account of such Guarantor, or any part thereof in such amounts as such Guaranteed Party may elect, against and on account of the obligations and liabilities of such Guarantor to such Guaranteed Party hereunder and claims of every nature and description of such Guaranteed Party against such Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as such Guaranteed Party may elect, whether or not any Guaranteed Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured.  Each Guaranteed Party exercising any right of set-off shall notify such Guarantor promptly of any such set-off and the application made by such Guaranteed Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Guaranteed Party under this Section  are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Guaranteed Party may have.

5.7          Counterparts.  This Guaranty may be executed by one or more of the parties to this Guaranty on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Guaranty by facsimile or other electronic transmission (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

5.8          Severability.  Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

5.9          Section Headings.  The section headings and Table of Contents used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken in consideration in the interpretation hereof.

5.10        Integration. Conflict.  This Guaranty and other Loan Documents represents the agreement of the Guarantors, the Agent and the other Guaranteed Parties with respect to the subject matter hereof, and supercedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  There are no promises, undertakings, representations or warranties by the Agent or any other Guaranteed Party relative to the subject matter hereof not expressly set forth or referred to herein.

Exhibit H-11

5.11        Governing Law; Jurisdiction; Etc..

(a)           GOVERNING LAW.  THIS GUARANTY AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

(b)           SUBMISSION TO JURISDICTION.  EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS GUARANTY OR THE TRANSACTIONS, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY SHALL AFFECT ANY RIGHT THAT THE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION;

(c)           WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE CREDIT AGREEMENT. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

5.12        Acknowledgments.  Each Guarantor hereby acknowledges that:

(a)           (i) the arranging and other services regarding the Loan Documents provided by the Guaranteed Parties and the respective Affiliates thereof are arm’s-length commercial transactions between each Guarantor and each of their respective Affiliates, on the one hand, and each Guaranteed Party and each of their respective Affiliates, on the other hand, (ii) each Guarantor has consulted its own

Exhibit H-12

legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby;

(b)           (i) the Guaranteed Parties and each of their respective Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for any Guarantor or any of their respective Affiliates, or any other Person (except as expressly set forth in an any engagement letters between any such Guaranteed Party or any Affiliate thereof and any Guarantor or such Affiliate thereof), and (ii) none of the Guaranteed Parties or any of their respective Affiliates has any obligation to any Guarantor or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein, in the other Loan Documents and in other written agreements between the Guaranteed Parties and their Affiliates, on the one hand, and such Guarantor or any of its Affiliates, on the other hand; and

(c)           each Guaranteed Party and any their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, or conflict with, those of the Guarantors and their respective Affiliates, and none of the Guaranteed Parties nor any of their respective Affiliates has any obligation to disclose any of such interests to any Guarantor or any of their respective Affiliates.  Each Guarantor agrees that nothing in this Guaranty will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Guaranteed Party or any of their respective Affiliates, on the one hand, and each Guarantor, their respective stockholders or their respective affiliates, on the other.

To the fullest extent permitted by law, each Guarantor hereby waives and releases any claims that it may have against each Guaranteed Party and each of their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby (other than any agency or fiduciary duty expressly set forth in an any engagement letter referenced in clause (b)(i)).

5.13        Additional Guarantors.  Each Subsidiary of Parent (other than the Borrower) that becomes a party to this Agreement pursuant to the terms of the Credit Agreement shall become a Guarantor in accordance with the provisions of the Credit Agreement for all purposes of this Agreement upon execution and delivery by such Subsidiary of a Joinder Agreement in the form of Annex 1 hereto.

5.14        Releases.  At such time as there has been a Discharge of the Guaranteed Obligations, this Agreement and all obligations (other than those expressly stated to survive such termination) of the Agent and each Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party.  At the request and sole expense of any Guarantor following any such termination, the Agent shall execute and deliver to such Guarantor such documents as such Guarantor shall reasonably request to evidence such termination.

5.15        WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE

Exhibit H-13

OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[This Space Intentionally Left Blank]

Exhibit H-14

IN WITNESS WHEREOF, each of the undersigned has caused this Guaranty Agreement to be duly executed and delivered as of the date first above written.

GUARANTOR:

GAMING AND LEISURE PROPERTIES, INC.

By:
Name:
Title:

Address for Notices:

Contact Person:
Facsimile No.:
Telephone No.:
Email:

Exhibit H-15

AGENT:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

Address for Notices:

Contact Person:
Facsimile No.:
Telephone No.:
Email:

Exhibit H-16

Annex 1 to
Guaranty Agreement

JOINDER AGREEMENT, dated as of                         ,  20        , made by                                             , a                                corporation (the “Additional Guarantor”), in favor of JPMorgan Chase Bank, N.A., as Agent (in such capacity, the “Agent”) for (i) the banks and other financial institutions and entities (the “Lenders”) parties to the Credit Agreement referred to below, and (ii) the other Guaranteed Parties (as defined in the Guaranty Agreement (as hereinafter defined)).  All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H:

WHEREAS, GLP Financing, LLC, a Pennsylvania limited liability company (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, L/C Issuer and Swingline Lender, each Lender from time to time party thereto have entered into a Credit Agreement, dated as of October 28, 2013 (as amended, amended and restated, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, Gaming and Leisure Properties, Inc., a Pennsylvania corporation [and certain of its Affiliates (other than the Additional Guarantor)](1) [have/has] entered into the Guaranty Agreement, dated as of October 28, 2013 (as amended, supplemented replaced or otherwise modified from time to time, the “Guaranty Agreement”) in favor of the Agent for the benefit of the Guaranteed Parties;

WHEREAS, the Additional Guarantor wishes to become a party to the Guaranty Agreement as permitted by the terms of the Credit Agreement; and

WHEREAS, the Additional Guarantor wishes to execute and deliver this Joinder Agreement in order to become a party to the Guaranty Agreement;

NOW, THEREFORE, IT IS AGREED:

1.             Guaranty Agreement.  By executing and delivering this Joinder Agreement, the Additional Guarantor, as provided in Section 5.14 of the Guaranty Agreement, hereby becomes a party to the Guaranty Agreement as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder.  The Additional Guarantor hereby represents and warrants to the Guaranteed Parties on the date hereof that each of the representations and warranties contained in Article V of the Credit Agreement as they relate to such Additional Guarantor or to the Loan Documents to which such Additional Guarantor is a party is true and correct in all material respects (or true and correct with respect to any such representation that is already qualified by materiality or Material Adverse Effect) on and as the date hereof (after giving effect to this Joinder Agreement) as if made on and as of such date.

(1)  NOTE: Insert if necessary.

Exhibit H-17

2.             GOVERNING LAW.  THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

3.             Successors and Assigns.

This Joinder Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Additional Guarantor may not assign, transfer or delegate any of its rights or obligations under this Assumption Agreement without the prior written consent of the Agent and any such assignment, transfer or delegation without such consent shall be null and void  (it being understood that a merger or consolidation permitted by the Credit Agreement will not constitute an assignment, transfer or delegation).

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR]

By:
Name:

Exhibit H-18

EXHIBIT L

FORM OF

GLP CAPITAL ASSUMPTION AGREEMENT

This GLP CAPITAL ASSUMPTION AGREEMENT, dated as of [                      ], 2013 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is made by GLP CAPITAL, L.P., a Pennsylvania limited partnership (the “Successor Borrower”) (successor by merger to GLP FINANCING, LLC), and GAMING AND LEISURE PROPERTIES, INC., a Pennsylvania corporation (“GLPI” and, together with the Successor Borrower, the “GLP Parties”), in favor of JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity and together with its successors and assigns in such capacity, the “Administrative Agent”) under the Credit Agreement referred to below.

WHEREAS, reference is made to that certain Credit Agreement, dated as of October 28, 2013 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Credit Agreement), by and among GLP Financing, LLC (the “Initial Borrower”), each lender from time to time party thereto, the Administrative Agent and the other parties party thereto;

WHEREAS, reference is made to that certain Guaranty Agreement, dated as of October 28, 2013 (the “Guaranty”), by GLPI and certain of its subsidiaries from time to time party thereto in favor of the Administrative Agent;

WHEREAS, effective as of [                      ], 2013, the Initial Borrower merged with and into the Successor Borrower, with the Successor Borrower as the surviving entity (the “Merger”) and, as a result of which, the Successor Borrower succeeded to all of the rights and obligations of the Initial Borrower by operation of law, including such rights and obligations of the Initial Borrower as “Borrower” under the Credit Agreement and each of the other Loan Documents;

WHEREAS, Section 7.03 of the Credit Agreement requires the Successor Borrower and GLPI to execute and deliver this Agreement substantially simultaneously with the consummation of the Merger; and

WHEREAS, the Successor Borrower desires to assume all of the Initial Borrower’s obligations as “Borrower” under, the Loan Documents, and GLPI desires to reaffirm its obligations under the Guaranty.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
ASSUMPTION AND REAFFIRMATION

Section 1.01          Assumption. The Successor Borrower hereby unconditionally assumes and agrees to become bound by all of the Initial Borrower’s liabilities, obligations, covenants and agreements under the Credit Agreement and the other Loan Documents and agrees to perform all liabilities, obligations, covenants and agreements of the Initial Borrower under the Credit Agreement and the other Loan Documents as if the Successor Borrower was originally “Borrower” in respect thereof.

Section 1.02          Reaffirmation.  GLPI hereby (a) consents to the Merger and the transactions contemplated thereby and (b) confirms its respective indebtedness, guarantees and other obligations, as

Exhibit L-1

applicable, under and subject to the terms of each of the Loan Documents to which it is party (including the Guaranty), and agrees that, notwithstanding the Merger, such indebtedness, guarantees and other obligations, and the terms of each of the Loan Documents to which it is a party, are not impaired or affected in any manner whatsoever and shall continue to be in full force and effect.

Section 1.03          In furtherance, and without limiting the generality, of the foregoing:

(a)           for purposes of the Credit Agreement, the Guaranty and the other Loan Documents, from and after the date hereof, all references therein to “Borrower” shall mean and refer to GLP Capital, L.P.; and

(b)           the Successor Borrower hereby confirms that it is the “Borrower” under the Credit Agreement.

ARTICLE II.
MISCELLANEOUS

Section 2.01          Loan Document.  This Agreement is a Loan Document under the Credit Agreement, and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

Section 2.02          Effectiveness; Counterparts.  This Agreement shall become effective on the date when copies hereof (which, when taken together, bear the signatures of each of the GLP Parties set forth on the signature pages hereto) have been received by the Administrative Agent (or its counsel).  This Agreement may not be amended nor may any provision hereof be waived except pursuant to a writing signed by each of the parties hereto.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 2.03          No Novation.  This Agreement shall not extinguish the obligations for the payment of money outstanding under any Loan Document.  Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Loan Documents or instruments securing the same, which shall remain in full force and effect.  Nothing in this Agreement shall be construed as a release or other discharge of the Successor Borrower or GLPI under any Loan Document from any of its obligations and liabilities under the Loan Documents.

Section 2.04          GOVERNING LAW.  THIS AGREEMENT AND ANY CLAIMS, CONTROVERSIES, DISPUTES, OR CAUSES OF ACTION (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) BASED UPON OR RELATING TO THIS AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

Section 2.05          No Amendments.  No amendments to any Loan Document are intended hereby other than the assumption of the obligations of the Initial Borrower under the Loan Documents by GLP Capital, L.P..

Section 2.06          Administrative Agent.  In entering into this Agreement, the Administrative Agent will be entitled to all of the rights, benefits, protections, immunities and indemnities of the Administrative Agent set forth in the Credit Agreement.

Exhibit L-2

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

Exhibit L-3

IN WITNESS WHEREOF, each GLP Party and the Administrative Agent have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GLP CAPITAL, L.P.,	GAMING AND LEISURE PROPERTIES, INC.,
a Pennsylvania limited partnership	a Pennsylvania corporation

By: Gaming and Leisure Properties, Inc.
its general partner	By:
Name:
Title:
By:
Name:
Title:

Exhibit L-4

AGREED AND ACCEPTED:

JPMORGAN CHASE BANK, N.A., as the Administrative

By:
Name:
Title:

Exhibit L-5